Filed Pursuant to Rule 424(b)(3)

Registration No. 333-198438

40,656,836 Shares

PERSHING GOLD CORPORATION

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 40,656,836 shares of our common stock, par value $0.0001 per share, which includes (i) 29,040,614 shares issued to the selling stockholders and (ii) 11,616,222 shares issuable upon exercise of the warrants issued to the selling stockholders.  The shares offered hereby were issued to the selling stockholders in connection a private placement (the “Private Placement”) completed in July 2014.  In the Private Placement we issued 40,656,836 units to certain accredited investors, with each unit consisting of one common share and a warrant to purchase 0.40 common shares at an exercise price of $0.45 per share.

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated, see the section entitled “Plan of Distribution” beginning on page 53 of this prospectus.  We will not receive any proceeds from the sale of these shares by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on the regulated quotation service of the OTC Markets’ OTCQB under the symbol “PGLC”. On August 29, 2014, the last reported sale price of our common stock as reported on the OTCQB was $0.32 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 24, 2014

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and our historical financial statements and related notes included elsewhere in this prospectus. As used in this prospectus, unless otherwise specified, references to the “Company,” “we,” “our” and “us” refer to Pershing Gold Corporation and, unless otherwise specified, its subsidiaries.

Overview

We are a gold and precious metals exploration company pursuing exploration and development opportunities primarily in Nevada. We are currently focused on exploration at our Relief Canyon properties in Pershing County in northwestern Nevada. None of our properties contain proven and probable reserves, and all of our activities on all of our properties are exploratory in nature.

We reported a net loss of approximately $14.1 million for the year ended December 31, 2013 and a net loss of approximately $74.8 million for the period from September 11, 2011 (inception) to December 31, 2013.  We reported a net loss of approximately $3.8 million for the quarter ended June 30, 2014 and a net loss of approximately $7.0 million for the six months ended June 30, 2014.  We expect to incur significant losses into the foreseeable future and our monthly “burn rate” for general and administrative costs (including all employee salaries, public company expenses, consultants, and land holdings costs) is approximately $575,000. Our monthly burn rate for all costs during 2013 was approximately $800,000 (including $535,000 for general and administrative costs and $265,000 for exploration activities).  We expect, based on our current preliminary budget, our monthly burn rate for all costs in 2014 to be approximately $800,000 (including approximately $575,000 for general and administrative costs and $225,000 for exploration, permitting, and plant recommissioning), which may increase as our plans develop. We expect to require additional external funding to fund operations and exploration as early as the third quarter of 2015.

Business Strategy

Our business strategy is to acquire and advance precious metals exploration properties. We seek properties with known mineralization that are in an advanced stage of exploration and have previously undergone some drilling but are under-explored, which we believe we can advance quickly to increase value.  We are currently focused on exploration of the Relief Canyon properties, recommissioning the Relief Canyon gold processing facility and, if economically feasible, commencing mining at the Relief Canyon Mine.

Relief Canyon Mine Property

We acquired the former Relief Canyon Mine property in August 2011.  The property then consisted of approximately 1,100 acres of unpatented mining claims and millsites and included three open-pit mines and a processing plant that could be used to process material from the Relief Canyon Mine or from other mining operations. We refer to this property as the Relief Canyon Mine property.  We significantly expanded our Relief Canyon property position in 2012 with the acquisition of approximately 23,000 additional acres of unpatented mining claims and leased and subleased lands around the Relief Canyon Mine and south of the Mine.  We refer to the properties acquired in 2012 as the “Relief Canyon expansion properties”, and to the Relief Canyon Mine property and Relief Canyon expansion properties collectively as the “Relief Canyon properties”.  Our Relief Canyon properties total approximately 25,000 acres and are comprised of approximately 940 owned unpatented mining claims, 120 owned millsite claims, 170 leased unpatented mining claims, and leased and subleased private lands.

We conducted an exploration drilling program on the Relief Canyon Mine property in 2011 and 2012, which expanded the Relief Canyon Mine deposit. In January 2013 we reported 32,541,000 tons of mineralized material at an average grade of 0.017 ounces of gold per ton and a cut-off grade of 0.0046 ounces of gold per ton. In the third quarter of 2013, we began a new drilling program on land adjacent to the current deposit. In 2013, we drilled a total of 42 holes for approximately 28,500 feet which consisted of 32 holes, for approximately 22,000 feet, for the purpose of extending and upgrading the current deposit and 10 holes, for approximately 6,500 feet, for the purpose of metallurgical characterization and groundwater studies.  We spent approximately $3.1 million on exploration activities at the Relief Canyon Mine property in 2013. As of August 29, 2014, we have drilled a total of 59 drill holes comprising approximately 34,000 feet at the Relief Canyon Mine property.  In 2014 we expect to continue exploration efforts to expand the Relief Canyon deposit.  Our estimate of 2014 exploration costs on the Relief Canyon Mine property is approximately $1.9 million.

The reopening of the Relief Canyon Mine is dependent on determining that the operation is economically feasible, obtaining sufficient external funding, obtaining permits and permit amendments, and further expanding the deposit above the water table through our exploration efforts. Our current target is to commence gold production in the second half of 2015 from newly mined material, gold-bearing materials stockpiled in the pits and on the dumps. Additional permitting would be needed to mine the deposit below the water table. There is no assurance that we will produce gold in 2015 or at all.

During 2014, we plan to focus primarily on development of an economically feasible mining and processing plan, securing the necessary permits and amendments to our permits to commence production and on additional exploration drilling at the Relief Canyon Mine property.  Our preliminary estimate of the costs for these activities for 2014, not including general and administrative costs, is approximately $2.4 million. If we do not obtain adequate external financing beginning in the third quarter of 2015, we would be required to curtail our planned exploration and delay or cancel the planned commencement of mining at Relief Canyon Mine.

In addition we are planning to recommission the gold processing facility and ancillary support facilities on the Relief Canyon Mine site, which are currently in a care and maintenance status. Our preliminary estimate of recommissioning costs in 2014 is approximately $400,000. We expect the cost to recommission the facility will total approximately $3.4 million, and our target is to complete recommissioning in the first half of 2015.  If we do not obtain adequate external financing, we would be unable to complete recommissioning in 2015.

Other Exploration

We are conducting generative exploration on the Relief Canyon expansion properties. In 2012, we generated targets through surface sampling, mapping, and geophysics at three specific projects in our Relief Canyon expansion properties: Pershing Pass, Pershing Packard, and South Relief.  Based on this work, we drilled four holes in 2012 comprising approximately 3,000 feet and performed soil sampling, and geochemical and geophysical testing to identify new drill-ready targets for approximately $0.5 million. In 2013 we continued reconnaissance-level and detailed mapping, soil and rock-chip sampling, and geophysical surveys to generate targets for future exploration at an approximate cost of $0.1 million. We do not intend to focus on continuing exploration in the Relief Canyon expansion properties in 2014 as we expect to focus our expenditures on Relief Canyon Mine.

Because the Relief Canyon expansion properties are at an early stage of exploration, it would take at least several years to perform sufficient exploration drilling to determine whether these properties contain mineable reserves that could be put into production in the future. Exploration costs in future years may increase or decrease depending on results and available funding.  However, because the Relief Canyon properties have a lower priority than expenditures on the Relief Canyon Mine property, if we do not receive adequate funding, we would reduce, postpone or cancel expenditures at our Relief Canyon expansion properties before reducing, postponing or cancelling exploration activity at the Relief Canyon Mine property.

We intend to continue to acquire additional mineral targets in Nevada and elsewhere in locations where we believe we have the potential to quickly expand and advance known mineralization and the potential to discover new deposits. We will require external funding to pursue our exploration programs. There is no assurance we will be able to raise capital on acceptable terms or at all.

If, through our exploration program, we discover an area that may be able to be profitably mined for gold, we would focus most of our activities on determining whether that is feasible, including further delineation of the location, size and economic feasibility of a potential orebody. If our efforts are successful, we anticipate that we would seek additional capital through debt or equity financing to fund further development, or that we would sell or lease the rights to mine to a third party or enter into joint venture, royalty financing, or other arrangements. There is no assurance that we could obtain additional capital or a willing third party.

Listing on a National Exchange

We intend to list our common stock on a U.S. national securities exchange such as the NYSE MKT or The NASDAQ Stock Market, and to do so, we must fulfill certain listing requirements including a minimum stock price for our common stock.  At our Annual and Special Meeting of the Stockholders held on December 16, 2013, we received stockholder approval to effect a reverse stock split of the outstanding shares of our common stock at an exchange ratio of not less than 1-for-2 and no more than 1-for-25.  We expect that a reverse stock split would initially result in an increase in the price per share of our common stock and substantially reduce the risk that a U.S. national securities exchange would decline to list our common stock on the basis of failure to meet the exchange’s minimum stock price. No assurances can be given that, even if we satisfy this listing requirement, our listing on a U.S. national securities exchange will be approved, or that, if our common stock is listed on a U.S. national securities exchange, we will be able to satisfy the maintenance requirements for continued listing.  In addition to the reverse stock split, our stockholders approved our proposal to reduce the number of our shares of authorized common stock to a lower number between 100,000,000 and 250,000,000 shares in connection with the reverse stock split.

Financial Results

We reported a net loss of approximately $14.1 million for the year ended December 31, 2013 and a net loss of approximately $74.8 million for the period from September 11, 2011 (inception) to December 31, 2013.  We reported a net loss of approximately $3.8 million for the quarter ended June 30, 2014 and a net loss of approximately $7.0 million for the six months ended June 30, 2014. We expect to incur significant losses into the foreseeable future and our monthly “burn rate” for general and administrative costs (including all employee salaries, public company expenses and consultants) is approximately $575,000. Our monthly burn rate for all costs during 2013 was approximately $800,000 (including $535,000 for general and administrative costs and $265,000 for exploration activities).  In August 2013 we completed a private placement of Series E Convertible Preferred Stock and warrants for a total of approximately $11.1 million in gross proceeds, and in July 2014 we completed private placements of our common stock and warrants for a total of approximately $12.2 million in gross proceeds. Based on our current plans, we expect to require additional external funding to fund operations and exploration as early as the third quarter of 2015.  If we are unable to raise external funding, and eventually generate significant revenues from our claims and properties, we will not be able to earn profits or continue operations. We have no production history upon which to base any assumption as to the likelihood that we will prove successful, and it is uncertain that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Corporate Information

We were incorporated in Nevada on August 2, 2007 under the name “Excel Global, Inc.” and operated as a web-based service provider and consulting company. On September 27, 2010, we changed our name to “The Empire Sports & Entertainment Holdings Co.” and commenced the promotion and production of sports and entertainment events as our sole line of business which we operated until September 1, 2011 when we exited the sports and entertainment business. We began acquiring mining exploration properties in May 2011, and on May 16, 2011, we changed our name to “Sagebrush Gold Ltd.” and on February 27, 2012 to “Pershing Gold Corporation” due to our focus on exploration for gold in Pershing County, Nevada.

Our principal executive offices are located at 1658 Cole Boulevard, Building 6-Suite 210, Lakewood, CO 80401 and our telephone number is 720-974-7254.

THE OFFERING

Common stock offered by the selling stockholders:

40,656,836 shares of common stock, consisting of (i) 29,040,614 shares issued to the selling stockholders in the Private Placement and (ii) 11,616,222 shares issuable upon exercise of the warrants issued to the selling stockholders in the Private Placement.

Common stock assumed outstanding on August 29, 2014:	316,681,754 (1)
Common stock outstanding after this offering:	316,681,754 (1)
Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.
OTC Bulletin Board symbol:	PGLC.OB
Risk factors:

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)               The number of outstanding shares before and after the offering excludes the following shares of common stock which are not being offered by this prospectus:

•                  28,275,000 shares of common stock issuable upon conversion of the Series E Convertible Preferred Stock;

•                  32,900,000 shares of common stock issuable upon the exercise of outstanding options; and

•                  38,054,543 shares of common stock issuable upon the exercise of outstanding warrants.

FORWARD LOOKING STATEMENTS

Some information contained in or incorporated by reference into this registration statement on Form S-1 may contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements include statements relating to our plans, expectations and the timing and budget for exploration and monetization of our Relief Canyon properties, our expected cash needs, and statements concerning our financial condition, operating strategies and operating and legal risks.

We use the words “anticipate,” “continue,” “likely,” “estimate,” “expect,” “may,” “could,” “will,” “project,” “should,” “believe” and similar expressions to identify forward-looking statements. Statements that contain these words discuss our future expectations and plans, including expectations and plans for production from the Relief Canyon, related permitting and exploration activities, expenditures or other matters, or state other forward-looking information. Although we believe the expectations and assumptions reflected in those forward-looking statements are reasonable, we cannot assure you that these expectations and assumptions will prove to be correct. Our actual results could differ materially from those expressed or implied in these forward-looking statements as a result of various factors described in this registration statement on Form S-1, including:

•                                          Risks relating to the 2014 exploration efforts to expand the Relief Canyon deposit, recommissioning of the gold processing facility on the Relief Canyon Mine site, determining the feasibility and economic viability of commencing mining and recommissioning the gold processing facility, our ability to fund future exploration efforts costs or purchase additional equipment, and our ability to obtain or amend the necessary permits, consents, or authorizations needed to advance expansion of the deposit or recommissioning of the gold processing facility;

•                                          Risk relating to our target of commencing gold production in the second half of 2015, including the feasibility and economic viability of commencing gold production in 2015, our ability to develop an economically feasible operating plan, our ability to obtain sufficient external funding, and our ability to obtain the necessary permits and permit amendments.

•                                          Risks related to the Relief Canyon properties other than the Relief Canyon Mine, including our ability to advance gold exploration, discover any deposits of gold of other minerals which can be mined at a profit, maintain our unpatented mining claims and millsites, or commence mining to obtain and maintain any necessary permits, consents, or authorizations needed to continue exploration, and raise the necessary capital to finance exploration and potential expansion;

•                                          Our ability to acquire additional mineral targets;

•                                          Our ability to obtain additional external funding;

•                                          Our ability to achieve any meaningful revenue;

•                                          Our ability to engage or retain geologists, engineers, consultants and other key management and mining personnel necessary to successfully operate and grow our business;

•                                          The volatility of the market price of our common stock or our intention not to pay any cash dividends in the foreseeable future;

•                                          Changes in any federal, state or local laws and regulations or possible challenges by third parties or contests by the federal government that increase costs of operation or limit our ability to explore on certain portions of our property;

•                                          Economic and political events affecting the market prices for gold and other minerals which may be found on our exploration properties; and

•                                          The factors set forth under “Risk Factors” beginning on page 6 of this registration statement on Form S-1.

Many of these factors are beyond our ability to control or predict. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risk and uncertainties. You should not unduly rely on any of our forward-looking statements. These statements speak only as of the date of this registration statement on Form S-1. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this registration statement on Form S-1.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

Risks Relating to Our Business

We have no proven or probable reserves on our properties and we do not know if our properties contain any gold or other minerals that can be mined at a profit.

The properties on which we have the right to explore for gold and other minerals are not known to have any deposits of gold or other minerals that can be mined at a profit. Whether a gold or other mineral deposit can be mined at a profit depends upon many factors. Some but not all of these factors include: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; operating costs and capital expenditures required to start mining a deposit; the availability and cost of financing; the price of the gold or other minerals which is highly volatile and cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection. We are also obligated to pay production royalties on certain of our mineral production, as described above under “Business and Properties,” which would increase our costs of production and could make our ability to operate profitably more difficult.

We are an exploration stage company and have only recently commenced exploration activities on our claims. We reported a net loss for the six months ended June 30, 2014 and the year ended December 31, 2013, and expect to incur operating losses for the foreseeable future.

Our evaluation of our Relief Canyon Mine property is primarily based on historical production data and on new exploration data that we have developed since 2011, supplemented by historical exploration data. Our plans for recommencing mining and processing activities at the Relief Canyon Mine property are in their early stages and preliminary, as are our exploration programs on the Relief Canyon expansion properties. Accordingly, we are not yet in a position to estimate expected amounts of minerals, yields or values or evaluate the likelihood that our business will be successful. We have not earned any revenues from mining operations. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties and commencement of mining activities that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, costs and expenses that may exceed current estimates and the requirement for external funding to continue our business. Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We reported a net loss of approximately $14.1 million for the year ended December 31, 2013 and a net loss of approximately $74.8 million for the period from September 11, 2011 (inception) to December 31, 2013. We reported a net loss of approximately $3.8 million for the quarter ended June 30, 2014 and a net loss of approximately $7.0 million for the six months ended June 30, 2014.  We expect to incur significant losses into the foreseeable future and our monthly “burn rate” for general and administrative costs (including all employee salaries, public company expenses, consultants, and land holdings costs) is approximately

$575,000. Our monthly burn rate for all costs during 2013 was approximately $800,000 (including $535,000 for general and administrative costs and $265,000 for exploration activities).  We expect, based on our current preliminary budget, our monthly burn rate for all costs in 2014 to be approximately $800,000 (including approximately $575,000 for general and administrative costs and $225,000 for exploration, permitting, and plant recommissioning), which may increase as our plans develop. We expect to require additional external funding to fund operations and exploration by the third quarter of 2015.  If we are unable to raise external funding, and eventually generate significant revenues from our claims and properties, we will not be able to earn profits or continue operations. We have no production history upon which to base any assumption as to the likelihood that we will prove successful, and it is uncertain that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Exploring for gold and other minerals is inherently speculative, involves substantial expenditures, and is frequently non-productive.

Mineral exploration (currently our only business), and gold exploration in particular, is a business that by its nature is very speculative. There is a strong possibility that we will not discover gold or any other minerals that can be mined or extracted at a profit. Even if we do discover gold or other deposits, the deposit may not be of the quality or size necessary for us or a potential purchaser of the property to make a profit from actually mining and processing it. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected geological conditions, fires, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are just some of the many risks involved in mineral exploration programs and the subsequent development of gold deposits.

The mining industry is capital intensive and we may be unable to raise necessary funding.

We have spent approximately $9.6 million to operate and explore during the year ended December 31, 2013. Our estimated total cost for 2014 for exploration, permitting, landholding, facilities recommissioning and for general and administrative costs is approximately $9.7 million. We expect to require additional financing to fund operations and exploration by the third quarter of 2015.  We may be unable to secure additional financing on terms acceptable to us, or at all. Our inability to raise additional funds on a timely basis could prevent us from achieving our business objectives and would have a negative impact on our business, financial condition, results of operations and the value of our securities. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership of existing stockholders may be diluted and the securities that we may issue in the future may have rights, preferences or privileges senior to those of the current holders of our common stock. Such securities may also be issued at a discount to the market price of our common stock, resulting in possible further dilution to the book value per share of common stock. If we raise additional funds by issuing debt, we could be subject to debt covenants that could place limitations on our operations and financial flexibility.

Unanticipated problems or delays in recommissioning our gold processing facility may negatively affect our operations.

If our processing facility recommissioning plans are threatened or delayed because we are unable to finance them or for other reasons, our business may experience a substantial setback. Prolonged problems may fatally threaten the commercial viability of our business plan. Moreover, the occurrence of significant unforeseen conditions or events in connection with the processing facility may require us to re-examine the thoroughness of our due diligence and planning processes. Any change to management’s evaluation of the viability of the project could have a material adverse effect on our business, consolidated financial condition or results of operations.

Projected recommissioning and financing costs for the processing facility may also increase to a level that would make these facilities too expensive to recommission or unprofitable to operate. Currently we expect the total cost to recommission the facility will be approximately $3.4 million. Contractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other companies and, therefore, we may not be able to secure their services or products on a timely basis or on acceptable financial terms. We may suffer significant delays or cost overruns as a result of a variety of factors, such as increases in the prices or materials, permitting delays, shortages of workers or materials, transportation constraints, adverse weather, equipment failures, fires, damage to or destruction of property and equipment, environmental damage, unforeseen difficulties or labor issues, any of which could delay or prevent us from commencing operations. Any of these factors could have a material adverse effect on our business, consolidated financial conditions or results of operations.

We are a junior exploration company with no mining activities and we may never have any mining activities in the future.

Our primary business is exploring for gold and, to a lesser extent, other minerals. If we discover commercially exploitable gold or other deposits, we will not be able to make any money from mining activities unless the gold or other deposits are actually mined, or we sell our interest. Accordingly, we will need to seek additional capital through debt or equity financing, find some other entity to mine our properties or operate our facilities on our behalf, enter into joint venture or other arrangements with a third party, or sell or lease the property or rights to mine to third parties. Mine development projects typically require a number of years and significant expenditures during the development phase before production is possible. Such projects could experience unexpected problems and delays during development, construction and mine start up. Mining operations in the United States are subject to many different federal, state and local laws and regulations, including stringent environmental, health and safety laws. If and when we assume operational responsibility for mining on our properties, it is possible that we will be unable to comply with current or future laws and regulations, which can change at any time. It is possible that changes to these laws will be adverse to any potential mining operations. Moreover, compliance with such laws may cause substantial delays and require capital outlays in excess of those anticipated, adversely affecting any potential mining operations. Our future mining operations, if any, may also be subject to liability for pollution or other environmental damage. It is possible that we will choose to not be insured against this risk because of high insurance costs or other reasons.

We have a short operating history, have only lost money and may never achieve any meaningful revenue.

We acquired all of our property interests since August 2011. Our operating history consists of our exploration activities. We have no income-producing activities from mining or exploration. We have already lost money because of the expenses we have incurred in acquiring the rights to explore on our property and conducting our exploration activities. Exploring for gold and other minerals or resources is an inherently speculative activity and there is no assurance we will be able to develop an economically feasible operating plan for Relief Canyon Mine. There is a strong possibility that we will not find any other commercially exploitable gold or other deposits on our property. Because we are an exploration company, we may never achieve any meaningful revenue.

We must make annual lease payments, advance royalty and royalty payments and claim maintenance payments or we will lose our rights to our property.

We are required under the terms of the leases covering some of our property interests to make annual lease payments starting in 2014 and advance royalty and royalty payments each year. We are also required to make annual claim maintenance payments to the U.S. Bureau of Land Management (“BLM”) and pay a fee to Pershing County in order to maintain our rights to explore and, if warranted, to develop our unpatented mining claims. If we fail to meet these obligations, we will lose the right to explore for gold and other minerals on our property. Our total annual property maintenance costs payable to the BLM for all of the unpatented mining claims and millsites in the Relief Canyon area in 2013 were approximately $175,000, and we expect our annual maintenance costs to be approximately $185,000 in 2014. Our lease payments, advance royalty and royalty payments and claim maintenance payments are described above under “Business and Properties”.

Our business is subject to extensive environmental regulations that may make exploring, mining or related activities prohibitively expensive, and which may change at any time.

All of our operations are subject to extensive environmental regulations that can substantially delay exploration and make exploration expensive or prohibit it altogether. We may be subject to potential liabilities associated with the pollution of the environment and the disposal of waste products that may occur as the result of exploring and other related activities on our properties, including our plan to process gold at our processing facility. We may have to pay to remedy environmental pollution, which may reduce the amount of money that we have available to use for exploration or other activities, and adversely affect our financial position. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or to enter into interim compliance measures pending the completion of the required remedy. If a decision is made to mine our properties and we retain any operational responsibility for doing so, our potential exposure for remediation may be significant, and this may have a material adverse effect upon our business and financial position. We have not purchased insurance for potential environmental risks (including potential liability for pollution or other hazards associated with the disposal of waste products from our exploration activities) and such insurance may not be available to us on reasonable terms or at a reasonable price. All of our exploration and, if warranted, development activities may be subject to regulation under one or more local, state and federal environmental impact analyses and public review processes. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have significant impact on some portion of our business, which may require our business to be economically re-evaluated from time to time. These risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capability. Inasmuch as posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, increases in bonding requirements could prevent operations even if we are in full compliance with all substantive environmental laws. We have been required to post a substantial bond under various laws relating to mining and the environment and may in the future be required to post a larger bond to pursue additional activities. For example, we must provide BLM and the Nevada Division of Environmental Protection Bureau of Mining Regulation and Reclamation (“NDEP”) additional financial assurance (reclamation bonds) to guarantee reclamation of any new surface disturbance required for drill roads, drill sites, or mine expansion. We have provided BLM and NDEP a reclamation bond in the amount of approximately $5.0 million.  Approximately $4.7 of our reclamation bond covers both exploration and mining at the Relief Canyon Mine property, including the three open-pit mines and associated waste rock disposal areas, the mineral processing facilities, ancillary facilities, and the exploration roads and drill pads. The remaining $300,000 of financial assurance can be used to satisfy, or partially satisfy, future bonding requirements for exploration or mining. Our preliminary estimate of the likely amount of additional financial assurance for future exploration is approximately $75,000, although we expect periodic increases due to effects of inflation. Our preliminary estimate of the likely amount of additional financial assurance to recommence mining operations is $600,000, which may increase as our mining plans are finalized and reviewed by the applicable agencies. Consequently, we will be required to provide additional financial assurance beyond the current $5.0 million bond.

The government licenses and permits which we need to explore on our property may take too long to acquire or cost too much to enable us to proceed with exploration. In the event that we conclude that the Relief Canyon Mine deposit can be profitably mined, or discover other commercially exploitable deposits, we may face substantial delays and costs associated with securing the additional government licenses and permits that could preclude our ability to develop the mine. For example, we seek to amend the permits for our existing gold processing facility, which may be delayed.

Exploration activities usually require the granting of permits from various governmental agencies. For example, exploration drilling on unpatented mining claims requires a permit to be obtained from the United States Bureau of Land Management, which may take several months or longer to grant the requested permit. Depending on the size, location and scope of the exploration program, additional permits may also be required before exploration activities can be undertaken. Prehistoric or Indian graves, threatened or endangered species, archeological sites or the possibility thereof, difficult access, excessive dust and important nearby water resources may all result in the need for additional permits before exploration activities can commence.

In addition, we plan to seek amendments to our permits for our Relief Canyon gold processing facility to add a gold recovery (stripping) system to the facility. If we conclude that the Relief Canyon deposit can be profitably mined, we would seek amendments to the BLM Plan of Operations and the NDEP Reclamation permit to increase the size of the Relief Canyon open pit-mines and waste rock storage areas. If the minable material exceeds 21 million tons, the current capacity of the leach pad, we would also need to seek an amendment of the processing facility to expand the capacity of the leach pad and ponds to accommodate additional material. If there are delays in obtaining the permit to add the gold recovery system, we would sell gold-loaded carbon to another facility that would recover/strip the gold. We estimate the annual cost of holding these permits will be approximately $35,000, and the cost to amend these permits to authorize future mining will be approximately $720,000, which is based on preliminary estimates and may increase as our mining plans are finalized. As with all permitting processes, there is substantial uncertainty about when and if the permits will be issued. There is the risk that unexpected delays and excessive costs may be experienced in obtaining required permits. The needed permits may not be granted, could be challenged by third parties that could result in protracted litigation that could cause substantial delays, or may be granted in an unacceptable timeframe or cost too much. Additionally, proposed mineral exploration and mining projects can become controversial and be opposed by nearby landowners and communities, which can substantially delay and interfere with the permitting process. Delays in or inability to obtain necessary permits would result in unanticipated costs, which may result in serious adverse effects upon our business.

The value of our property and any other deposits we may seek or locate is subject to volatility in the price of gold.

Our ability to obtain additional and continuing funding, and our profitability if and when we commence mining or sell our rights to mine, will be significantly affected by changes in the market price of gold and other mineral deposits. Gold and other minerals prices fluctuate widely and are affected by numerous factors, all of which are beyond our control. The price of gold may be influenced by:

•                  fluctuation in the supply of, demand and market price for gold;

•                  mining activities of our competitors;

•                  sale or purchase of gold by central banks and for investment purposes by individuals and financial institutions;

•                  interest rates;

•                  currency exchange rates;

•                  inflation or deflation;

•                  fluctuation in the value of the United States dollar and other currencies;

•                  global and regional supply and demand, including investment, industrial and jewelry demand; and

•                  political and economic conditions of major gold or other mineral-producing countries.

The price of gold and other minerals have fluctuated widely in recent years, and a decline in the price of gold or other minerals could cause a significant decrease in the value of our property, limit our ability to raise money, and render continued exploration and development of our property impracticable. If that happens, then we could lose our rights to our property or be compelled to sell some or all of these rights. Additionally, the future development of our mining properties beyond the exploration stage is heavily dependent upon gold prices remaining sufficiently high to make the development of our property economically viable.

Our property title may be challenged. We are not insured against any challenges, impairments or defects to our mining claims or title to our other properties.

Our property is comprised primarily of unpatented lode mining claims and millsites located and maintained in accordance with the federal General Mining Law of 1872. Unpatented lode mining claims and millsites are unique U.S. property interests and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims and millsites is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations with which the owner of an unpatented mining claim or millsite must comply in order to locate and maintain a valid claim. Moreover, if we discover mineralization that is close to the claim boundaries, it is possible that some or all of the mineralization may occur outside the boundaries on lands that we do not control. In such a case we would not have the right to extract those minerals. We do not have title reports or opinions covering all of our Relief Canyon properties. The uncertainty resulting from not having title opinions for all of our Relief Canyon properties or having detailed claim surveys on all of our properties leaves us exposed to potential title defects. Defending challenges to our property title would be costly, and may divert funds that could otherwise be used for exploration activities and other purposes.

In addition, unpatented lode mining claims and millsites are always subject to possible challenges by third parties or contests by the federal government, which, if successful, may prevent us from exploiting any discovery of commercially extractable gold. Challenges to our title may increase our costs of operation or limit our ability to explore on certain portions of our property. We are not insured against challenges, impairments or defects to our property title.

Possible amendments to the General Mining Law could make it more difficult or impossible for us to execute our business plan.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law, as well as legislation that would make comprehensive changes to the law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If adopted, such legislation, if it includes concepts that have been part of previous legislative proposals, could, among other things, (i) adopt the limitation on the number of millsites that a claimant may use, discussed below, (ii) impose time limits on the effectiveness of plans of operation that may not coincide with mine life, (iii) impose more stringent environmental compliance and reclamation requirements on activities on unpatented mining claims and millsites, (iv) establish a mechanism that would allow states, localities and Native American tribes to petition for the withdrawal of identified tracts of federal land from the operation of the General Mining Law, (v) allow for administrative determinations that mining would not be allowed in situations where undue degradation of the federal lands in question could not be prevented, and (vi) impose royalties on gold and other mineral production from unpatented mining claims or impose fees on production from patented mining claims. Further, it could have an adverse impact on earnings from our operations, could reduce estimates of any reserves we may establish and could curtail our future exploration and development activity on our unpatented claims.

Our ability to conduct exploration, development, mining and related activities may also be impacted by administrative actions taken by federal agencies. With respect to unpatented millsites, for example, the ability to use millsites and their validity has been subject to greater uncertainty since 1997. In November of 1997, the Secretary of the Interior (appointed by President Clinton) approved a Solicitor’s Opinion that concluded that the General Mining Law imposed a limitation that only a single five-acre millsite may be claimed or used in connection with each associated and valid unpatented or patented lode mining claim. Subsequently, however, on November 7, 2003, the new Secretary of the Interior (appointed by President Bush) approved an Opinion by the Deputy Solicitor which concluded that the mining laws do not impose a limitation that only a single five-acre millsite may be claimed in connection with each associated unpatented or patented lode mining claim. Current federal regulations do not include the millsite limitation. There can be no assurance, however, that the Department of the Interior will not seek to re-impose the millsite limitation at some point in the future.

In addition, a consortium of environmental groups has filed a lawsuit in the United District Court for the District of Columbia against the Department of the Interior, the Department of Agriculture, the BLM, and the USFS, asking the court to order the BLM and USFS to adopt the five-acre millsite limitation. That lawsuit also asks the court to order the BLM and the USFS to require mining claimants to pay fair market value for their use of the surface of federal lands where those claimants have not demonstrated the validity of their unpatented mining claims and millsites. If the plaintiffs in that lawsuit were to prevail, that could have an adverse impact on our ability to use our unpatented millsites for facilities ancillary to our exploration, development and mining activities, and could significantly increase the cost of using federal lands at our properties for such ancillary facilities.

Market forces or unforeseen developments may prevent us from obtaining the supplies and equipment necessary to explore for gold and other minerals.

Gold exploration and mineral exploration in general, is a very competitive business. Competitive demands for contractors and unforeseen shortages of supplies and/or equipment could result in the disruption of our planned exploration activities. Current demand for exploration drilling services, equipment and supplies is robust and could result in suitable equipment and skilled manpower being unavailable at scheduled times for our exploration program. Fuel prices are extremely volatile as well. We will attempt to locate suitable equipment, materials, manpower and fuel if sufficient funds are available. If we cannot find the equipment and supplies needed for our various exploration programs, we may have to suspend some or all of them until equipment, supplies, funds and/or skilled manpower become available. Any such disruption in our activities may adversely affect our exploration activities and financial condition.

Our directors and executive officers lack significant experience or technical training in exploring for precious and base metal deposits and in developing mines.

Our directors and executive officers lack significant experience or technical training in exploring for precious and base metal deposits and in developing mines. Accordingly, although our Senior Vice President has significant experience and expertise in environmental permitting and regulatory matters for developing and operating mines, our management may not be fully aware of many of the other specific requirements related to working within this industry. Their decisions and choices may not take into account standard engineering or managerial approaches that mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to some of our management’s lack of experience in the mining industry.

We may not be able to maintain the infrastructure necessary to conduct exploration activities.

Our exploration activities depend upon adequate infrastructure. Reliable roads, bridges, power sources and water supply are important factors that affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our exploration activities and financial condition.

Our exploration activities may be adversely affected by the local climate or seismic events, which could prevent us from gaining access to our property year-round.

Earthquakes, heavy rains, snowstorms, and floods could result in serious damage to or the destruction of facilities, equipment or means of access to our property, or may otherwise prevent us from conducting exploration activities on our property. There may be short periods of time when the unpaved portion of the access road is impassible in the event of extreme weather conditions or unusually muddy conditions. During these periods, it may be difficult or impossible for us to access our property, make repairs, or otherwise conduct exploration activities on them.

Risks Relating to Our Organization and Common Stock

We have relied on a certain stockholders to provide significant investment capital to fund our operations.

We have in the past relied on cash infusions primarily from Frost Gamma Investments Trust (“Frost Gamma”) and the Company’s director, Barry Honig. During the year ended December 31, 2012, Frost Gamma provided approximately $4.6 million to fund operations in consideration for the issuance of certain of our securities.  In the year ended December 31, 2013, Mr. Honig provided approximately $5.6 million to us to fund operations in consideration for the issuance of the Series E Preferred Stock.  Additionally, Mr. Honig and Frost Gamma provided approximately $1.9 million and $150,000, respectively, to us in consideration for the issuance of shares of common stock and warrants to purchase shares of common stock in July 2014 private placements.  Curtailment of cash investments by Frost Gamma or Barry Honig could detrimentally impact our cash availability and our ability to fund our operations.

Our principal shareholder, officers and directors own a substantial interest in our voting stock and investors may have limited voice in our management.

Our principal shareholders Frost Gamma Investments Trust and Barry Honig, as well as our officers and directors, in the aggregate beneficially own in excess of approximately 47% of our outstanding common stock, including shares of common stock issuable upon exercise or conversion within 60 days of August 29, 2014. As of August 29, 2014, Frost Gamma Investment Trust beneficially owns 53,948,997 shares, or approximately 17% of our common stock and Barry Honig, who is also our director, beneficially owns 90,600,487 shares, or approximately 25% of our common stock.  Our officers and directors, including Barry Honig, beneficially own 123,487,706 shares, or approximately 33% of our common stock. Additionally, the holdings of our officers and directors may increase in the future upon vesting or other maturation of exercise rights under any of the convertible securities they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock.

As a result of their ownership and positions, our principal shareholder, directors and executive officers collectively may be able to influence all matters requiring shareholder approval, including the following matters:

•                  election of our directors;

•                  amendment of our articles of incorporation or bylaws; and

•                  effecting or preventing a merger, sale of assets or other corporate transaction.

In addition, their stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

We are subject to the information and reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

The costs of preparing and filing annual and quarterly reports and other information with the Securities and Exchange Commission and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we were privately held. These costs for the years ended December 31, 2012 and December 31, 2013 were approximately $800,000 and $900,000, respectively, and we expect the costs for 2014 to be approximately $900,000.

It may be time consuming, difficult and costly for us to develop, implement and maintain the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. At December 31, 2012, management reported significant deficiencies related to (i) our internal audit functions, and (ii) a lack of segregation of duties within accounting functions.  Although as of December 31, 2013, management has concluded that our internal control over financial reporting is effective, there can be no assurance that our internal control over financial reporting will remain effective.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company, our compliance costs have increased in 2013 and we expect these rules and regulations to further increase our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Because we became public by a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•                  results of our operations and exploration efforts;

•                  fluctuation in the supply of, demand and market price for gold;

•                  our ability to obtain working capital financing;

•                  additions or departures of key personnel;

•                  limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•                  our ability to execute our business plan;

•                  sales of our common stock and decline in demand for our common stock;

•                  regulatory developments;

•                  economic and other external factors;

•                  investor perception of our industry or our prospects; and

•                  period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. As a result, you may be unable to resell your shares at a desired price.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently a very limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

Our shares of common stock are very thinly traded, only a small percentage of our common stock is available to be traded and is held by a small number of holders and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

We anticipate that our common stock will continue to be quoted for trading on the OTC Bulletin Board or the OTCQB; however, we cannot be sure that such quotations will continue. As soon as is practicable, we intend to list our common stock on the NYSE MKT or other national securities exchange, if we can satisfy the initial listing standards. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy the listing standards or that our common stock will be accepted for listing on any exchange. Should we fail to satisfy the initial listing standards, or our common stock is otherwise rejected for listing or is suspended from the OTC

Bulletin Board or OTCQB, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Our common stock is deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” in anticipation of which the market price of our common stock could decline. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Conversion of preferred stock and exercise of options or warrants may result in substantial dilution to existing shareholders.

Conversions of our Series E Preferred stock and, if the price per share of our common stock at the time of exercise of any options or warrants is in excess of the various exercise prices of the options or warrants, exercise of options and warrants, would have a dilutive effect on our common stock. As of August 29, 2014, we have reserved the following number of shares issuable upon (i) conversion of our Series E Preferred Stock into 28,275,000 shares of our common stock, (ii) exercise of options to purchase 32,900,000 shares of our common stock, and (iii) exercise of warrants to purchase 38,054,543 shares of our common stock.  Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock commenced trading on August 20, 2009 and was quoted on the OTC Bulletin Board under the symbol EXCX.OB from June 23, 2009 through May 31, 2011. Prior to August 20, 2009, there was no active market for our common stock. Our common stock traded under the symbol SAGE.OB from June 1, 2011 until March 26, 2012. On March 26, 2012, our symbol was changed to PGLC.OB. The following table sets forth the high and low bid prices for the periods indicated as reported on the OTC Markets’ OTCQB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Year Ended December 31, 2012	High	Low
1st Quarter Ended March 31, 2012	$0.97	$0.36
2nd Quarter Ended June 30, 2012	$0.62	$0.25
3rd Quarter Ended September 30, 2012	$0.46	$0.30
4th Quarter Ended December 31, 2012	$0.44	$0.31

Year Ended December 31, 2013	High	Low
1st Quarter Ended March 31, 2013	$0.60	$0.39
2nd Quarter Ended June 30, 2013	$0.46	$0.34
3rd Quarter Ended September 30, 2013	$0.40	$0.34
4th Quarter Ended December 31, 2013	$0.37	$0.34

Year Ended December 31, 2014	High	Low
1st Quarter Ended March 31, 2014	$0.43	$0.34
2nd Quarter Ended June 30, 2014	$0.40	$0.35
3rd Quarter Ended September 30, 2014 (through August 29, 2014)	$0.35	$0.31

The last reported sales price of our common stock on the OTC Market’s OTCQB on August 29, 2014, was $0.32 per share.

Holders

As of August 29, 2014, there were 563 holders of record of our common stock.

Dividend Policy

In the past, we have not declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock. Rather, we intend to retain future earnings (if any) to fund the operation and expansion of our business and for general corporate purposes. Subject to legal and contractual limits, our board of directors will make any decision as to whether to pay dividends in the future.

Securities Authorized for Issuance under Equity Compensation Plans

Our Board of Directors and stockholders have adopted three equity incentive plans:  (i) the 2010 Equity Incentive Plan, adopted September 29, 2010, pursuant to which 2,800,000 shares of our common stock were reserved for issuance as awards, and as of August 29, 2014, 650,000 shares remain available for issuance; (ii) the 2012 Equity Incentive Plan, adopted February 9, 2012, pursuant to which 40,000,000 shares of our common stock were reserved for issuance as awards, and as of August 29, 2014, 500,000 shares remain available for issuance; and (iii) the 2013 Equity Incentive Plan, adopted February 12, 2013, pursuant to which 40,000,000 shares of our common stock were reserved for issuance as awards, and as of August 29, 2014, 30,425,000 shares remain available for issuance.

The purpose of the 2010 and 2012 Equity Incentive Plans is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success.  The purpose of the 2013 Equity Incentive Plan is to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

The Equity Incentive Plans provide for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights and other types of stock-based awards to our employees, officers, directors and consultants. The Equity Incentive Plans are administered by either our board of directors or a committee appointed by the board of directors.

We have also issued options to purchase an aggregate of 5,566,240 shares of common stock to nine of our officers, directors, and consultants under individual equity incentive plans.  We also issued 6,383,710 shares of restricted stock to three of our officers and directors under individual equity incentive plans. The individual plans were not approved by stockholders.  The terms of each individual equity incentive plan are identical to the terms of option or restricted stock grants made under the Company’s 2012 Equity Incentive Plan, which are described in Note 11 to the Company’s Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  There are no shares remaining available for issuance under any of the individual equity incentive plans.

Equity Compensation Plan Information:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	26,833,710	$0.41	31,575,000	(1)
Equity compensation plans not approved by security holders	5,566,290	$0.34	—
Total	32,400,000	$0.40	31,575,000	(1)

(1) Represents 650,000 shares of common stock remaining available for issuance under the 2010 Plan, 500,000 shares of common stock remaining available for issuance under the 2012 Plan, and 30,425,000 shares of common stock remaining available for issuance under the 2013 Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors”, “Special Note Regarding Forward-Looking Statements” and in other parts of this prospectus.

Overview

During the six months ended June 30, 2014, we focused primarily on expansion of the Relief Canyon Mine deposit, advancing towards production at the Relief Canyon mine and exploring new targets. An overview of certain significant events during the six month period follows:

•                  In March 2014, we completed an updated estimate of mineralized material at the Relief Canyon Mine totaling 34,062,000 tons of mineralized material at an average grade of 0.019 ounces per ton gold. The Company’s in-house technical staff calculated the estimate under Industry Guide 7 of the SEC.

•                  In May 2014 we launched our 2014 drilling campaign along the high-wall of the current pit, and within and north of the existing pit, which is focused on finding mineable ounces to add to our recently updated estimate of mineralized material. Through June 30, 2014 we have drilled 21 holes for a total of approximately 13,000 feet under this campaign.  For the remainder of the 2014 drilling program, we plan to drill approximately 40 more holes for a total of approximately 19,000 additional feet.

•                  Throughout the period we performed column leach tests on gold-bearing samples from the Relief Canyon Mine property in order to estimate average gold recovery. In May and June 2014, we reported preliminary results of these tests which show higher gold recoveries than reported by previous operators of the property and also indicate that the mineralized material leaches relatively quickly.

•                  In June 2014, we submitted a Notice of Intent to the BLM to drill a new target north of the Relief Canyon mine.

•                  In July 2014, we completed private placements to accredited investors for the purchase of 35,854,259 shares of our common stock and 14,341,676 warrants to purchase shares of common stock for aggregate net proceeds of approximately $11.1 million.

Results of Operations

Three and Six months ended June 30, 2014 and 2013

Net Revenues

We are an exploration stage company with no operations and we generated no revenues for the three and six months ended June 30, 2014 and 2013.

Operating Expenses

Total operating expenses for the three months ended June 30, 2014 as compared to the three months ended June 30, 2013, were $3.8 million and $3.1 million, respectively. The $0.7 million increase in operating expenses for the three months ended June 30, 2014 is comprised largely of a $0.4 million decrease in compensation expense related primarily to lower stock-based compensation expense and fewer shares awarded, a decrease of $62,000 in consulting fees offset by a $1.0 million increase in exploration expenses on our Relief Canyon properties and an increase of $86,000 in general and administrative expenses primarily for public company expenses and legal costs in the current period.

Total operating expenses for the six months ended June 30, 2014 as compared to the six months ended June 30, 2013, were $7.0 million and $6.6 million, respectively. The $0.4 million increase in operating expenses for the six months ended June 30, 2014 is comprised largely of a $0.7 million decrease in compensation expense related primarily to lower stock-based compensation expense and fewer shares awarded, a decrease of $0.1 million in consulting fees offset by a $1.2 million increase in exploration expenses on our Relief Canyon properties.

Operating Loss from Continuing Operations

We reported an operating loss from continuing operations of $3.8 million and $3.1 million for the three months ended June 30, 2014 and 2013, respectively. The increase in operating loss was due primarily to the increases in operating expenses described above.

We reported an operating loss from continuing operations of $7.0 million and $6.6 million for the six months ended June 30, 2014 and 2013, respectively. The increase in operating loss was due primarily to the increases in operating expenses described above.

Other Income (Expenses)

Total other income (expense) was ($1,100) and $1,150,000 for the three months ended June 30, 2014 and 2013, respectively. The change in other income (expense) of $1.2 million is primarily attributable to the absence in 2014 of $1.2 million of realized gain from the sale of our Amicor and Valor Gold securities and a decrease in interest expense of $7,900.

Total other income (expense) was ($2,200) and $1.6 million for the six months ended June 30, 2014 and 2013, respectively. The change in other income (expense) of $1.6 million is primarily attributable to the absence in 2014 of $1.7 million of realized gain from the sale of our Amicor and Valor Gold securities and a decrease in interest expense of $15,000.

Net Loss

As a result of the operating expense and other income (expense) discussed above, we reported a net loss of ($3.8) million for the three months ended June 30, 2014 as compared to a net loss of ($2.0) million for the three months ended June 30, 2013.

As a result of the operating expense and other income (expense) discussed above, we reported a net loss of ($7.0) million for the six months ended June 30, 2014 as compared to a net loss of ($5.0) million for the six months ended June 30, 2013.

Years Ended December 31, 2013 and December 31, 2012

Net Revenues

We are an exploration stage company with no operations and we generated no revenues for the years ended December 31, 2013 and 2012.

Operating Expenses

Total operating expenses for the year ended December 31, 2013 as compared to the year ended December 31, 2012, were approximately $15.7 million and $31.4 million, respectively. The $15.7 million decrease in operating expenses for the year ended December 31, 2013 is comprised largely of an approximately $12.6 million decrease in compensation expense related primarily to lower stock-based compensation expense and fewer shares awarded, an approximately $2.0 million decrease in exploration expenses on our Relief Canyon properties; a decrease of approximately $0.8 million in consulting fees, and a decrease of approximately $0.3 million in general and administrative expenses primarily for public company expenses and legal costs in the current period.

Operating Loss from Continuing Operations

We reported an operating loss from continuing operations of approximately $15.7 million and $31.4 million for the years ended December 31, 2013 and 2012, respectively. The decrease in operating loss was due primarily to the decreases in operating expenses described above.

Other Income (Expenses)

Total other income (expense) was approximately $1.6 million and ($17.6) million for the years ended December 31, 2013 and 2012, respectively. The change in other income (expense) of approximately $19.2 million is primarily attributable to the absence in 2013 of i) $8.4 million in interest expense resulting from the amortization of debt discounts and deferred financing costs from convertible notes, ii) $3.0 million in interest expense in connection with the issuance of common stock and warrants pursuant to a note modification agreement in 2012, iii) a decrease in the fair value of a derivative liability of $1.5 million, iv) $0.9 million of income resulting from the consideration received from Amicor in 2012 pursuant to its option to acquire our former uranium exploration properties, v) $2.5 million income resulting from the sale of our subsidiaries to Valor Gold and vi) $4.8 million from the extinguishment in debt. Additionally, the change was impacted by a 2013 decrease in warrant settlement expense of $4.8 million offset in part by an increase of $0.2 million of realized gain from the sale of our Amicor and Valor Gold securities.

Net Loss

As a result of the operating expense and other income (expense) discussed above, we reported a net loss of approximately ($14.1) million for the year ended December 31, 2013 as compared to a net loss of approximately ($49.1) million for the year ended December 31, 2012.

Liquidity and Capital Resources

At June 30, 2014, our cash and cash equivalents totaled $2.8 million. Our cash and cash equivalents decreased during the six months ended June 30, 2014 by $4.9 million from our cash and cash equivalents balance at December 31, 2013 of $7.7 million. The decrease in cash and cash equivalents was primarily the result of cash used in operations of $4.6 million that was comprised largely of exploration expenditures, primarily at the Relief Canyon mine to establish our estimate of mineralized material, and general and administrative functions, including consultant fees, compensation costs, legal fees and public company expenses. In July 2014, we completed private placements to accredited investors for the purchase of 35,854,259 shares of our common stock and 14,341,676 warrants to purchase shares of common stock for aggregate net proceeds of $11.1 million.

We plan the following expenditures for the two remaining quarters of 2014:

•                  $3.8 million on general and administrative expenses (including all employee salaries, public company expenses, consultants and land holding costs);

•                  $1.2 million on exploration drilling to expand the current resource at the Relief Canyon mine property;

•                  $0.6 million on additional permitting and bonding, including an Environmental Assessment to resume mining at the Relief Canyon mine property; and

•                  $0.2 million on additional work at the Relief Canyon mine including further metallurgy results and progress towards an internal economic analysis.

The actual amount we spend for the remaining two quarters of 2014 may vary significantly from the amounts specified above and will depend upon several factors, including the results of our exploration and pre-development work at the Relief Canyon mine property and timing of obtaining the necessary permitting approvals. Based on our planned 2014 and 2015 expenditures, we will require additional external funding as early as the third quarter 2015 to maintain our business as well as to fund continued exploration and development and further recommissioning of the Relief Canyon gold processing facility. This funding could be in the form of equity, debt, asset sales and strategic alternatives, including potential investors in our projects and potential business combination transactions.  There is no assurance that we will be successful and if we are not, we will be required to significantly curtail our activities and possibly cease our business.

Changes in Significant Accounting Policies

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements”. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods; however early adoption is permitted. We evaluated and adopted ASU 2014-10 for the interim reporting period ended June 30, 2014.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Principles of Consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and present the financial statements of the Company and our wholly-owned subsidiaries. In the preparation of our consolidated financial statements, intercompany transactions and balances are eliminated and net earnings are reduced by the portion of the net earnings of subsidiaries applicable to non-controlling interests.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended.

Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, allowance for bad debts, the useful life of property and equipment, the fair values of certain promotional contracts and the assumptions used to calculate fair value of options and warrants granted and derivative liability, beneficial conversion of convertible notes payable, capitalized mineral rights, asset valuations, common stock issued for services and common stock issued in connection with acquisitions.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period).

ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain.

Property and Equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally from one to twenty five years.

Mineral Property Acquisition and Exploration Costs

Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company has chosen to expense all mineral exploration costs as incurred given that it is still in the exploration stage. Once the Company has identified proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs will be amortized, using the units-of-production method over proven and probable reserves. When the Company has capitalized mineral properties, these properties will be periodically assessed for impairment of value and any diminution in value. To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all costs are being expensed.

ASC 930-805, states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights. Acquired mineral rights are considered tangible assets under ASC 805. ASC 805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, our direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims and mill sites. If proven and probable reserves are established for the property and it has been determined that a mineral property can be economically developed, costs will be amortized using the units-of-production method over proven and probable reserve. For mineral rights in which proven and probable reserves have not yet been established, we assess the carrying values for impairment at the end of each reporting period and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Long-Lived Assets

We review for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable, pursuant to guidance established in ASC 360-10-35-15, “Impairment or Disposal of Long-Lived Assets”.  An impairment is considered to exist when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its carrying amount.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

BUSINESS AND PROPERTIES

Overview

We are a gold and precious metals exploration company pursuing exploration and development opportunities primarily in Nevada. We are currently focused on exploration at our Relief Canyon properties in Pershing County in northwestern Nevada. None of our properties contain proven and probable reserves, and all of our activities on all of our properties are exploratory in nature.

Our principal offices are located in Lakewood, Colorado at 1658 Cole Boulevard, Building No. 6, Suite 210, Lakewood, Colorado 80401 and we have an exploration office at 1055 Cornell, Lovelock, Nevada 89419. Our telephone number is 720-974-7254.

Corporate Structure

We operate our business directly and also through our wholly-owned subsidiary, Gold Acquisition Corp., a Nevada corporation. Gold Acquisition Corp. owns and is conducting exploration on the Relief Canyon Mine property in northwestern Nevada and plans to recommission the related processing plant and equipment. Pershing Gold Corporation owns directly and plans to explore the Relief Canyon expansion properties adjacent to the Relief Canyon Mine property. We also have a subsidiary that holds a royalty interest and a subsidiary that was previously a borrower under a credit agreement.

Business Strategy

Our business strategy is to acquire and advance precious metals exploration properties. We seek properties with known mineralization that are in an advanced stage of exploration and have previously undergone some drilling but are under-explored, which we believe we can advance quickly to increase value.  We are currently focused on exploration of the Relief Canyon properties, recommissioning the Relief Canyon gold processing facility and, if economically feasible, commencing mining at the Relief Canyon Mine.

Relief Canyon Mine Property

We acquired the former Relief Canyon Mine property in August 2011.  The property then consisted of approximately 1,100 acres of unpatented mining claims and millsites and included three open-pit mines and a processing plant that could be used to process material from the Relief Canyon Mine or from other mining operations. We refer to this property as the Relief Canyon Mine property.  We significantly expanded our Relief Canyon property position in 2012 with the acquisition of approximately 23,000 additional acres of unpatented mining claims and leased and subleased lands around the Relief Canyon Mine and south of the Mine.  We refer to the properties acquired in 2012 as the “Relief Canyon expansion properties”, and to the Relief Canyon Mine property and Relief Canyon expansion properties collectively as the “Relief Canyon properties”.  Our Relief Canyon properties total approximately 25,000 acres and are comprised of approximately 940 owned unpatented mining claims, 120 owned millsite claims, 170 leased unpatented mining claims, and leased and subleased private lands.

We conducted an exploration drilling program on the Relief Canyon Mine property in 2011 and 2012, which expanded the Relief Canyon Mine deposit. In January 2013 we reported 32,541,000 tons of mineralized material at an average grade of 0.017 ounces of gold per ton and a cut-off grade of 0.0046 ounces of gold per ton. In the third quarter of 2013, we began a new drilling program on land adjacent to the current deposit. In 2013, we drilled a total of 42 holes for approximately 28,500 feet which consisted of 32 holes, for approximately 22,000 feet, for the purpose of extending and upgrading the current deposit and 10 holes, for approximately 6,500 feet, for the purpose of metallurgical characterization and groundwater studies.  We spent approximately $3.1 million on exploration activities at the Relief Canyon Mine property in 2013. As of August 29, 2014, we have drilled a total of 59 drill holes comprising approximately 34,000 feet at the Relief Canyon Mine property.  In 2014 we expect to continue exploration efforts to expand the Relief Canyon deposit.  Our estimate of 2014 exploration costs on the Relief Canyon Mine property is approximately $1.9 million.

The reopening of the Relief Canyon Mine is dependent on determining that the operation is economically feasible, obtaining sufficient external funding, obtaining permits and permit amendments, and further expanding the deposit above the water table through our exploration efforts. Our current target is to commence gold production in the second half of 2015 from newly mined material, gold-bearing materials stockpiled in the pits and on the dumps. Additional permitting would be needed to mine the deposit below the water table. There is no assurance that we will produce gold in 2015 or at all.

During 2014, we plan to focus primarily on development of an economically feasible mining and processing plan, securing the necessary permits and amendments to our permits to commence production and on additional exploration drilling at the Relief Canyon Mine property.  Our preliminary estimate of the costs for these activities for 2014, not including general and administrative costs, is approximately $2.4 million. If we do not obtain adequate external financing beginning in the third quarter of 2015, we would be required to curtail our planned exploration and delay or cancel the planned commencement of mining at Relief Canyon Mine.

In addition we are planning to recommission the gold processing facility and ancillary support facilities on the Relief Canyon Mine site, which are currently in a care and maintenance status. Our preliminary estimate of recommissioning costs in 2014 is approximately $400,000. We expect the cost to recommission the facility will total approximately $3.4 million, and our target is to complete recommissioning in the first half of 2015.  If we do not obtain adequate external financing, we would be unable to complete recommissioning in 2015.

Other Exploration

We are conducting generative exploration on the Relief Canyon expansion properties. In 2012, we generated targets through surface sampling, mapping, and geophysics at three specific projects in our Relief Canyon expansion properties: Pershing Pass, Pershing Packard, and South Relief.  Based on this work, we drilled four holes in 2012 comprising approximately 3,000 feet and performed soil sampling, and geochemical and geophysical testing to identify new drill-ready targets for approximately $0.5 million. In 2013 we continued reconnaissance-level and detailed mapping, soil and rock-chip sampling, and geophysical surveys to generate targets for future exploration at an approximate cost of $0.1 million. We do not intend to focus on continuing exploration in the Relief Canyon expansion properties in 2014 as we expect to focus our expenditures on Relief Canyon Mine.

Because the Relief Canyon expansion properties are at an early stage of exploration, it would take at least several years to perform sufficient exploration drilling to determine whether these properties contain mineable reserves that could be put into production in the future. Exploration costs in future years may increase or decrease depending on results and available funding.  However, because the Relief Canyon properties have a lower priority than expenditures on the Relief Canyon Mine property, if we do not receive adequate funding, we would reduce, postpone or cancel expenditures at our Relief Canyon expansion properties before reducing, postponing or cancelling exploration activity at the Relief Canyon Mine property.

We intend to continue to acquire additional mineral targets in Nevada and elsewhere in locations where we believe we have the potential to quickly expand and advance known mineralization and the potential to discover new deposits. We will require external funding to pursue our exploration programs. There is no assurance we will be able to raise capital on acceptable terms or at all.

If, through our exploration program, we discover an area that may be able to be profitably mined for gold, we would focus most of our activities on determining whether that is feasible, including further delineation of the location, size and economic feasibility of a potential orebody. If our efforts are successful, we anticipate that we would seek additional capital through debt or equity financing to fund further development, or that we would sell or lease the rights to mine to a third party or enter into joint venture, royalty financing, or other arrangements. There is no assurance that we could obtain additional capital or a willing third party.

Listing on a National Exchange

We intend to list our common stock on a U.S. national securities exchange such as the NYSE MKT or The NASDAQ Stock Market, and to do so, we must fulfill certain listing requirements including a minimum stock price for our common stock.  At our Annual and Special Meeting of the Stockholders held on December 16, 2013, we received stockholder approval to effect a reverse stock split of the outstanding shares of our common stock at an exchange ratio of not less than 1-for-2 and no more than 1-for-25.  We expect that a reverse stock split would initially result in an increase in the price per share of our common stock and substantially reduce the risk that a U.S. national securities exchange would decline to list our common stock on the basis of failure to meet the exchange’s minimum stock price. No assurances can be given that, even if we satisfy this listing requirement, our listing on a U.S. national securities exchange will be approved, or that, if our common stock is listed on a U.S. national securities exchange, we will be able to satisfy the maintenance requirements for continued listing.  In addition to the reverse stock split, our stockholders approved our proposal to reduce the number of our shares of authorized common stock to a lower number between 100,000,000 and 250,000,000 shares in connection with the reverse stock split.

Relief Canyon Properties

General

The Relief Canyon properties are presently our exclusive area of focus. The Relief Canyon properties contain approximately 25,000 acres and are comprised of approximately 940 owned unpatented mining claims, 120 owned millsite claims, 170 leased unpatented mining claims, and leased and subleased private lands.

The map below shows the location of the Relief Canyon properties, which include the Relief Canyon Mine property owned by Gold Acquisition Corp., our wholly owned subsidiary, and the Relief Canyon expansion properties held directly by Pershing Gold Corporation.

Oregon
Idaho
84
80
Pershing County
RELIEF CANYON PROPERTIES
Utah
Nevada
California
5
15
Arizona
40

Lovelock Unionville
80
857
Coal Canyon Road
857
RELIEF CANYON PROCESSING FACILITIES
RELIEF CANYON MINE
LOVELOCK
Meridian
N
0 1 2 4 Miles

RELIEF CANYON PROPERTIES
PERSHING COUNTY, NEVADA

(Source: Pershing Gold Corporation March 2013)

RELIEF CANYON PROPERTIES

ROADS

The Relief Canyon properties are located about 100 miles northeast of Reno, Nevada. The nearest town is Lovelock, Nevada, approximately 15 miles west-southwest from the Relief Canyon Mine property, which can be reached from both Reno and Lovelock on U.S. Interstate 80. The Relief Canyon Mine property is reached from Lovelock by travelling approximately seven miles northeast on I-80 to the Coal Canyon Exit (Exit No. 112), then about 10 miles southeast on Coal Canyon Road (State Route 857, a paved road maintained by Pershing County) to Packard Flat, and then north on a gravel road for two miles. All of the Relief Canyon properties can be accessed by unpaved roads from the Relief Canyon Mine property.

Rock Formations and Mineralization. The Relief Canyon properties are located in Pershing County, Nevada at the southern end of the Humboldt Range. The range is underlain by a sequence of late Paleozoic- to

Mesozoic-age volcanic and sedimentary rocks. Gold-bearing rocks at the Relief Canyon properties are primarily developed within breccia zones along the contact between the Grass Valley and Cane Springs Formations.

Maintenance of Unpatented Claims at Relief Canyon. In order to maintain ownership of the unpatented mining claims and millsites at the Relief Canyon properties, we are required to make annual claim maintenance payments of $140 per claim or millsite to the U.S. Bureau of Land Management (“BLM”), and to record a notice of intent to hold in the county records, along with county recording fees of $10.50 per claim.  Our total property maintenance costs for all of the unpatented mining claims and millsites for the Relief Canyon properties in 2013 was approximately $175,000, and we expect our costs to be approximately $185,000 in 2014. The BLM is required by statute to adjust the claim maintenance fees for inflation every five years, or more frequently if the Secretary of Interior determines an adjustment to be reasonable. These fees were last adjusted in 2009, so we expect they will be adjusted again in 2014.

Environmental Permitting Requirements. On unpatented claims with federally-owned surface, a “Notice of Intent” must be filed with the BLM for all activities involving the disturbance of five acres (two hectares) or less of the surface. A Notice of Intent includes information regarding the company submitting the notice, maps of the proposed disturbance, equipment to be utilized, the general schedule of operations, a calculation of the total disturbance anticipated, and a detailed reclamation plan and budget. A bond in US currency is required to ensure reclamation, and the amount is determined based on the estimated third-party costs to reclaim and re-vegetate the disturbed acreage. BLM approval of the Notice is not required, but the bond calculation is required to be approved in writing by the BLM before work can proceed. It is not necessary to file a Notice of Intent prior to work on private land.

Measurement of land disturbance is cumulative, and once five acres total has been disturbed and remains unreclaimed in one project area, a “Plan of Operations” must be filed and approved by the BLM before additional work can take place. The Plan of Operations also requires a cash bond and a reclamation plan.

We spent less than approximately $100,000 on 2013 exploration permitting and reclamation bonding, and we expect to spend less than approximately $100,000 in 2014.

We have an approved Plan of Operations from the BLM and a reclamation permit from the Nevada Division of Environmental Protection/Bureau of Mining Regulation and Reclamation (“NDEP”) that authorizes exploration drilling at the Relief Canyon Mine property. Future exploration activities may require amendments to these permits. Additionally, a new NDEP reclamation permit may be required for future exploration activities on the private lands within the Newmont Leased properties, as defined below in “—Other Exploration—Newmont Leased Property”. We also anticipate that one or more Notices of Intent will be required from BLM for exploration drilling in the future on our unpatented mining claims in the Pershing Pass area of the Relief Canyon expansion properties, located to the south of the Relief Canyon Mine property.

In the fourth quarter of 2013, we increased our reclamation bond with BLM and the NDEP from approximately $4.7 million to $5.0 million. We replaced the bond deposit by issuing a surface management surety bond in the amount of approximately $5.0 million through a third-party insurance underwriter. In order to issue the surface management surety bond we were required to place 45% of the $5.0 million bond, or approximately $2,250,000 in a collateral account.

Approximately $4.7 of our reclamation bond with BLM and the NDEP covers both exploration and mining at the Relief Canyon Mine property, including the three open-pit mines and associated waste rock disposal areas, the mineral processing facilities, ancillary facilities, and the exploration roads and drill pads. The remaining $300,000 of financial assurance can be used to satisfy, or partially satisfy, future bonding requirements for exploration or mining. Our preliminary estimate of the likely amount of additional financial assurance for future exploration is approximately $75,000, although we expect periodic increases due to effects of inflation. Our preliminary estimate of the likely amount of additional financial assurance to recommence mining operations is approximately $600,000, which may increase as our mining plans are finalized and reviewed by the applicable agencies. Consequently, we expect to be required to provide additional financial assurance beyond the current $5.0 million bond.

Resumption of mining at Relief Canyon Mine may also require amendments to the BLM Plan of Operations and the NDEP reclamation permit. We anticipate that the existing permits can be amended to authorize mining above the water table; however, securing the necessary permits may take longer or cost more than anticipated. We expect BLM may require an Environmental Assessment prior to approving mining above the water table. We estimate the annual cost of holding these permits to total approximately $35,000 and the cost to amend these permits to authorize future mining above the water table to total approximately $720,000, which may increase as our mining plans are finalized. The Relief Canyon heap leach processing facility is fully permitted.  We also plan to amend the permits to add a gold recovery circuit and refinery.  We expect to incur most of the mine permitting costs in 2014. Additionally, we will be required to provide BLM and NDEP with a larger reclamation bond prior to resuming mining. Additional permitting would be required in the future to mine below the water table. BLM may require an Environmental Impact Statement to evaluate the impacts associated with mining below the water table.

Relief Canyon Mine Property

Through our wholly-owned subsidiary, Gold Acquisition Corp., we own 164 unpatented lode mining claims and 120 unpatented millsite claims at the Relief Canyon Mine property. The property includes the Relief Canyon Mine and gold processing facility, currently in a care and maintenance status. The Relief Canyon Mine includes three open pit mines, heap leach pads comprised of six cells, two solution ponds and a cement block constructed adsorption desorption-recovery (ADR) solution processing circuit. The ADR type process plant consists of four carbon columns, acid wash system, stripping vessel, and electrolytic cells. The process facility was completed in 2008 and Firstgold Corp produced gold until 2009. The facilities are generally in good condition.

When it was in production in the late 1980s and early 1990s, previous operators of the Relief Canyon Mine used conventional heap leach processing methods in which ore removed from the open-pit mines was crushed, stacked on heap leach pads and sprinkled with a dilute sodium cyanide solution to dissolve gold and silver from the ore.  The “pregnant” gold and silver bearing solution was piped to the gold recovery plant and processed using a conventional adsorption desorption recovery (“ADR”) gold and silver recovery system.  In the ADR system, the pregnant solution flowed through a series of carbon columns where the gold and silver were adsorbed onto activated carbon.  The next step in the process involved stripping the gold from the gold-bearing carbon in electrowinning cells and then recovering the gold in an on-site refinery.  The resulting gold and silver doré was then sent to a third party facility for further processing into saleable gold and silver products.  Following removal of the gold and silver, the cyanide solution was recycled to the heap leach pads in a closed-loop system.

The Company plans to add mercury pollution control equipment to the refinery to allow for onsite stripping of the gold-bearing carbon, which would require additional environmental permits and additional capital. If the Company elects not to add the mercury pollution control equipment or if there are permitting problems or delays, the Company could ship gold-laden carbon from the carbon columns or gold-bearing steel wool from the electrowinning cells to a third party refinery for further processing.

Adequate line power is available to the site to operate the existing process facility and ancillary facilities. There is a generator onsite to provide power for the crusher and a backup generator that could provide 100% of the required power for the process facility and heap leach operation in the event of power outages. Sufficient water rights to operate the facility have been appropriated with two operating and permitted wells serving current needs.

Gold was first discovered on the property by the Duval Corp. in 1979. Subsequent exploration was performed by various companies including Lacana Mining, Santa Fe Gold Corp., and Pegasus Gold Inc. Firstgold Corp. acquired the property in 1995, explored periodically from 1995 until 2009, and produced a small amount of gold in 2009.  Firstgold Corp. filed for bankruptcy protection in January 2010, and in August 2011, pursuant to an order of the bankruptcy court, the Company (through our wholly owned subsidiary, Gold Acquisition Corp.) purchased 100% of the Relief Canyon Mine property and related assets.

Most of the Relief Canyon Mine property is subject to a production royalty equal to 2% of net smelter returns payable to Battle Mountain Gold Exploration LLC (now owned by Royal Gold).  We expanded the original property position by staking 113 new unpatented mining claims in 2012 on the eastern side of the property that are not subject to this royalty.  In 2013, we acquired 19 unpatented mining claims (approximately 400 acres) in the Pershing Pass Property.

Since acquisition of the Relief Canyon mine property, our exploration efforts have been focused primarily on expanding the known Relief Canyon Mine deposit. The following table sets forth the Company’s internal estimate of mineralized material at the Relief Canyon deposit at a cut-off grade of 0.0046 ounces of gold per ton:

Tons	Average gold grade
(000’s)	(ounces per ton)
32,541,000	0.017

“Mineralized material” as used in this annual report, although permissible under SEC’s Guide 7, does not indicate “reserves” by SEC standards.  The Company cannot be certain that any part of the Relief Canyon deposit will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of the mineralized material will be confirmed or converted into reserves or that mineralized material can be economically or legally extracted.

Other Exploration

In 2012, we expanded our property position around the Relief Canyon Mine property significantly, acquiring approximately 23,000 acres of additional properties, primarily to the northwest and south of the Relief Canyon Mine property.  The acquired property includes approximately 9,700 acres of unpatented mining claims purchased from Silver Scott Mines, Inc., and rights to approximately 13,300 acres of unpatented mining claims and private lands acquired from Victoria Gold Corporation. We refer to approximately 12,000 acres of the property located south of the Relief Canyon Mine property that we acquired from Silver Scott Mines, Inc. and Victoria Gold Corporation as the Pershing Pass property, further described below.

Newmont Leased Property

Approximately 8,900 acres of the lands that we acquired from Victoria Gold Corporation are a leasehold interest in a property package comprised of unpatented mining claims and private lands subject to a 2006 Mineral Lease and Sublease with Newmont USA Ltd., which we refer to as the Newmont Leased property. The western and southern edges of the south pit of Relief Canyon Mine are on a section of the private land within the Newmont Leased property. Sporadic exploration has previously occurred on the Newmont Leased property and there are a few old workings on portions of the properties.

The Newmont Leased property consists of 155 unpatented lode mining claims owned by Newmont comprising approximately 2,800 acres, approximately 4,900 acres of privately-owned fee minerals leased by Newmont from the owners, and 62 unpatented mining claims that were owned by Victoria but fall within the Newmont Leased property and area of interest, and thus are subject to the terms of the 2006 Minerals Lease and Sublease with Newmont. The private lands have been leased by Newmont pursuant to three separate agreements (collectively, the “Underlying Mineral Leases”): (i) a Minerals Lease dated August 17, 1987 (the “1987 Minerals Lease”), between Southern Pacific Land Company and SFP Minerals Corporation (predecessor-in-interest to Newmont); (ii) a Mining Lease dated June 1, 1994 (the “1994 Mining Lease”), between The Atchison, Topeka and Santa Fe Railway Company and Santa Fe Pacific Gold Corporation (predecessor-in-interest to Newmont); and (iii) a Mining Lease dated March 23, 1999 (the “1999 Mining Lease”), between Nevada Land & Resource Company, LLC (successor-in-interest to the lessors) and Santa Fe Pacific Gold corporation (predecessor-in-interest to Newmont).

Newmont is the lessee and New Nevada Resources LLC (“NNR”), successor-in-interest to Nevada Land & Resource Company, LLC, is the lessor under the 1987 Minerals Lease and the 1994 and 1999 Mining Leases. The initial, or primary, terms of the Underlying Mineral Leases expire in 2012, 2014 and 2019, respectively. The 1987 Minerals Lease can be maintained beyond the end of its primary term so long as the lessee or sublessee is conducting exploration, development, mining or related activities on the property covered thereby, and the Company is performing this work. The 1994 and 1999 Mining Leases can be maintained beyond the end of their primary terms so long as the lessee or sublessee is conducting mining, development or processing operations on the properties covered thereby on a “continuous basis” (defined in the 1994 and 1999 Mining Leases to mean without a delay of more than 365 consecutive days, subject to suspension for force majeure or economic causes).

In order to maintain the 2006 Minerals Lease and Sublease with Newmont, we were required to spend approximately $0.8 million in direct drilling expenses on lands within the Newmont Leased properties by June 15, 2012, and we are required to spend $1.0 million in exploration expenses in 2013. We have satisfied both the 2012 and 2013 direct drilling work commitments. Starting in 2014, we will be required to spend $0.5 million on exploration expenditures per year or pay Newmont rental payments of $10 per acre per year. The rental payments will escalate by 5% per year. We have also satisfied the 2014, 2015, and 2016 work commitments. Under the current terms of the 2006 Minerals Lease and Sublease and commencing in 2014, the annual rent, if we elect not to or fail to incur at least $0.5 million in exploration expenditures per year, would be approximately $0.1 million. Because we have satisfied the work commitments for 2014, 2015, and 2016, we will not incur annual rental payments in 2014, 2015, or 2016. We would be required to expend $500,000 in additional direct drilling expenditures in 2017 in order to avoid the annual rental payment requirement.  We are also required to reimburse Newmont for advance royalty payments made by Newmont to the lessor each year under the underlying leases. For 2013, that reimbursement amount was approximately $2,500.  For 2014, the reimbursement amount is approximately $2,500.

Under the 2006 Minerals Lease and Sublease, if we decide to commence mine construction activities in anticipation of mining on any portion of the properties covered thereby, we are required to notify Newmont and provide Newmont with a copy of a positive feasibility study covering the property on which we intend to commence production, as well as additional information. Newmont has the right at any time until we deliver a positive feasibility study on the Newmont Leased property that is subject to the Newmont area of interest and for a period of 90 days thereafter either (i) to elect to enter into a joint venture agreement with us covering all of the Newmont Leased properties and governing the development of the Newmont Leased properties going forward, which we refer to as the “Venture Option”, in which case Newmont is required to reimburse us for 250% of the expenditures incurred since March 29, 2006, and with respect to which Newmont would have a 51% participating interest and we would have a 49% participating interest, or (ii) if Newmont does not elect the Venture Option, to convey the Newmont Leased properties to us, reserving the 3% to 5% sliding scale net smelter returns royalty discussed in the following paragraph, and to receive a $1.5 million production bonus on the commencement of commercial production. The Relief Canyon Mine properties held by Gold Acquisition Corp. and 221 of the 283 unpatented mining claims acquired from Victoria Gold are not subject to the 2006 Minerals Lease and Sublease, including the Newmont area of interest.

The properties leased and subleased pursuant to the 2006 Minerals Lease and Sublease are burdened by a 3% to 5% net smelter royalty tied to the gold price in the event Newmont elects not to pursue the Venture Option and quitclaims the claims and leased lands to us. The 5% net smelter royalty would apply if the monthly average gold price is equal to or greater than $400 per ounce. In addition, we must pay a 2.5% net smelter returns royalty to the lessor, NNR, on approximately 800 acres of the Newmont Leased properties under the 1994 Mining Lease and a 3.5% net smelter returns royalty to the lessor, NNR, on approximately 495 acres of the Newmont Leased properties under the 1999 Mining Lease; these royalties would offset the Newmont royalty down to 2%.

Pershing Pass Property

The Pershing Pass property consists of over 700 unpatented mining claims covering approximately 12,000 acres and a mining lease covering approximately 600 acres.  The Pershing Pass property includes approximately 490 unpatented lode mining claims covering approximately 9,700 acres that we acquired from Silver Scott Mines in March 2012 and approximately 283 unpatented lode mining claims covering about 5,660 acres owned directly by a Victoria Gold Corporation. subsidiary prior to our purchase. Victoria has reserved a 2% net smelter return production royalty on the 221 claims that are located outside the area of interest related to the Newmont Leased property, discussed above.  The Pershing Pass property also includes 17 unpatented mining claims acquired from a third party in April 2012 subject to a 2% net smelter return royalty, 17 unpatented mining claims that we located in mid 2012, and approximately 635 acres of private lands that we leased in January 2013.  The primary term of the lease is ten years, which may be extended as long as mineral development work continues on the property. Production from the private lands covered by the lease is subject to a 2% net smelter return royalty on all metals produced other than gold, and to a royalty on gold indexed to the gold price, ranging from 2% at gold prices of less than $500 per ounce to 3.5% at gold prices over $1,500 per ounce. Prior to one year after commencement of commercial production, we can repurchase up to 3% of the royalty on gold production at the rate of $600,000 for each 1%.

In September 2013, we entered into a lease agreement and purchase option for 19 unpatented mining claims (approximately 400 acres) in the Pershing Pass Property.  The lease grants us exclusive rights to conduct mineral exploration, development and mining and an exclusive option to purchase the claims. The primary term of the lease is ten years, which may be extended as long as mineral exploration, development, or mining work continues on the property. Production from the lease is subject to a 1% net smelter return royalty on precious metals and a one-half percent net smelter royalty on all other metals produced from the lease. Prior to production, and starting in September 2016, the Company is required to pay a $10,000 per year advance minimum royalty payment to Wolf Pack Gold. The advance minimum royalty remains at $10,000 per year until September 2023 when the advance royalty payment increases to $12,500 per year.  The advance royalty payment increases to $15,000 per year in September 2028 and then $20,000 per year in September 2033.  The advance minimum royalty payments are due on or before the anniversary dates of the lease agreement.  If the Company decides to exercise the purchase option, which is exercisable at any time, it can acquire the 19 unpatented mining claims for $250,000.

Employees

We currently have 16 full-time employees and 1 part-time employee.  We believe that our relations with our employees are good. In the future, if our activities grow, we may hire personnel on an as-needed basis.  For the foreseeable future, we plan to engage geologists, engineers and other consultants as necessary.

Competition

We compete with other exploration companies for the acquisition of a limited number of exploration rights, and many of the other exploration companies possess greater financial and technical resources than we do. The mineral exploration industry is highly fragmented, and we are a very small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have established more strategic partnerships and relationships.  We also compete with other exploration companies for the acquisition and retention of skilled technical personnel.

Our competitive position depends upon our ability to acquire and explore new and existing gold properties.  However, there is significant competition for properties suitable for gold exploration. Failure to achieve and maintain a competitive position could adversely impact our ability to obtain the financing necessary for us to acquire gold properties.  As a result, we may be unable to continue to acquire interests in attractive properties on terms that we consider acceptable. We will be subject to competition and unforeseen limited sources of supplies in the industry in the event spot shortages arise for supplies such as explosives, and certain equipment such as drill rigs, bulldozers and excavators that we will need to conduct exploration. If we are unsuccessful in securing the products, equipment and services we need we may have to suspend our exploration plans until we are able to secure them.

Market for Gold

In the event that gold is produced from our property, we believe that wholesale purchasers for the gold would be readily available. Readily available wholesale purchasers of gold and other precious metals exist in the United States and throughout the world. Among the largest are Handy & Harman, Engelhard Industries and Johnson Matthey, Ltd. Historically, these markets are liquid and volatile.  In 2013, the London Fix AM high and low gold fixes were $1,692.50 and $1,192.75 per troy ounce, respectively.  Wholesale purchase prices for precious metals can be affected by a number of factors, all of which are beyond our control, including but not limited to:

•                  fluctuation in the supply of, demand and market price for gold;

•                  mining activities of our competitors;

•                  sale or purchase of gold by central banks and for investment purposes by individuals and financial institutions;

•                  interest rates;

•                  currency exchange rates;

•                  inflation or deflation;

•                  fluctuation in the value of the United States dollar and other currencies; and

•                  political and economic conditions of major gold or other mineral-producing countries.

If we proceed with the re-opening of the Relief Canyon Mine or otherwise find gold that is deemed of economic grade and in sufficient quantities to justify removal, we plan to seek additional capital through equity or debt financing to build a mine and processing facility, or enter into joint venture or other arrangements with large and more experienced companies better able to fund ongoing exploration and development work. Gold ore is typically mined and leached to produce pregnant solutions, which are processed through a series of steps to recover gold and produce dore. Gold dore is then sold to refiners and smelters for the value of the minerals that it contains, less the cost of further concentrating, refining and smelting. Refiners and smelters then sell the gold on the open market through brokers who work for wholesalers including the major wholesalers listed above.

Compliance with Government Regulation

Various levels of governmental controls and regulations address, among other things, the environmental impact of mineral exploration operations and establish requirements for reclamation of mineral exploration properties after exploration operations have ceased. With respect to the regulation of mineral exploration, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various aspects of the operations, including health and safety standards. Legislation and regulations also establish requirements for reclamation and rehabilitation of mining properties following the cessation of operations and may require that some former mining properties be managed for long periods of time after mining activities have ceased.

Our exploration activities are subject to various levels of federal and state laws and regulations relating to protection of the environment, including requirements for closure and reclamation of mineral exploration properties. Some of the laws and regulations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act, the Federal Land Policy and Management Act, the National Environmental Policy Act, the Resource Conservation and Recovery Act, and related state laws in Nevada. Additionally, much of our property is subject to the federal General Mining Law of 1872, which regulates how mining claims on federal lands are located and maintained.

The State of Nevada, where we intend to focus our mineral exploration efforts, requires mining projects to obtain a Nevada State Reclamation Permit pursuant to the Mined Land Reclamation Act (the “Nevada MLR Act”), which establishes reclamation and financial assurance requirements for all mining operations in the state. New and expanding facilities are required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of operations. The Nevada MLR Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance on private lands.

As discussed above, we have an authorized Plan of Operations from the BLM and a Reclamation Permit NDEP, which authorizes our 2012 and 2013 drilling program at Relief Canyon. We may need to secure a new NDEP Reclamation Permit in order to conduct exploration activities on the private lands leased and subleased from Newmont. We plan to apply for additional required permits to conduct our exploration programs as necessary. These permits would be obtained from either the BLM or the NDEP. Obtaining such permits will require the posting of additional bonds for subsequent reclamation of disturbances caused by exploration. Delays in the granting of permits or permit amendments are not uncommon, and any delays in the granting of permits may adversely affect our exploration activities.

We do not anticipate discharging water into active streams, creeks, rivers and lakes because there are no bodies of water near the Relief Canyon project area. We also do not anticipate disturbing any endangered species or archaeological sites or causing damage to our property. Re-contouring and re-vegetation of disturbed surface areas would be completed pursuant to the applicable permits. The cost of reclamation work varies according to the degree of physical disturbance. It is difficult to estimate the future cost of compliance with environmental laws since the full nature and extent of our future activities cannot be determined at this time.

Legal Proceedings

None.

MANAGEMENT

The following table sets forth information regarding the members of our Board of Directors and our executive officers. All directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

Name	Age	Position
Stephen Alfers	68	Chief Executive Officer, President and Chairman
Timothy Janke	62	Chief Operating Officer
Eric Alexander	47	Vice President of Finance and Controller
Debra Struhsacker	61	Senior Vice President
Barry Honig	43	Director
Alex Morrison	51	Director

Stephen Alfers.  Mr. Alfers was appointed as our Chief Executive Officer and Chairman on February 9, 2012. Mr. Alfers was appointed as our President on August 6, 2012. Mr. Alfers served as the President and Chief of U.S. Operations of Franco-Nevada Corporation from 2010 to 2011 and its Vice President (Legal) from 2007 to 2009. Mr. Alfers served as President of Franco-Nevada US Corporation, the wholly owned subsidiary of Franco-Nevada Corporation, from 2010 to 2011. Mr. Alfers is the founder and has been President of Alfers Mining Consulting since 2007, which performs consulting services from time to time for mining and exploration companies and investors in these industries. Mr. Alfers served as the President and Chief Executive Officer of NewWest Gold Corporation, a publicly-traded Canadian corporation listed on the Toronto Stock Exchange, from 2006 to 2007. Mr. Alfers also served on the Board of Directors of NewWest Gold Corporation from 2005 to 2007. Mr. Alfers served as President and Chief Executive Officer of the NewWest Resources Group from 2001 to 2005 and as President and Chief Executive Officer of NewWest Gold Corporation, a privately-held Delaware Corporation, from 2005 to 2006. Mr. Alfers was the founder and managing partner of Alfers & Carver LLC from 1995 to 2001, a boutique natural resources law firm. Mr. Alfers received a J.D. from the University of Virginia, an M.A. in Monetary Policy and Public Finance from the University of Denver and a B.A. in Economics from the University of Denver. Mr. Alfers was chosen to be a director of the Company based on his extensive mining industry and operational experience, and his mining industry legal expertise.

Timothy Janke.  Mr. Janke was appointed Chief Operating Officer in August 2014.  Since November 2010, Mr. Janke has been the president of his own consulting business providing mine operating and evaluation services to several mining companies.  Beginning in July 2012, he provided consulting services at the Relief Canyon Project advising the Company on mine start-up plans and related activities.  From June 2010 to August 2014, Mr. Janke served as Vice President and Chief Operating Officer of Renaissance Gold, Inc. and its predecessor Auex Ventures, Inc.  He was General Manager-Projects for Goldcorp Inc. and its predecessor Glamis Gold, Inc. from July 2009 to July 2010, Vice President and General Manager of the Marigold Mine from February 2006 to June 2009, and its Manager of Technical Services from September 2004 to January 2006.  Mr. Janke has over 39 years of engineering and operational experience in the mining industry.  He has a B.Sc. in Mining Engineering from the Mackay School of Mines.

Eric Alexander.  Mr. Alexander was appointed Vice President of Finance and Controller in September 2012. Prior to the joining the Company, Mr. Alexander was the Corporate Controller for Sunshine Silver Mines Corporation, a privately held mining company with exploration and pre-development properties in Idaho and Mexico, from March 2011 to August 2012. He was a consultant to Hein & Associates LLP from August 2012 to September 2012 and a Manager with Hein & Associates LLP from July 2010 to March 2011. He served from July 2007 to May 2010 as the Corporate Controller for Golden Minerals Company (and its predecessor, Apex Silver Mines Limited), a publicly traded mining company with operations and exploration activities in South America and Mexico. He has over 23 years of corporate, operational and business experience, and eight years of mining industry experience. In addition to working in the industry he also held the position of Senior Manager with the public accounting firm KPMG LLP, focusing on mining and energy clients. Mr. Alexander has a B.S. in Business Administration (concentrations in Accounting and Finance) from the State University of New York at Buffalo and is also a licensed CPA.

Debra Struhsacker.  Ms. Struhsacker was appointed Corporate Vice President in September 2013 and was elected Senior Vice President in August 2014. From June 2006 until joining the Company, Ms. Struhsacker was the principal of her own consulting business, providing management and coordination of environmental permitting strategies and execution and other environmental, regulatory, governmental and community relations issues to mining companies.  She has provided consulting services to the Company at the Relief Canyon Project since 2011.  She served as Vice President, U.S. Governmental and Regulatory Affairs for Kinross Gold USA, Inc., a subsidiary of Kinross Gold Corporation, from July 2003 to May 2006, and was engaged in her own consulting business from April 1991 until June 2003.  Ms. Struhsacker has over 25 years of experience in hardrock mining and environmental issues, including related public policy issues, permitting and reclamation.  She has a B.A. in Geology and French from Wellesley College and a M.S. in Geology from the University of Montana.  Ms. Struhsacker is a certified professional geologist (Wyoming and American Institute of Professional Geologists).

Barry Honig.  Mr. Honig has served as a director of our company since September 29, 2010.  Mr. Honig was appointed as our Co-Chairman on September 29, 2010 and served as our Chairman from September 2, 2011 to February 9, 2012. Since January 2004, Mr. Honig has been the President of GRQ Consultants, Inc., and is a private investor and consultant to early stage companies. Mr. Honig’s expertise includes early stage company capital restructuring, debt financing, capital introductions, and mergers and acquisitions. Mr. Honig sits on the board of several private companies. In addition, Mr. Honig has served as a director of Chromadex Corporation since October 2011 and served as the Co-Chairman of InterCLICK, Inc. from August 2007 through December 2011. Mr. Honig was appointed the co-Chairman of Chromadex Corp. on October 14, 2011. Mr. Honig was selected to serve as our director due to his extensive knowledge of the capital markets, his judgment in assessing business strategies and accompanying risks, and his expertise with emerging growth companies.

Alex Morrison.  Mr. Morrison has served as a director of our Company since November 19, 2012.  Mr. Morrison is a mining executive, chartered accountant and certified public accountant with over 26 years of experience in the mining industry. He currently serves on the boards of Detour Gold Corporation and Taseko Mines Limited. Mr. Morrison has held senior executive positions at a number of mining companies, most recently serving as Vice President and Chief Financial Officer of Franco-Nevada Corporation from 2007 to 2010. From 2002 to 2007, Mr. Morrison held increasingly senior positions at Newmont Mining Corporation, including Vice President, Operations Services and Vice President, Information Technology. Prior to that, Mr. Morrison was Vice President and Chief Financial Officer of NovaGold Resources, Inc. and Vice President and Controller at Homestake Mining Company and held senior financial positions at Phelps Dodge Corporation and Stillwater Mining Company. In addition, periodically between 2007 and the present, Mr. Morrison has performed financial consulting services for mining companies. Mr. Morrison began his career with PricewaterhouseCoopers LLP after obtaining his Bachelor of Arts in Business Administration from Trinity Western University. Mr. Morrison was selected to serve as our director due to his extensive mining resource and business experience and his financial expertise.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Family Relationships

There are no family relationships among the executive officers and directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the overall compensation earned over each of the past two fiscal years ended December 31, 2013 by each of our named executive officers during fiscal 2013. The value attributable to any option awards and stock awards reflects the grant date fair values of stock awards calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)		Total ($)
Stephen Alfers (3)	2013	275,000	350,000	—	—	—		625,000
Chief Executive Officer, President and Chairman	2012	229,163	250,000	5,920,500	7,580,000	500,000		14,479,663
Eric Alexander(4)	2013	175,000	60,000	—	580,000	—		815,000
Vice President of Finance and Controller	2012	47,115	—	—	70,920	—		118,035
Debra Struhsacker(5)	2013	54,760	100,000	—	35,000	515,238	(5)	704,998
Senior Vice President	2012	—	—	—	—	—		—

(1)                 Reflects the grant date fair values of stock awards calculated in accordance with FASB ASC Topic 718 except that the amount shown assumes no forfeitures.  For information regarding assumptions used to compute grant date fair market value with respect to the option grants, see Note 11 to the Company’s Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The actual value realized by each officer with respect to option awards will depend on the difference between the market value of our common stock on the date the option is exercised and the exercise price.

(2)                 Reflects the grant date fair market value of the Company’s common stock on the date of grant, in accordance with FASB 718. For information regarding the assumptions used to compute grant date fair market value, see Note 11 to the Company’s Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Amounts shown for 2012 reflect restricted stock grants made on February 9, June 18 and November 21, 2012.  Amounts shown for 2013 reflect restricted stock grants made on February 12 and December 16, 2013.

(3)                 Mr. Alfers was appointed Chief Executive Officer and Chairman on February 9, 2012 and President on March 6, 2012.  Accordingly, for fiscal year 2012, Mr. Alfers’ salary amount is a pro-rated portion of his 2012 annual salary of $250,000.

(4)                 Mr. Alexander was appointed Vice President of Finance and Controller on November 21, 2012.  Accordingly, for fiscal year 2012, Mr. Alexander’s salary amount is a pro-rated portion of his 2012 annual salary of $175,000 from Mr. Alexander’s start date on September 24, 2012.

(5)                 Ms. Struhsacker was appointed Corporate Vice President on September 23, 2013.  Accordingly, for fiscal year 2013, Ms. Struhsacker’s salary amount is a pro-rated portion of her 2013 annual salary of $200,000 from Ms. Struhsacker’s start date on September 23, 2013.  All other Compensation include amounts paid to Ms. Struhsacker in 2013 prior to her appointment as Corporate Vice President comprised of $132,738 in consulting fees and $382,500 grant date fair market value of 750,000, shares of restricted common stock granted on February 12, 2013.

Agreements with Executive Officers

Stephen Alfers

We entered into an employment agreement with Stephen Alfers on February 9, 2012 which was amended on February 8, 2013 and December 23, 2013, pursuant to which Mr. Alfers shall serve as our Chief Executive Officer until December 31, 2015, subject to renewal. Pursuant to the terms of his employment agreement, Mr. Alfers is entitled to a base salary of $250,000 per year and was issued (i) 12,000,000 shares of the Company’s restricted common stock and (ii) an option to purchase 10,000,000 shares of the Company’s common stock with a term of ten years and an exercise price of $0.49 per share.  The 12,000,000 shares of the Company’s restricted common stock vest as follows: 6,000,000 shares on December 26, 2013; 3,000,000 shares on February 9, 2014; and 3,000,000 shares on February 9, 2015. Vesting accelerates upon certain events, including a change in control of the Company, as described below.

Under Mr. Alfers’ employment agreement, he is entitled to receive an annual bonus if the Company meets or exceeds certain criteria adopted by the Board of Directors. The “Target Bonus” for Mr. Alfers equals 100% of his annualized base salary for that year if target levels of performance for that year are achieved, with greater or lesser amounts paid for performance above and below the target.  Certain amounts payable to Mr. Alfers as compensation are subject to claw-back rights in the event of restatements of our financial information for a period of three years after termination.

Upon Mr. Alfers’ termination without Cause (as defined in the employment agreement), within six months prior to or 24 months following a Change in Control (a “Change in Control Period”) or upon Mr. Alfers’ Resignation for Good Reason (as defined in the employment agreement) during a Change in Control Period, we are required to pay to Mr. Alfers (in addition to any Accrued Obligations as defined in the employment agreement), a lump sum in an amount equal to three times the sum of (i) Mr. Alfers’ then in effect base salary plus (ii) Mr. Alfers’ Target Bonus (as defined in the employment agreement) for the year in which the Change in Control occurs. Additionally, any unvested equity awards that were granted prior to the Change in Control, including the awards described herein, fully and immediately vest on the Change in Control.

Upon Mr. Alfers’ termination without Cause or upon Mr. Alfers’ Resignation for Good Reason in the absence of a Change in Control (as such terms are defined in the employment agreement), we are required to pay to

Mr. Alfers (in addition to any Accrued Obligations as defined in the employment agreement), a lump sum in an amount equal to two times the sum of (i) Mr. Alfers’ base salary then in effect plus (ii) the average of Mr. Alfers’ bonuses payable with respect to the two prior fiscal years. Additionally, the initial 12 million share restricted stock grant would fully and immediately vest. All other unvested equity grants would be forfeited as of the date of termination, and any vested equity awards are treated as specified in the applicable equity plan and award agreement.

Eric Alexander

We entered into an offer letter with Mr. Alexander on November 21, 2012, amended on February 8, 2013, pursuant to which Mr. Alexander is entitled to an annual base salary of $175,000. In addition, in connection with his appointment, the Company granted Mr. Alexander 200,000 shares of the Company’s restricted stock. The 200,000 shares of restricted stock were granted in two separate awards: (i) 44,300 shares of restricted stock were granted to Mr. Alexander pursuant to the Company’s 2012 Equity Incentive Plan and (ii) 155,700 shares of restricted stock were granted to Mr. Alexander pursuant to an individual equity incentive plan, but subject to the same terms of the Company’s 2012 Equity Incentive Plan.  The 200,000 shares of restricted stock vest ratably on the first three anniversaries of the grant date, subject to acceleration under certain events, including a change of control.

In connection with the offer letter we entered into with Eric Alexander, we also entered into a severance compensation agreement with Mr. Alexander on November 21, 2012. Upon a Qualifying Termination (as defined in the severance compensation agreement) occurring on or within twelve months following a Change of Control (as defined in severance compensation agreement), we are required to pay Mr. Alexander a lump-sum severance payment equal to one and a half times the sum of (i) Mr. Alexander’s base salary, plus (ii) the greater of Mr. Alexander’s Annual Bonus Amount or Mr. Alexander’s Assumed Bonus Amount (both as defined in the severance compensation agreement).

Debra Struhsacker

We entered into an offer letter with Ms. Struhsacker on September 23, 2013 pursuant to which Ms. Struhsacker serves as the Company’s Senior Vice President and is entitled to an annual base salary of $200,000.

In connection with the offer letter we entered into with Ms. Struhsacker, we also entered into a severance compensation agreement with Ms. Struhsacker on September 23, 2013. Upon a Qualifying Termination (as defined in the severance compensation agreement) occurring on or within twelve months following a Change of Control (as defined in severance compensation agreement), we are required to pay Ms. Struhsacker a lump-sum severance payment equal to one and a half times the sum of (i) Ms. Struhsacker’s base salary, plus (ii) the greater of Ms. Struhsacker’s Annual Bonus Amount or Ms. Struhsacker’s Assumed Bonus Amount (both as defined in the severance compensation agreement).

Indemnification Agreements

In 2013, the Company entered into indemnification agreements with our directors and executive officers, providing for indemnification against all expenses, judgments, fines and amounts paid in settlement incurred by such indemnitee in connection with any threatened, pending or completed action, suit, alternative dispute resolution mechanism or proceeding to which indemnitee was or is a party or is threatened to be made a party by reason of the fact that indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, to the fullest extent permitted by Nevada law. The indemnification agreements also provide for the advancement of expenses (including attorneys’ fees) incurred by the indemnitee in connection with any action, suit, alternative dispute resolution mechanism or proceeding (subject to the terms and conditions set forth therein). The indemnification agreements contain certain exclusions, including proceedings initiated by the indemnitee unless such advancement is specifically approved by a majority of our disinterested directors.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of equity awards of our named executive officers at December 31, 2013. This table includes unexercised and unvested options and equity awards. Each outstanding award is shown separately for each named executive officer. Vesting schedules are subject to acceleration or forfeiture in certain circumstances, including a change of control.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Stephen Alfers	10,000,000	—		—	$0.49	2/9/22	—	—	6,333,500	(2)	$2,153,390
	5,000,000	—		—	$0.34	6/18/22	—	—	—		—
Eric Alexander	—	—		—	—	—	—	—	933,326	(3)	$317,331
Debra Struhsacker	300,000	100,000	(4)	—	$0.45	3/6/22	—	—	566,660	(5)	$192,664
	300,000	100,000	(4)	—	$0.34	6/18/22	—	—	—		—

(1)              The market value of stock awards is calculated at $0.34 per share, the closing price of our common stock December 31, 2013.

(2)              Includes 1,666,500 shares vesting on June 18, 2014, 3,000,000 shares vesting on February 9, 2015, and 1,667,000 shares vesting on June 18, 2015.

(3)              Includes 66,660 shares vesting on November 30, 2014, 333,333 shares vesting on February 12, 2015, 66,680 shares vesting on November 30, 2015, 66,660 shares vesting on December 16, 2015, 333,333 shares vesting on February 12, 2016, and 66,660 shares vesting on December 16, 2016.

(4)              Options vest on December 31, 2014.

(5)              Includes 250,000 shares vesting on February 12, 2015, 33,330 shares vesting on December 16, 2015, 250,000 shares on February 12, 2016, and 33,330 shares vesting on December 16, 2016.

Company Equity Incentive Plans

Our Board of Directors and stockholders have adopted three equity incentive plans:  (i) the 2010 Equity Incentive Plan, adopted September 29, 2010, pursuant to which 2,800,000 shares of our common stock were reserved for issuance as awards, and as of August 29, 2014, 650,000 shares remain available for issuance; (ii) the 2012 Equity Incentive Plan, adopted February 9, 2012, pursuant to which 40,000,000 shares of our common stock were reserved for issuance as awards, and as of August 29, 2014, 500,000 shares remain available for issuance; and (iii) the 2013 Equity Incentive Plan, adopted February 12, 2013, pursuant to which 40,000,000 shares of our common stock were reserved for issuance as awards, and as of August 29, 2014, 30,425,000 shares remain available for issuance.

The purpose of the 2010 and 2012 Equity Incentive Plans is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success.  The purpose of the 2013 Equity Incentive Plan is to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

The Equity Incentive Plans provide for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights and other types of stock-based awards to our employees, officers, directors and consultants. The Equity Incentive Plans are administered by either our Board of Directors or a committee appointed by the Board of Directors.

Director Compensation

The following table sets forth with respect to our non-employee directors, compensation information inclusive of equity awards and payments made in the year end December 31, 2013. All compensation paid to

Stephen Alfers, our Chief Executive Officer, is included in the summary compensation table under “Executive Compensation” above.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barry Honig	—		—		—	—	—	—	—
Alex Morrison	$38,000	(1)	510,000	(2)	—	—	—	—	$548,000

(1)         The fee amount shown represents Mr. Morrison’s 2013 $25,000 annual retainer fee and $1,000 for attendance at each of 13 Board of Director’s Meetings in 2013.

(2)         Amount represents grant date fair market value calculated pursuant to FASB ASC 718 of 1,000,000 shares of restricted stock granted on February 12, 2013, vesting ratably on the first three anniversaries of the grant date. See footnote(2) to the Summary Compensation Table for additional information regarding this calculation.

On June 18, 2012, we issued options to purchase 1,000,000 shares of Common Stock at an exercise price of $0.34 per share to Mr. Honig, which vested in full upon issuance. Additionally, on June 18, 2012, we issued a restricted stock grant of 3,000,000 shares of Common Stock to Mr. Honig, which vest in three equal annual installments on the first three anniversaries of the grant date, subject to acceleration under certain events, including a change of control.

Our directors who are also our employees receive no fees for board service.  Currently, Mr. Alfers is the only director who is also an employee.  Commencing in 2014, the compensation for all non-employee directors includes a $25,000 annual cash retainer and a $1,000 cash fee for attendance at each Board meeting.  Non-employee directors will also receive annual grants of restricted stock units, vesting on the first anniversary of the grant date, and equal in value when granted to $100,000.  For each unit the non-employee director will be entitled to receive one unrestricted share of common stock for each vested restricted stock unit upon termination of the director’s service on our board of directors.  Our directors are also eligible to receive other equity awards, including stock options, under our equity incentive plans.

When the Board establishes standing committees, directors will receive a $1,000 cash fee for attendance at all committee meetings, and the chairs of the Audit, Compensation and Governance and Nominating Committee will receive annual cash retainers of $15,000, $10,000 and $7,500 respectively.

Compensation Committee Interlocks and Insider Participation

We currently do not maintain a compensation committee of the Board of Directors or other committee performing equivalent functions. During the fiscal year ended December 31, 2013, our Board of Directors, Stephen Alfers, Alex Morrison, and Barry Honig participated in deliberations concerning executive officer compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our voting securities as of August 29, 2014 by:

•                  each person known by us to beneficially own more than 5.0% of any class of our voting securities;

•                  each of our directors;

•                  each of our named executive officers; and

•                  all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or dispositive power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned.

As of August 29, 2014, we had 316,681,754 shares outstanding.

	Common Stock (1)
Name and Address of Beneficial Owner(2)	Shares Beneficially Owned		Percent of Class
5% Owners
Frost Gamma Investments Trust(3)	53,948,997		17.03%
Executive Officers and Directors
Stephen Alfers	28,689,140	(4)	8.64%
Timothy Janke	600,000	(5)	*	%
Eric Alexander	1,238,522	(6)	*	%
Debra Struhsacker	1,359,557	(7)	*	%
Barry Honig	90,600,487	(8)(9)	25.08%
Alex Morrison	1,000,000	(10)	*	%
Executive Officers and Directors as a Group (Six persons)	122,417,706		32.45%

*Less than one percent (1.0%).

(1)              Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of August 29, 2014. In computing the number of shares beneficially owned and the percentage ownership, shares of common stock that may be acquired within 60 days of August 29, 2014 pursuant to the exercise of options, warrants or other securities convertible into common stock are deemed to be outstanding for that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)              The address of these persons, unless otherwise noted, is c/o Pershing Gold Corporation, 1658 Cole Blvd., Bldg. 6, Suite 210, Lakewood, CO 80401.

(3)              The address of Frost Gamma Investments Trust is 4400 Biscayne Blvd., Miami, FL 33137.  Dr. Philip Frost is the trustee of Frost Gamma Investments Trust and, in such capacity, has voting and dispositive power over the securities held for the account of Frost Gamma Investments Trust. This information is based upon a Form 4 which was filed with the SEC on July 31, 2014.

(4)              Includes (i) 6,935,640 shares of common stock, (ii) 6,333,500 shares of restricted stock which has not vested but over which Mr. Alfers holds voting power, (iii) 15,000,000 shares of common stock that can be acquired under vested stock options, (iv) 300,000 shares of common stock issuable upon conversion of Series E Convertible Preferred Shares, and (v) 120,000 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E Convertible Preferred Stock.

(5)              Includes 100,000 shares of common stock and 500,000 shares of restricted stock which has not vested but over which Mr. Janke exercises voting power.

(6)              Includes 305,196 shares of common stock and 933,326 shares of restricted stock which has not vested but over which Mr. Alexander exercises voting power.

(7)              Includes (i) 192,897 shares of common stock, (ii) 566,660 shares of restricted stock which has not vested but over which Ms. Struhsacker exercises voting power, and (iii) 600,000 shares of common stock that can be acquired under vested stock options.

(8)              Includes:

(i) 17,874,072 shares of common stock, 1,000,000 shares of restricted stock which has not vested but over which Mr. Honig exercises voting power, 13,400,000 shares of common stock that can be acquired under vested stock options, 1,956,000 shares of common stock issuable upon conversion of Series E Convertible Preferred Shares, 782,400 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E Convertible Preferred Stock and 411,764 shares of common stock issuable upon exercise of warrants received in connection with a July 2014 private placement, all of which are held directly by Mr. Honig;

(ii) 20,350,373 shares of common stock, 10,833,000 shares of common stock issuable upon conversion of Series E Convertible Preferred Shares, and 6,470,225 shares of common stock issuable upon exercise of warrants (3,636,000 of which were received in connection with the issuance of the Series E Convertible Preferred Stock), all of which are held by GRQ Consultants, Inc. 401K (“GRQ 401K”);

(iii) 993,908 shares of common stock held by GRQ Consultants, Inc. (“GRQ Consultants”);

(iv) 5,437,627 shares of common stock, 6,210,000 shares of common stock issuable upon conversion of Series E Convertible Preferred Shares, 1,726,800 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E Convertible Preferred Stock and 294,118 shares of common stock issuable upon exercise of warrants received in connection with a July 2014 private placement, all of which are held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“GRQ Roth 401K”); and

(v) 200,000 shares of common stock, 1,743,000 shares of common stock issuable upon conversion of Series E Convertible Preferred Shares and 697,200 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E Convertible Preferred Stock, all of which are held by GRQ Consultants, Inc. Defined Benefit Plan (“GRQ Defined”).

(vi) Mr. Honig is the trustee of GRQ 401K, GRQ Roth 401K and GRQ Defined and President of GRQ Consultants, and, in such capacities, has voting and dispositive power over the securities held by GRQ 401K, GRQ 401K, GRQ Defined and GRQ Consultants.

(9)             Excludes 1,628,000 shares of common stock held by ALAN S HONIG C/F HARRISON JAMES HONIG UTMA FL, 400,000 shares of common stock held by ALAN S HONIG C/F RYAN HONIG UTMA FL, 400,000 shares of common stock held by ALAN HONIG C/F CAMERON HONIG UTMA FL, and 400,000 shares of common stock held by ALAN S HONIG C/F JACOB HONIG UTMA FL, all of which Mr. Honig’s father, as custodian, has voting and dispositive power over shares held by such accounts. Mr. Honig exercises no investment or voting power and disclaims beneficial ownership of the shares owned by accounts for which his father is custodian.

(10)       Represents (i) 333,334 shares of common stock and (ii) 666,666 shares of restricted stock which has not vested but over which Mr. Morrison exercises voting power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

We do not have a formal written policy for the review and approval of transactions with related parties.  Our Board of Directors is responsible for reviewing and approving or ratifying related-party transactions.  We annually require each of our directors and executive officers to complete a director or officer questionnaire, respectively, that elicits information about related party transactions, among other information. Our Board of Directors and legal counsel annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence. If the transaction were to present a conflict of interest, the Board of Directors would determine the appropriate response.

Related Person Transactions

We have entered into agreements and arrangements with our executive officers and directors that are more fully described above under “Executive Compensation — Agreements with Executive Officers”, Executive Compensation — Indemnification Agreements”, and “Director Compensation”.

Transactions or Relationships with or involving Mr. Honig

In February 2011, Mr. Honig advanced $2,250,000 to the Company under a Credit Facility Agreement. Between August 2011 and December 2011, the Company paid a total of $1,688,250 to Mr. Honig. Additionally, between July 2012 and October 2012, a total of $75,500 was extinguished on a non-cash basis reducing the principal balance of the note to $486,250. In October 2012, the Company entered into an Assignment of Rights and Assumption of Obligation Agreement with Mr. Honig whereby the Company assigned and transferred to Mr. Honig rights it had arising under a Separation Agreement and General Release executed on March 28, 2011 and Agreement for Payment of Future Proceeds executed in April 2011 (collectively the “Separation Agreements”). The Separation Agreements were executed in connection with debts and obligations owed by Gregory Cohen, the former President of the Company to the Company. In consideration for the transfer to Mr. Honig of rights to payment owed to the Company under the Separation Agreements, Mr. Honig reduced the Company’s outstanding principal note due to him under the Credit Agreement by $33,500. The Company’s outstanding principal note due to Mr. Honig has since been exchanged for 652 shares of Series E preferred stock and warrants to purchase 782,400 shares of common stock in August 2013, as discussed below, and the Company’s obligations under the Credit Facility Agreement have been fully satisfied.

On April 6, 2012, we entered into a consulting agreement with Mr. Honig pursuant to which Mr. Honig would provide certain consulting services relating to business development, corporate structure, strategic and business planning, selecting management and other functions reasonably necessary for advancing the business of the Company. The Consulting Agreement has an initial term of three years, subject to renewal. In consideration for the services, we agreed to pay Mr. Honig the following consideration:

•                       A ten-year option (to purchase 12,000,000 shares of our common stock, exercisable at $0.35 per share which was vested in full on the date of issuance;

•                       On such date that we receive minimum gross proceeds of at least $5,000,000 due to the occurrence of a Triggering Event (as defined in the Consulting Agreement) or the combination of multiple Triggering Events, a one-time payment of $200,000; and

•                       Upon a Change in Control (as defined in the Consulting Agreement) of the Company, a one-time payment of $500,000.

In August 2013, we sold 5,050 shares of Series E preferred stock and warrants to purchase 6,060,000 shares of common stock to Mr. Honig in a private placement for a purchase price of $4,999,500.  We also exchanged with Mr. Honig 652 shares of Series E preferred stock and warrants to purchase 782,400 shares of common stock for the outstanding principal and accrued interest of approximately $646,000 owed by us to Mr. Honig pursuant to the Credit Facility Agreement dated February 23, 2011, as amended, between a subsidiary of the Company and Mr. Honig above.  The sale and exchange were completed on equivalent terms to other investors purchasing in the private placement.

In July 2014, we sold to Mr. Honig 5,441,175 shares of common stock and warrants to purchase 2,176,469 shares of common stock in July 2014 private placements for a purchase price of approximately $1.9 million.  The sales were completed on equivalent terms to other investors purchasing in the private placements.

Transactions with Debra Struhsacker

Ms. Struhsacker was a consultant of the Company regarding environmental permitting and other matters from August 2011 until she joined the Company as Corporate Vice President in September 2013 and Senior Vice President in August 2014. We paid Ms. Struhsacker consulting fees totaling approximately $40,000 in 2011, and approximately $200,000 in 2012, and granted the following options to her in 2012: 400,000 options on March 6 with an exercise price of $0.45, vesting ratably on the grant date and December 31 of 2012, 2013 and 2014; 400,000 options on June 18 with an exercise price of $0.34, vesting ratably on the grant date and December 31 of 2012, 2013 and 2014. Consulting fees and stock awards paid to Ms. Struhsacker in 2013 prior to her election as Corporate Vice President of the Company in September 2013 are reported as all other compensation in The Summary Compensation Table.

Director Independence

We currently have three directors serving on our Board of Directors: Mr. Morrison, Mr. Honig and Mr. Alfers. We are not listed on a U.S. national securities exchange and, as such, are not subject to any director independence standards. Using the definition of independence set forth in the rules of the NYSE MKT, one of our directors, Mr. Morrison, is considered an independent director of the Company.

SELLING STOCKHOLDERS

Up to 40,656,836 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the account of the selling stockholders and include the following:

•                  29,040,614 shares issued to the selling stockholders in the Private Placement; and

•                  11,616,222 shares issuable upon exercise of the warrants issued to the selling stockholders in the Private Placement.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act.

The 40,656,836 shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus that was provided by or on behalf of the selling stockholders. Unless otherwise indicated in the footnotes to the table below: (i) subject to community property laws where applicable, the selling stockholders, to our knowledge, have sole voting and investment power with respect to the shares beneficially owned by them and (ii) none of the selling stockholders are broker-dealers, or are affiliates of a broker-dealer.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The selling stockholders’ percentage of ownership of our outstanding shares in the table below is based upon 316,681,754 shares of common stock outstanding as of August 29, 2014.

	Ownership Before Offering		Ownership After Offering (+)
SELLING STOCKHOLDER	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
HSI PARTNERSHIP (1)	220,587	205,881	14,706	*
PINETREE RESOURCE PARTNERSHIP (2)	3,710,000	3,710,000	0	—
AMERICAN EUROPEAN INSURANCE COMPANY (3)	444,176	411,763	32,413	*
ALPHA CAPITAL ANSTALT (4)	6,617,647	6,176,450	441,197	*
BRUCE TEWES (5)	102,940	102,940	0	—
STERNE AGEE & LEACH INC C/F GARNER MCNETT IRA (6)	247,059	247,059	0	—

	Ownership Before Offering		Ownership After Offering (+)
SELLING STOCKHOLDER	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
JASON H MURRAY AS TRUSTEE FOR THE GOLDEN POND SUPER FUND (7)	207,200	207,200	0	—
GLENN SIMONELLI TOD (8)	42,000	42,000	0	—
GEORGE HRIBAR (9)	42,000	42,000	0	—
JEREMY EVAN CRESON (10)	61,763	61,763	0	—
ANSON INVESTMENTS MASTER FUND LP (11)	1,400,000	1,400,000	0	—
STUART R OLIVER (12)	292,352	292,352	0	—
NABIL YAZGI MD PA CASH BALANCE PLAN & TRUST 12-28-2008 NABIL YAZGI TTEE (13)	82,352	82,352	0	—
STERNE AGEE & LEACH INC C/F KIMBERLY J MACURDY IRA (14)	185,292	185,292	0	—
ROBERTO LUPI (15)	57,646	57,646	0	—
JOHN CAMPBELL (16)	144,117	144,117	0	—
GUY W HARTSIG (17)	72,059	72,059	0	—
PAUL G LIND (18)	102,940	102,940	0	—
DOUGLAS DAVIES (19)	205,881	205,881	0	—
JOHAN PETER THOMAS HINDEROT (20)	205,881	205,881	0	—
GRQ CONSULTANTS, INC ROTH 401K FBO BARRY HONIG (21)	13,418,545	1,029,411	12,389,134	3.8%
NEWPORT GLOBAL GROUP, LTD. (22)	280,000	280,000	0	—
STERNE AGEE & LEACH INC C/F MARK J. CAMPBELL ROTH IRA (23)	205,881	205,881	0	—
MARK BUTT (24)	1,094,630	1,094,630	0	—
MICHAEL D WATSON (25)	82,352	82,352	0	—
GRAHAM M BONES (26)	102,940	102,940	0	—
DR. JOSHUA J GOODEN & JANEEN GOODEN JTWROS (27)	102,940	102,940	0	—
JOHN AVON (28)	56,000	56,000	0	—
LENNOX JAIPERSAD (29)	57,523	57,523	0	—
WALTER W GLOYER & KARIN H GLOYER TRUST WALTER GLOYER TRUSTEE (30)	185,294	185,294	0	—
JOHN R B GOULD (31)	205,882	205,882	0	—
GRQ CONSULTANTS, INC. 401K (32)	37,653,598	5,147,058	32,506,540	9.7%
DOUGLAS E. JASEK (33)	205,881	205,881	0	—
STERNE AGEE & LEACH INC C/F DAVID W FROST IRA (34)	391,175	391,175	0	—
STEVEN M ALFORD & LAURA S ALFORD LIVING TRUST STEVEN & LAURA ALFORD TTEES (35)	102,940	102,940	0	—
ANDREAS WAWRLA (36)	8,235,231	8,235,231	0	—
BRUNO J. CASATELLI (37)	1,811,763	1,811,763	0	—
KERSTON COOMBS & DANE K COOMBS JTWROS (38)	165,562	165,562	0	—
BENJAMIN HASTY (39)	90,587	90,587	0	—

	Ownership Before Offering		Ownership After Offering (+)
SELLING STOCKHOLDER	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
STERNE AGEE & LEACH INC C/F ALGIS J RAJECKAS IRA (40)	102,940	102,940	0	—
LAWRENCE SOLOMON REVOCABLE LIVING TRUST LAWRENCE SOLOMON TTEE (41)	144,118	144,118	0	—
VULCAN PROPERTIES INC. (42)	1,235,294	1,235,294	0	—
NACHUM STEIN (43)	411,763	411,763	0	—
DAVID MANSON DUDLEY (44)	61,763	61,763	0	—
ALEXANDER H HACHIYA (45)	205,881	205,881	0	—
RICHARD MOLINSKY (46)	290,000	140,000	150,000	*
DANIEL E LARSON (47)	41,175	41,175	0	—
STERNE AGEE & LEACH INC C/F MAREE CASATELLI SEP IRA (48)	411,763	411,763	0	—
STANDARD SAND & SILICA CO, INC (49)	102,940	102,940	0	—
THE WILLIAM D WOODFORD & DEBORAH N WOODFORD REVOC LIVING TRUST 01/15/13 (50)	102,940	102,940	0	—
ARTHUR E PERELESS (51)	82,352	82,352	0	—
DAVID W FROST (52)	617,646	617,646	0	—
MICHAEL C BELLARD (53)	41,175	41,175	0	—
RANDALL L PAYNE KATHY S PAYNE JTWROS (54)	411,763	411,763	0	—
DR. RICHARD MATTER ANITA MATTER JTWROS (55)	82,352	82,352	0	—
EDWARD KARR (56)	3,206,304	617,646	2,588,658	*
MICHAEL F TEDESCO (57)	82,352	82,352	0	—
TIM WELLS (58)	102,942	102,942	0	—
ALLEN WAGERS (59)	280,000	280,000	0	—
HERNANDO HOLGUIN (60)	411,763	411,763	0	—
ROBIN ABRAHAM (61)	617,646	617,646	0	—
BERND ALBRECHT (62)	164,705	164,705	0	—
WARREN S THUNE (63)	140,000	140,000	0	—
MARIO AYUB (64)	205,881	205,881	0	—
KUMAR SUPPIAH (65)	123,529	123,529	0	—
KENNETH G WILLIAMSON (66)	205,881	205,881	0	—
TOTAL		40,656,836

* represents less than 1%.

(+)

Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.

(1)

205,881 shares of common stock offered by this selling stockholder includes 147,058 shares outstanding and 58,823 shares issuable upon exercise of a warrant. Nachum Stein has voting and investment power over shares of the Company held by this selling stockholder. Address is 444 MADISON AVENUE, SUITE 501, NEW YORK, NY 10022.

(2)

3,710,000 shares of common stock offered by this selling stockholder includes 2,650,000 shares outstanding and 1,060,000 shares issuable upon exercise of a warrant. By virtue of Pinetree Resource Partnership’s (“Pinetree Resource”) direct ownership of the shares and Pinetree Capital Ltd. (“Pinetree Capital”), Pinetree Capital Investment Corp. (“PCIC”) and Emerald Capital Corp.’s (“Emerald”) ownership and control of Pinetree Resource, Pinetree Capital, PCIC, Emerald and Pinetree Resource have voting and investment power over shares of the Company held by this selling stockholder. Address is 2500-130 KING STREET WEST, TORONTO, ONTARIO, M5X 2A2.

(3)

411,763 shares of common stock offered by this selling stockholder includes 294,117 shares outstanding and 117,646 shares issuable upon exercise of a warrant. Nachum Stein has voting and investment power over shares of the Company held by this selling stockholder. Address is 444 MADISON AVENUE, SUITE 501, NEW YORK, NY 10022

(4)

6,176,450 shares of common stock offered by this selling stockholder includes 4,411,750 shares outstanding and 1,764,700 shares issuable upon exercise of a warrant. Konrad Ackermann has voting and investment power over shares of the Company held by this selling stockholder. Address is LETTSTRASSE 32, LI-9490 VADUZ, LIECHSTENSTEIN.

(5)

102,940 shares of common stock offered by this selling stockholder includes 73,529 shares outstanding and 29,411 shares issuable upon exercise of a warrant. Address is 6770 320TH ST., HARTLEY, IA 51346.

(6)

247,059 shares of common stock offered by this selling stockholder includes 176,471 shares outstanding and 70,588 shares issuable upon exercise of a warrant. Garner McNett has voting and investment power over shares of the Company held by this selling stockholder. Address is 8440 ESTERS BLVD, STE 130, IRVING, TX 75063.

(7)

207,200 shares of common stock offered by this selling stockholder includes 148,000 shares outstanding and 59,200 shares issuable upon exercise of a warrant. Jason Murray has voting and investment power over shares of the Company held by this selling stockholder. Address is 21 LOCKSLEY STREET, KILLARA, NSW AUSTRALIA 2071.

(8)

42,000 shares of common stock offered by this selling stockholder includes 30,000 shares outstanding and 12,000 shares issuable upon exercise of a warrant. Address is 805 BIRCHWOOD DRIVE, WESTBURY, NY 11590.

(9)

42,000 shares of common stock offered by this selling stockholder includes 30,000 shares outstanding and 12,000 shares issuable upon exercise of a warrant. Address is 55 1ST STREET, GARDEN CITY, NY 11530.

(10)

61,763 shares of common stock offered by this selling stockholder includes 44,117 shares outstanding and 17,646 shares issuable upon exercise of a warrant. Address is AVENIDA AMERICAS, #42A-21, BOGOTA, COLOMBIA.

(11)

1,400,000 shares of common stock offered by this selling stockholder includes 1,000,000 shares outstanding and 400,000 shares issuable upon exercise of a warrant. Bruce Winson, Moez Kassam, and Adam Spears have voting and investment power over shares of the Company held by this selling stockholder. Address is 190 ELGIN AVE, GEORGETOWN, GRAND CAYMAN KY1-9005.

(12)

292,352 shares of common stock offered by this selling stockholder includes 208,823 shares outstanding and 83,529 shares issuable upon exercise of a warrant. Address is 40 S PARKGATE CIRCLE, SHENANDOAH, TX 77381.

(13)

82,352 shares of common stock offered by this selling stockholder includes 58,823 shares outstanding and 23,529 shares issuable upon exercise of a warrant. Nabil Yazgi has voting and investment power over shares of the Company held by this selling stockholder. Address is 401 HAMBURG TPK #102, WAYNE, NJ 07470.

(14)

185,292 shares of common stock offered by this selling stockholder includes 132,352 shares outstanding and 52,940 shares issuable upon exercise of a warrant. Kimberly J. Macurdy has voting and investment power over shares of the Company held by this selling stockholder. Address is 14 INDIAN CORN PL., CONROE, TX 77384.

(15)

57,646 shares of common stock offered by this selling stockholder includes 41,176 shares outstanding and 16,470 shares issuable upon exercise of a warrant. Address is 149 LOGANS WAY, HOPEWELL JUNCTION, NY 12533.

(16)

144,117 shares of common stock offered by this selling stockholder includes 102,941 shares outstanding and 41,176 shares issuable upon exercise of a warrant. Address is 38 SHELL PORT SQUARE, SPRING, TX 77380.

(17)

72,059 shares of common stock offered by this selling stockholder includes 51,471 shares outstanding and 20,588 shares issuable upon exercise of a warrant. Address is 415 YORKSHIRE RD, CHERRY HILL, NJ 08304.

(18)

102,940 shares of common stock offered by this selling stockholder includes 73,529 shares outstanding and 29,411 shares issuable upon exercise of a warrant. Address is 14363 90TH AVE, MILACA, MN 56353.

(19)

205,881 shares of common stock offered by this selling stockholder includes 147,058 shares outstanding and 58,823 shares issuable upon exercise of a warrant. Address is PO BOX DV 169, DEVONSHIRE, BERMUDA DUBX.

(20)

205,881 shares of common stock offered by this selling stockholder includes 147,058 shares outstanding and 58,823 shares issuable upon exercise of a warrant. Address is TYGELSJÖ SKOLVÄG 16218 72, TYGELSJÖ SWEDEN.

(21)

1,029,411 shares of common stock offered by this selling stockholder includes 735,294 shares outstanding and 294,117 shares issuable upon exercise of a warrant. Barry Honig (a director of the Company) has voting and investment power over shares of the Company held by this selling stockholder. For additional information on the beneficial ownership of GRQ Consultants Inc. Roth 401K FBO Barry Honig and Mr. Honig, please see the section —Security Ownership of Certain Beneficial Owners and Management. The address for GRQ Consultants Inc. Roth 401K FBO Barry Honig is 555. S. FEDERAL HIGHWAY #450, BOCA RATON, FLORIDA 33432.

(22)

280,000 shares of common stock offered by this selling stockholder includes 200,000 shares outstanding and 80,000 shares issuable upon exercise of a warrant. Rounsevelle W. Schaum has voting and investment power over shares of the Company held by this selling stockholder. Address is 157 HARRISON AVE, #17, NEWPORT, RI 02840.

(23)

205,881 shares of common stock offered by this selling stockholder includes 147,058 shares outstanding and 58,823 shares issuable upon exercise of a warrant. Mark J. Campbell has voting and investment power over shares of the Company held by this selling stockholder. Address is 1595 EVERSEDGE DRIVE, ALPHARETTA, GA 30009.

(24)

1,094,630 shares of common stock offered by this selling stockholder includes 781,879 shares outstanding and 312,751 shares issuable upon exercise of a warrant. Address is 20 BAKERY LANE, HM07, BERMUDA.

(25)

82,352 shares of common stock offered by this selling stockholder includes 58,823 shares outstanding and 23,529 shares issuable upon exercise of a warrant. Address is 8285 TOURNAMENT DR STE 150, MEMPHIS, TN 38125.

(26)

102,940 shares of common stock offered by this selling stockholder includes 73,529 shares outstanding and 29,411 shares issuable upon exercise of a warrant. Address is 8155 CARPET ROAD, NEW TRIPOLI, PA 18066.

(27)

102,940 shares of common stock offered by this selling stockholder includes 73,529 shares outstanding and 29,411 shares issuable upon exercise of a warrant. Address is 109 W 9TH STREET, SCOTT CITY, KS 67871.

(28)

56,000 shares of common stock offered by this selling stockholder includes 40,000 shares outstanding and 16,000 shares issuable upon exercise of a warrant. Address is 136 FALLKIRK DR., COPPELL, TX 75019.

(29)

57,523 shares of common stock offered by this selling stockholder includes 41,088 shares outstanding and 16,435 shares issuable upon exercise of a warrant. Address is 24-25 PINE GARDENS, CLEARWATER, RIO CLARO, TRINIDAD, WEST INDIES.

(30)

185,294 shares of common stock offered by this selling stockholder includes 132,353 shares outstanding and 52,941 shares issuable upon exercise of a warrant. Walter W. Gloyer has voting and investment power over shares of the Company held by this selling stockholder. Address is 15600 BROWN RD, TOMBALL, TX 77377.

(31)

205,882 shares of common stock offered by this selling stockholder includes 147,059 shares outstanding and 58,823 shares issuable upon exercise of a warrant. Address is 4 THE PARK, GRASSCROFT, OLDHAM, OL44ES, ENGLAND.

(32)

5,147,058 shares of common stock offered by this selling stockholder includes 3,676,470 shares outstanding and 1,470,588 shares issuable upon exercise of a warrant. Barry Honig (a director of the Company) has voting and investment power over shares of the Company held by this selling stockholder. For additional information on the beneficial ownership of GRQ Consultants Inc. 401(k) and Mr. Honig, please see the section —Security Ownership of Certain Beneficial Owners and Management. The address for GRQ Consultants Inc. 401(k) is 555. S. FEDERAL HIGHWAY #450, BOCA RATON, FLORIDA 33432.

(33)

205,881 shares of common stock offered by this selling stockholder includes 147,058 shares outstanding and 58,823 shares issuable upon exercise of a warrant. Address is PO BOX 5095, BELLAIRE, TX 77402.

(34)

391,175 shares of common stock offered by this selling stockholder includes 279,411 shares outstanding and 111,764 shares issuable upon exercise of a warrant. David W. Frost has voting and investment power over shares of the Company held by this selling stockholder. Address is 420 CLAREMONT DRIVE, SALINA, KS 67401.

(35)

102,940 shares of common stock offered by this selling stockholder includes 73,529 shares outstanding and 29,411 shares issuable upon exercise of a warrant. Steven M. Alford and Laura S. Alford, both as trustees, have voting and investment power over shares of the Company held by this selling stockholder. Address is PO BOX 35336, PHOENIX, AZ 85069.

(36)

8,235,231 shares of common stock offered by this selling stockholder includes 5,882,308 shares outstanding and 2,352,923 shares issuable upon exercise of a warrant. Address is AGUIS SANTIAR AG BALGACHERSTRA, SSE 17 CH-9445, REBSTEIN, SWITZERLAND.

(37)

1,811,763 shares of common stock offered by this selling stockholder includes 1,294,117 shares outstanding and 517,646 shares issuable upon exercise of a warrant. Address is 8862 BLOOMFIELD BLVD, SARASOTA, FL 34238.

(38)

165,562 shares of common stock offered by this selling stockholder includes 118,259 shares outstanding and 47,303 shares issuable upon exercise of a warrant. Address is ONE WOODBROOK PLACE, APT 14F TOWER 3, PORT OF SPAIN, TRINIDAD & TOBAGO.

(39)

90,587 shares of common stock offered by this selling stockholder includes 64,705 shares outstanding and 25,882 shares issuable upon exercise of a warrant. Address is PO BOX 1493, LYNN HAVEN, FL 32444.

(40)

102,940 shares of common stock offered by this selling stockholder includes 73,529 shares outstanding and 29,411 shares issuable upon exercise of a warrant. Address is 31 BRINDISI, LAGUNA NIGUEL, CA 92677.

(41)

144,118 shares of common stock offered by this selling stockholder includes 102,942 shares outstanding and 41,176 shares issuable upon exercise of a warrant. Lawrence Solomon has voting and investment power over shares of the Company held by this selling stockholder. Address is 6375 NOBLE ROAD, WEST BLOOMFIELD, MI 48322.

(42)

1,235,294 shares of common stock offered by this selling stockholder includes 882,353 shares outstanding and 352,941 shares issuable upon exercise of a warrant. Arthur G. Cohen and Stanley Garber have voting and investment power over shares of the Company held by this selling stockholder. Address is 515 MADISON AVENUE, 29TH FLOOR, NEW YORK, NY 10022.

(43)

411,763 shares of common stock offered by this selling stockholder includes 294,117 shares outstanding and 117,646 shares issuable upon exercise of a warrant. Address is 444 MADISON AVENUE, SUITE 501, NEW YORK, NY 10022. This selling stockholder also has voting and investment power over outstanding shares and shares issuable on exercise of warrants held by HSI partnership (See footnote 1) and American European Insurance Company (See footnote 3).

(44)

61,763 shares of common stock offered by this selling stockholder includes 44,117 shares outstanding and 17,646 shares issuable upon exercise of a warrant. Address is C/O JONES LANG LASALLE OFFICE #3, 7TH FLOOR, ABU DHABI TRADE CENTER BUILDING, PO BOX 36788, TOURIST CLUB AREA, ABU DHABI, UNITED EMIRATES.

(45)

205,881 shares of common stock offered by this selling stockholder includes 147,058 shares outstanding and 58,823 shares issuable upon exercise of a warrant. Address is 301 MAIN STREET, UNIT 22F, SAN FRANCISCO, CA 94105.

(46)

140,000 shares of common stock offered by this selling stockholder includes 100,000 shares outstanding and 40,000 shares issuable upon exercise of a warrant. Address is 51 LORDS HWY EAST, WESTON, CT 06883.

(47)

41,175 shares of common stock offered by this selling stockholder includes 29,411 shares outstanding and 11,764 shares issuable upon exercise of a warrant. Address is 3250 WOODLAND SHORES DRIVE, DECATUR, IL 62521.

(48)

411,763 shares of common stock offered by this selling stockholder includes 294,117 shares outstanding and 117,646 shares issuable upon exercise of a warrant. Maree Casatelli has voting and investment power over shares of the Company held by this selling stockholder. Address is 179 FREDON MARSKBORO ROAD, NEWTON, NJ 07860.

(49)

102,940 shares of common stock offered by this selling stockholder includes 73,529 shares outstanding and 29,411 shares issuable upon exercise of a warrant. Lemuel Baylis Carnes III has voting and investment power over shares of the Company held by this selling stockholder. Address is PO BOX 1059, DAVENPORT, FL 33836.

(50)

102,940 shares of common stock offered by this selling stockholder includes 73,529 shares outstanding and 29,411 shares issuable upon exercise of a warrant. William D. Woodford and Deborah N. Woodford have voting and investment power over shares of the Company held by this selling stockholder. Address is 1704 PARTRIDGE RUN ROAD, PITTSBURGH, PA 15421.

(51)

82,352 shares of common stock offered by this selling stockholder includes 58,823 shares outstanding and 23,529 shares issuable upon exercise of a warrant. Address is 479 LOCUST PT ROAD, LOCUST NJ 07760.

(52)

617,646 shares of common stock offered by this selling stockholder includes 441,176 shares outstanding and 176,470 shares issuable upon exercise of a warrant. Address is 420 CLAREMONT DRIVE, SALINA, KS 67401.

(53)

41,175 shares of common stock offered by this selling stockholder includes 29,411 shares outstanding and 11,764 shares issuable upon exercise of a warrant. Address is 118 PLAYFAIR DR., LAFAYETTE, LA 70503.

(54)

411,763 shares of common stock offered by this selling stockholder includes 294,117 shares outstanding and 117,646 shares issuable upon exercise of a warrant. Address is 445 JANAN COURT, CONWAY, AR 72034.

(55)

82,352 shares of common stock offered by this selling stockholder includes 58,823 shares outstanding and 23,529 shares issuable upon exercise of a warrant. Address is 237 DESHA ROAD, LEXINGTON, KY 40502.

(56)

617,646 shares of common stock offered by this selling stockholder includes 441,176 shares outstanding and 176,470 shares issuable upon exercise of a warrant. Address is CP 5452, CH-1211, GENEVA 11, SWITZERLAND.

(57)

82,352 shares of common stock offered by this selling stockholder includes 58,823 shares outstanding and 23,529 shares issuable upon exercise of a warrant. Address is 156 CORK HILL ROAD, FRANKLIN, NJ 07416.

(58)

102,942 shares of common stock offered by this selling stockholder includes 73,530 shares outstanding and 29,412 shares issuable upon exercise of a warrant. Address is 303 GILLETTE DRIVE, FRANKLIN, TN 37069.

(59)

280,000 shares of common stock offered by this selling stockholder includes 200,000 shares outstanding and 80,000 shares issuable upon exercise of a warrant. Address is 3718 CHERRY HILL LANE, PASADENA, TX 77505.

(60)

411,763 shares of common stock offered by this selling stockholder includes 294,117 shares outstanding and 117,646 shares issuable upon exercise of a warrant. Address is CRA 9 NO 77-87, SUITE 802, BOGOTA, COLOMBIA.

(61)

617,646 shares of common stock offered by this selling stockholder includes 441,176 shares outstanding and 176,470 shares issuable upon exercise of a warrant. Address is C/O CLIFFORD CHANCE LLP, BLDG 6, LVL 2,THE GALE PRECINCT DUBAI, INT’L FINCL CNTRE, PO BOX 9380, DUBAI UAE.

(62)	164,705 shares of common stock offered by this selling stockholder includes 117,647 shares outstanding and 47,058 shares issuable upon exercise of a warrant. Address is MOSCOW 142006, RUSSIA NOVATOROV STR 10-1-40.

(63)

140,000 shares of common stock offered by this selling stockholder includes 100,000 shares outstanding and 40,000 shares issuable upon exercise of a warrant. Address is 1881 N. NASH STREET, APT. 1902, ARLINGTON, VA 22209.

(64)

205,881 shares of common stock offered by this selling stockholder includes 147,058 shares outstanding and 58,823 shares issuable upon exercise of a warrant. Address is EUGENIO RAMIREZ, CALDERON NO 1404, COL SAN FELIPE, CHIHUAHUA CHIH MEXICO, ZC 31203.

(65)

123,529 shares of common stock offered by this selling stockholder includes 88,235 shares outstanding and 35,294 shares issuable upon exercise of a warrant. Address is 556 YISHUN AVE #6, #13 11 LILYDALE CONDOMINIUM, SINGAPORE 768964.

(66)

205,881 shares of common stock offered by this selling stockholder includes 147,058 shares outstanding and 58,823 shares issuable upon exercise of a warrant. Address is 2018 MORSE STREET, HOUSTON, TX 77019.

DESCRIPTION OF SECURITIES

We are authorized to issue 500,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of August 29, 2014, we have issued and outstanding securities on a fully diluted basis:

•                  316,681,754 shares of common stock (including 13,375,144 shares of restricted stock granted under our equity incentive plans that have not yet vested);

•                  9,425 shares of Series E Convertible Preferred Stock, convertible for 28,275,000 shares of common stock;

•                  Warrants to purchase 38,054,543 shares of common stock;

•                  Options to purchase 32,900,000 shares of common stock.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors.

Warrants

We currently have issued and outstanding warrants to purchase 38,054,543 shares of common stock, all currently exercisable, as follows:

•                  3,500,000 warrants exercisable at $0.40 per share, expiring February 23, 2017;

•                  400,000 warrants exercisable at $0.45 per share, expiring March 6, 2022;

•                  3,909,031 warrants exercisable at $0.50 per share, expiring December 7, 2015;

•                  13,435,590 warrants exercisable at $0.40 per share, expiring in August 2016;

•                  10,631,522 warrants exercisable at $0.45 per shares, expiring January 2, 2017;

•                  1,884,139 warrants exercisable at $0.34 per shares, expiring January 2, 2017;

•                  984,700 warrants exercisable at $0.45 per shares, expiring January 14, 2017;

•                  241,252 warrants exercisable at $0.34 per shares, expiring January 14, 2017;

•                  2,725,454 warrants exercisable at $0.45 per shares, expiring January 30, 2017; and

•                  342,855 warrants exercisable at $0.34 per shares, expiring January 30, 2017.

The selling stockholders may exercise the warrants included in this prospectus on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement.

Registration Rights

In connection with the Private Placement, we entered into a registration rights agreements dated July 2, 2014 and July 14, 2014 providing for the registration of the resale of those shares.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer Corp. located at 2469 E. Fort Union Blvd., Ste 214, Salt Lake City, UT 84121.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-K, except those that have been previously reported in our filings with the Securities and Exchange Commission.

Indemnification of Directors and Officers

Nevada Revised Statutes Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under Revised Statutes Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Articles of Incorporation provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding related to their service as an officer or director. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. We must pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors or officers may have or hereafter acquire.

Our Articles of Incorporation provide that we may adopt bylaws to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may purchase and maintain insurance on behalf of any of officers and directors. The indemnification provided in our Articles of Incorporation continue as to a person who has ceased to be a director, officer, employee or agent, and inure to the benefit of the heirs, executors and administrators of such person.

Our Bylaws provide that a director or officer shall have no personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.3900.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 40,656,836 shares of our common stock, par value $0.0001 per share, which includes (i) 29,040,614 shares issued to the selling stockholders in the Private Placement and (ii) 11,616,222 shares issuable upon exercise of the warrants issued to the selling stockholders in the Private Placement.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling securities:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                 an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Davis Graham & Stubbs LLP will pass upon the validity of the shares of common stock offered by the selling stockholders under this prospectus.

EXPERTS

The financial statements included in this reoffer prospectus have been so included in reliance on the report of KBL, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that the selling stockholders are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. Access to these electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: Pershing Gold Corporation, 1658 Cole Blvd., Bldg. 6, Suite 210, Lakewood, CO 80401, Attention: Corporate Secretary or by calling 720-974-7254.

GLOSSARY OF SELECTED MINING TERMS

The following is a glossary of selected mining terms used in this annual report on Form 10-K that may be technical in nature:

“Base Metal” means a classification of metals usually considered to be of low value and higher chemical activity when compared with the precious metals (gold, silver, platinum, etc.). This nonspecific term generally refers to the high-volume, low-value metals copper, lead, tin, and zinc.

“Breccia” means rock consisting of fragments, more or less angular, in a matrix of finer-grained material or of cementing material.

“Cane Springs formation” means a formation consisting of a thick bedded massive limestone, with local silty limestone units, the upper portion of which contains solution cavities and caves and is locally brecciated.

“Claim” means a mining interest giving its holder the right to prospect, explore for and exploit minerals within a defined area.

“Concentrate” means the clean product of ore or metal separated from its containing rock or earth by froth flotation or other methods of mineral separation.

“Deposit” means an informal term for an accumulation of mineral ores.

“Doré” means a mixture of gold and silver that is produced from the refinery furnace.

“Exploration Stage” means a U.S. Securities and Exchange Commission descriptive category applicable to public mining companies engaged in the search for mineral deposits and ore reserves and which are not either in the mineral development or the ore production stage.

“Feasibility Study” means an engineering study designed to define the technical, economic, and legal viability of a mining project with a high degree of reliability.

“Flotation” means the separating of finely crushed minerals from one another by causing some to float in a froth and others to remain in suspension in the pulp. Oils and various chemicals are used to activate, make floatable, or depress the minerals.

“Formation” means a distinct layer of sedimentary rock of similar composition.

“Grade” means the metal content of ore, usually expressed in troy ounces per ton (2,000 pounds) or in grams per ton or metric tonnes that contain 2,204.6 pounds or 1,000 kilograms.

“Heap Leach” means a mineral processing method involving the crushing and stacking of an ore on an impermeable liner upon which solutions are sprayed to dissolve metals i.e. gold, copper etc.; the solutions containing the metals are then collected and treated to recover the metals.

“Lode” means a classic vein, ledge, or other rock in place between definite walls.

“Mesozoic” means the era off geological time that began 250 million years ago with the Triassic period and lasted about 185 million years until the end of the Cretaceous period.

“Millsite” means a specific location of five acres or less on public lands that are non-mineral in character. Millsites may be located in connection with a placer or lode claim for mining and milling purposes or as an independent/custom mill site that is independent of a mining claim.

“Mineralization” means the concentration of metals within a body of rock.

“Mining” means the process of extraction and beneficiation of mineral reserves or mineral deposits to produce a marketable metal or mineral product. Exploration continues during the mining process and, in many cases, mineral reserves or mineral deposits are expanded during the life of the mine operations as the exploration potential of the deposit is realized.

“Net Smelter Return Royalty” means a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of transportation, insurance, and smelting/refining costs.

“Open Pit” means a mine working or excavation open to the surface.

“Ore” means material containing minerals that can be economically extracted.

“Outcrop” means that part of a geologic formation or structure that appears at the surface of the earth.

“Paleozoic” means the era of geological time from about 540 to 245 million years ago.

“Precious Metal” means any of several relatively scarce and valuable metals, such as gold, silver, and the platinum-group metals.

“Probable Reserves” means reserves for which quantity and grade and/or quality are computed from information similar to that used for Proven Reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for Proven Reserves, is high enough to assume continuity between points of observation.

“Production Stage” means a project that is actively engaged in the process of extraction and beneficiation of mineral reserves or mineral deposits to produce a marketable metal or mineral product.

“Proven Reserves” means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

“Reclamation” means the process of returning land to another use after mining is completed.

“Recovery” means that portion of the metal contained in the ore that is successfully extracted by processing, expressed as a percentage.

“Reserves” means that part of a mineral deposit that could be economically and legally extracted or produced at the time of reserve determination.

“Sampling” means selecting a fractional part of a mineral deposit for analysis.

“Sediment” means solid fragmental material that originates from weathering of rocks and is transported or deposited by air, water, or ice, or that accumulates by other natural agents, such as chemical precipitation from solution or secretion by organisms, and that forms in layers on the Earth’s surface at ordinary temperatures in a loose, unconsolidated form.

“Sedimentary” means formed by the deposition of sediment.

“Stocks” means discordant igneous intrusion having a surface exposure of less than 40 square miles.

“Unpatented Mining Claim” means a mineral claim staked on federal or, in the case of severed mineral rights, private land (where the U.S. government has retained ownership of the locatable minerals) to which a deed from the U.S. government has not been received by the claimant. Unpatented claims give the claimant the exclusive right to explore for and to develop the underlying minerals and the right to use the surface for such purpose. However, the claimant does not own title to either the minerals or the surface, and the claim must include a discovery of valuable minerals to be valid and is subject to the payment of annual claim maintenance fees that are established by the governing authority of the land on which the claim is located.

“Vein” means a fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.

“Waste” means rock lacking sufficient grade and/or other characteristics of ore.

ITEM 1 Financial Statements

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,822,932	$7,743,107
Restricted cash	2,250,000	2,250,000
Other receivables	43,349	17,276
Prepaid expenses and other current assets	399,032	582,278

Total Current Assets	5,515,313	10,592,661

NON - CURRENT ASSETS:
Property and equipment, net	6,050,616	6,450,640
Mineral rights	16,786,912	16,786,912
Reclamation bond deposit	25,000	25,000
Deposits	—	3,884

Total Non - Current Assets	22,862,528	23,266,436

Total Assets	$28,377,841	$33,859,097

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$751,454	$624,753
Note payable - current portion	23,532	23,036

Total Current Liabilities	774,986	647,789

LONG-TERM LIABILITIES:
Note payable - long term portion	29,757	36,474

Total Liabilities	804,743	684,263

Commitments and Contingencies

STOCKHOLDERS’ EQUITY :
Preferred stock, $0.0001 par value; 50,000,000 authorized
Convertible Series A Preferred stock ($.0001 Par Value; 2,250,000 Shares Authorized; none issued and outstanding as of June 30, 2014 and December 31, 2013)	—	—
Convertible Series B Preferred stock ($.0001 Par Value; 8,000,000 Shares Authorized; none issued and outstanding as of June 30, 2014 and December 31, 2013)	—	—
Convertible Series C Preferred stock ($.0001 Par Value; 3,284,396 Shares Authorized; none issued and outstanding as of June 30, 2014 and December 31, 2013)	—	—
Convertible Series D Preferred stock ($.0001 Par Value; 7,500,000 Shares Authorized; none issued and outstanding as of June 30, 2014 and December 31, 2013)	—	—
Convertible Series E Preferred stock ($.0001 Par Value; 15,151 Shares Authorized; 9,606 and 11,185 issued and outstanding as of June 30, 2014 and December 31, 2013 , respectively)	1	1
Common stock ($.0001 Par Value; 500,000,000 Shares Authorized; 280,904,023 and 275,917,023 shares issued and 280,284,495 and 275,790,008 outstanding as of June 30, 2014 and December 31, 2013 , respectively)	28,091	27,592
Additional paid-in capital	134,733,556	133,201,209
Treasury stock, at cost, (619,528 and 127,015 shares as of June 30, 2014 and December 31, 2013, respectively)	(225,876)	(44,455)
Accumulated deficit	(106,962,674)	(100,009,513)

Total Stockholders’ Equity	27,573,098	33,174,834

Total Liabilities and Stockholders’ Equity	$28,377,841	$33,859,097

See accompanying notes to consolidated financial statements.

PERSHING GOLD CORPORATION  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$—	$—	$—	$—

Operating expenses:
Compensation and related taxes	1,068,955	1,439,412	2,345,083	3,073,655
Exploration cost	1,346,699	299,603	1,881,425	715,075
Consulting fees	375,258	437,080	653,051	782,613
General and administrative expenses	1,048,361	962,154	2,071,371	2,066,030

Total operating expenses	3,839,273	3,138,249	6,950,930	6,637,373

Loss from operations	(3,839,273)	(3,138,249)	(6,950,930)	(6,637,373)

OTHER INCOME (EXPENSES):
Warrant settlement expense	—	(45,484)	—	(45,484)
Realized gain - available for sale securities	—	1,205,000	—	1,656,333
Interest expense and other finance costs, net of interest income	(1,065)	(8,995)	(2,231)	(17,702)

Total other income (expenses) - net	(1,065)	1,150,521	(2,231)	1,593,147

Loss before provision for income taxes	(3,840,338)	(1,987,728)	(6,953,161)	(5,044,226)

Provision for income taxes	—	—	—	—

Net loss	$(3,840,338)	$(1,987,728)	$(6,953,161)	$(5,044,226)

Net loss per common share, basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and Diluted	280,270,650	273,292,023	279,065,711	271,700,310

See accompanying notes to consolidated financial statements.

PERSHING GOLD CORPORATION  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
	2014	2013
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss attributable to Pershing Gold Corporation	$(6,953,161)	$(5,044,226)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	488,054	487,905
Realized gain - available for sale securities	—	(1,656,333)
Stock-based compensation	1,532,846	2,649,620

Changes in operating assets and liabilities:
Other receivables	(26,073)	77,364
Prepaid expenses - current portion and other current assets	187,130	282,221
Accounts payable and accrued expenses	131,607	(133,222)

NET CASH USED IN OPERATING ACTIVITIES	(4,639,597)	(3,336,671)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds received from the sale of marketable securities	—	1,656,333
Purchase of property and equipment	(88,030)	(23,898)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(88,030)	1,632,435

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(181,421)	—
Payments on notes payable	(11,127)	(9,598)
Distribution to former parent company	—	(15,066)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(192,548)	(24,664)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,920,175)	(1,728,900)

CASH AND CASH EQUIVALENTS- beginning of period	7,743,107	3,218,191

CASH AND CASH EQUIVALENTS- end of period	$2,822,932	$1,489,291

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$2,231	$3,132
Income taxes	$—	$—

See accompanying notes to consolidated financial statements.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Pershing Gold Corporation (the “Company”), formerly named Sagebrush Gold Ltd., was incorporated under the laws of the State of Nevada on August 2, 2007. The Company is a gold and precious metals exploration company pursuing exploration and development opportunities primarily in Nevada. The Company is currently focused on exploration of its Relief Canyon properties in Pershing County in northwestern Nevada. None of the Company’s properties contain proven and probable reserves, and all of the Company’s activities on all of its properties are exploratory in nature.

A wholly-owned subsidiary, EXCX Funding Corp., a Nevada corporation was formed in January 2011 and held the note payable - related party, which was exchanged for the Company’s Series E Convertible Preferred Stock (“Series E Stock”) and warrants in August 2013 and was cancelled. On April 6, 2014 EXCX Funding Corp. was liquidated and dissolved.

On August 30, 2011, the Company, through its wholly-owned subsidiary, Gold Acquisition Corp. (“Gold Acquisition”) acquired the Relief Canyon Mine property (“Relief Canyon”) located in Pershing County, near Lovelock, Nevada, for an aggregate purchase price consisting of: (i) $12,000,000 cash and (ii) $8,000,000 in senior secured convertible promissory notes.

A wholly-owned subsidiary, Pershing Royalty Company, a Delaware corporation, was formed on May 17, 2012 to hold royalty interests in two gold exploration properties.

Going concern

The Company is in the exploration stage and does not generate revenues to meet its operating expenses.

These consolidated financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable period of time. The Company has incurred a net loss of approximately $7.0 million for the six months ended June 30, 2014, has used $4.6 million of net cash in operations for the six months ended June 30, 2014, has incurred a total cumulative deficit of approximately $107.0 million since its inception and requires capital for its contemplated business and exploration activities to take place. The Company plans to raise additional capital to carry out its business plan. The Company’s ability to raise additional capital through future equity and debt securities issuances is unknown. Obtaining additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to profitable operations are necessary for the Company to continue business. The ability to successfully resolve these factors raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of the uncertainties.

In July 2014, the Company completed private placements to accredited investors for the purchase of 35,854,259 shares of its common stock and warrants to purchase 14,341,676 shares of common stock for aggregate net proceeds of approximately $11.1 million (see Note 11).

In August 2013, the Company completed a private placement to several accredited investors for the purchase of 10,533 shares of its Series E Stock and warrants to purchase 12,639,600 shares of common stock for aggregate net proceeds of approximately $10.2 million (see Note 8).

In addition, in August 2013, the Company issued 652 shares of its Series E Stock and warrants to purchase 782,400 shares of common stock in exchange for the cancellation of a note payable — related party and accrued interest totaling approximately $646,000 (see Note 8).

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company as of June 30, 2014. All intercompany transactions and balances have been eliminated. All adjustments (consisting of normal recurring items) necessary to present fairly the Company’s financial position as of June 30, 2014, and the results of operations and cash flows for the six months ended June 30, 2014 have been included. The results of operations for the six months ended June 30, 2014 are not necessarily indicative of the results to be expected for the full year. The accounting policies and procedures employed in the preparation of these consolidated financial statements have been derived from the audited financial statements of the Company for the fiscal year ended December 31, 2013, which are contained in the Company’s Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on March 26, 2014. The consolidated balance sheet as of December 31, 2013, contained herein, was derived from those financial statements.

Use of estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, allowance for bad debts, the useful life of property and equipment, the assumptions used to calculate fair value of options and warrants granted and derivative liability, beneficial conversion on convertible notes payable and preferred stock, capitalized mineral rights, asset valuations, common stock issued for services, common stock issued for conversion of notes and common stock issued in connection with an acquisition.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At June 30, 2014, the Company had bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

Restricted cash

Restricted cash consists of cash and investments which are held as collateral under a surface management surety bond issued on the Company’s behalf.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

Marketable securities

Marketable securities consist of the Company’s investment in publicly traded equity securities and are generally restricted for sale under Federal securities laws. The Company’s policy is to liquidate securities received when market conditions are favorable for sale. Since these securities are often restricted, the Company is unable to liquidate them until the restriction is removed. Marketable securities that are bought and held principally for the purpose of selling them in the near term are to be classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Pursuant to ASC Topic 320, “Investments — Debt and Equity Securities,” the Company’s marketable securities have a readily determinable and active quoted price, such as from NASDAQ, NYSE Euronext, the Over the Counter Bulletin Board, and the OTC Markets Group.

Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income and classified within interest and other income, net, in the accompanying consolidated statements of operations.

Available for sale securities are carried at fair value, with changes in unrealized gains or losses are recognized as an element of comprehensive income based on changes in the fair value of the security. Once liquidated, realized gains or losses on the sale of marketable securities available for sale are reflected in the net income (loss) for the period in which the security was liquidated.

Fair value of financial instruments

The Company adopted ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:                            Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:                            Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:                            Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Depending on the product and the terms of the transaction, the fair value of notes payable and derivative liabilities were modeled using a series of techniques, including closed-form analytic formula, such as the Black-Scholes option-pricing model.

The Company classified the investments in marketable securities available for sale as Level 3, adjusted for the effect of restriction. The securities were restricted and cannot be readily resold by the Company absent a registration of the sale of those securities under the Securities Act of 1933, as amended (the “Securities Act”) or the availability of an exemption from registration. Unrealized gains or losses on marketable securities available for sale were recognized as an element of comprehensive income based on changes in the fair value of the security. Once liquidated, realized gains or losses on the sale of marketable securities available for sale were reflected in net income for the period in which the security was liquidated. At the end of each period, the Company evaluated the carrying value of the marketable securities for a decrease in value. The Company evaluated the entity underlying these marketable securities to determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in fair value is judged to be “other- than- temporary”, the cost basis of the individual security is written down to fair value as a new cost basis and the amount of the write-down is charged to earnings.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses approximate their estimated fair market values based on the short-term maturity of these instruments. The carrying amount of the note payable at June 30, 2014 approximates its respective fair value based on the Company’s incremental borrowing rate.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

Prepaid expenses

Prepaid expenses of $399,032 and $582,278 at June 30, 2014 and December 31, 2013, respectively, consist primarily of costs paid for future services which will occur within a year. Prepaid expenses principally include prepayments for consulting and business advisory services, insurance premiums, drilling services, and mineral lease fees which are being amortized over the terms of their respective agreements.

Mineral property acquisition and exploration costs

Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production method over the estimated life of the proven and probable reserves. If in the future the Company has capitalized mineral properties, these properties will be periodically assessed for impairment. To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed. During the six months ended June 30, 2014 and 2013, the Company incurred exploration cost of $1,881,425 and $715,075, respectively.

ASC 930-805, “Extractive Activities-Mining: Business Combinations” (“ASC 930-805”), states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights. Acquired mineral rights are considered tangible assets under ASC 930-805. ASC 930-805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims.

ASC 930-805-30-1 and 30-2 provides that in fair valuing mineral assets, an acquirer should take into account both:

•                                          The value beyond proven and probable reserves (“VBPP”) to the extent that a market participant would include VBPP in determining the fair value of the assets.

•                                          The effects of anticipated fluctuations in the future market price of minerals in a manner that is consistent with the expectations of market participants.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally one to twenty five years.

Impairment of long-lived assets

The Company accounts for the impairment or disposal of long-lived assets according to the ASC 360 “Property, Plant and Equipment”. The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of long-lived assets, including mineral rights, may not be recoverable. Long-lived assets in the exploration stage are monitored for impairment based on factors such as the Company’s continued right to explore the area, exploration reports, assays, technical reports, drill results and the Company’s continued plans to fund exploration programs on the property, and whether sufficient work has been performed to indicate that the carrying amount of the mineral property cost carried forward as an asset will not be fully recovered. The tests for long-lived assets in the exploration stage are monitored for impairment based on factors such as current market value of the long-lived assets and results of exploration, future asset utilization, business climate, mineral prices and future undiscounted cash flows expected to result from the use of the related assets.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows expected to be generated by the asset. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The Company did not record any impairment charges of its long-lived assets at June 30, 2014 and December 31, 2013, respectively.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Position. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation”, which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Treasury stock

Treasury stock is accounted for using the cost method, with the purchase price of the common stock recorded separately as a deduction from stockholders’ equity.

Related party transaction

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

Recent accounting pronouncements

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). ASU 2013-11 provides guidance on the presentation of unrecognized tax benefits related to any disallowed portion of net operating loss carryforwards, similar tax losses, or tax credit carryforwards, if they exist.  ASU 2013-11 is effective for fiscal years beginning after December 15, 2013. The adoption of ASU 2013-11 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements”. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods; however early adoption is permitted. The Company evaluated and adopted ASU 2014-10 for the interim reporting period ended June 30, 2014.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3 — MARKETABLE SECURITIES

In January 2013, the Company sold the remaining 1,513,333 shares of American Strategic Minerals Corp. common stock it owned in a private transaction and generated net proceeds of $151,333. Between February 2013 and May 2013, the Company sold the 25,000,000 shares of Valor Gold Corp. common stock in private transactions and generated net proceeds of $1,505,000.  The Company recorded a realized gain — available for sale securities of $0 and $1,656,333 during the six months ended June 30, 2014 and 2013, respectively.

NOTE 4 — MINERAL PROPERTIES

Relief Canyon Properties

The Relief Canyon properties are located in Pershing County about 100 miles northeast of Reno, Nevada and at the southern end of the Humboldt Range. The Relief Canyon properties do not currently have any mineral reserves and all activities undertaken and currently proposed are exploratory in nature.

Relief Canyon Mine

Through the Company’s wholly-owned subsidiary, Gold Acquisition, the Company owns 164 unpatented lode mining claims and 120 unpatented millsites at the Relief Canyon Mine property. The property includes the Relief Canyon Mine and gold processing facilities, currently in a care and maintenance status. The Relief Canyon Mine includes three open pit mines, heap leach pads comprised of six cells, two solution ponds and a cement block constructed adsorption desorption-recovery (ADR) solution processing circuit. The ADR type process plant consists of four carbon columns, acid wash system, stripping vessel, and electrolytic cells. The process facility was completed in 2008 by Firstgold Corp and produced gold until 2009 and is currently in care and maintenance status. The facilities are generally in good condition. Most of the Relief Canyon Mine property is burdened by a production royalty equal to 2% of net smelter returns payable to Battle Mountain Gold Exploration LLC (now owned by Royal Gold).

Pershing Pass Property

The Pershing Pass property consists of over 700 unpatented mining claims covering approximately 12,000 acres and a mining lease covering approximately 600 acres.  The Pershing Pass property also includes approximately 490 unpatented lode mining claims covering approximately 9,700 acres that the Company acquired from Silver Scott Mines in March 2012 and approximately 283 unpatented lode mining claims covering about 5,660 acres owned directly by a Victoria Gold Corp. subsidiary prior to our purchase. Victoria Gold has reserved a 2% net smelter return production royalty on the 221 claims that are located outside the area of interest related to the Newmont Leased property, discussed below.  The Pershing Pass property also includes 17 unpatented mining claims acquired from a third party in April 2012 subject to a 2% net smelter return royalty, 17 unpatented mining claims that the Company located in mid-2012, and approximately 635 acres of private lands that the Company leased in January 2013.  The primary term of the lease is ten years, which may be extended as long as mineral development work continues on the property. Production from the lease is subject to a 2% net smelter return royalty on all metals produced other than gold, and to a royalty on gold indexed to the gold price,

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

ranging from 2% at gold prices of less than $500 per ounce to 3.5% at gold prices over $1,500 per ounce. Prior to one year after commercial production, the Company can repurchase up to 3% of the royalty on gold production at the rate of $600,000 for each 1%.

In September 2013, the Company entered into a lease agreement and purchase option with Wolf Pack Gold (Nevada) Corp for 19 unpatented mining claims (approximately 400 acres) in the Pershing Pass Property.  The lease grants the Company exclusive rights to conduct mineral exploration, development and mining and an exclusive option to purchase the claims. The primary term of the lease is ten years, which may be extended as long as mineral exportation, development, or mining work continues on the property. Production from the lease is subject to a 1% net smelter return royalty on precious metals and a one-half percent net smelter royalty on all other metals produced from the lease. Prior to production, and starting in September 2016, the Company is required to pay a $10,000 per year advance minimum royalty payment to Wolf Pack Gold. The advance minimum royalty remains at $10,000 per year until September 2023 then the advance royalty payment increases to $12,500 per year.  The advance royalty payment increases to $15,000 per year in September 2028 and then $20,000 per year in September 2033.  The advance minimum royalty payments are due on or before the anniversary dates of the lease agreement. If the Company decides to exercise the purchase option, which is exercisable at any time, it can acquire the 19 unpatented mining claims from Wolf Pack Gold for $250,000.

Newmont Leased Properties

On April 5, 2012, the Company purchased from Victoria Gold Corp. and Victoria Resources (US) Inc. their interest in approximately 13,300 acres of mining claims and private lands adjacent to the Company’s landholdings at the Relief Canyon Mine in Pershing County, Nevada. Approximately 8,900 acres of these properties are held under leases and subleases with Newmont USA Ltd., which the Company refers to as the Newmont Leased properties. Victoria Gold has reserved a 2% net smelter return royalty from the production on 221 of the 283 unpatented mining claims that it owned directly.

Approximately 8,900 acres of the lands that the Company acquired from Victoria Gold Corporation are a leasehold interest comprised of unpatented mining claims and private lands subject to a 2006 Mineral Lease and Sublease with Newmont USA Ltd., which the Company refers to as the Newmont Leased property. The Newmont Leased property consists of 155 unpatented lode mining claims owned by Newmont comprising approximately 2,800 acres, approximately 4,900 acres of privately-owned fee minerals leased by Newmont from the owners, and 62 unpatented mining claims that were owned by Victoria within the Newmont Leased property and area of interest.

In order to maintain the 2006 Minerals Lease and Sublease with Newmont, the Company was required to spend approximately $1.0 million in exploration expenses in 2013. The Company has satisfied this 2013 direct drilling work commitment. Starting in 2014, the Company is required to spend $0.5 million per year on exploration expenditures or pay Newmont rental payments of $10 per acre per year. The rental payments will escalate by 5% per year. The Company has also satisfied the 2014, 2015 and 2016 direct drilling work commitments. Under the current terms of the 2006 Minerals Lease and Sublease and commencing in 2014, the annual rent, if the Company elects not to or fails to incur at least $0.5 million in exploration expenditures, would be approximately $0.1 million. Because the Company has satisfied the direct drilling work commitment for 2014, 2015 and 2016, it will not incur annual rental payments in 2014, 2015 or 2016. The Company will be required to expend $0.5 million in additional direct drilling expenditures in 2017 in order to avoid the annual rental payment requirement.

Pursuant to the 2006 Minerals Lease and Sublease, the Company is subject to a 3% to 5% net smelter royalty tied to the gold price in the event Newmont elects not to pursue the Venture Option and quitclaims the claims and leased lands to the Company. The 5% net smelter royalty would apply if the monthly average gold price is equal to or greater than $400 per ounce. In addition, the Company is subject to a 2.5% net smelter returns royalty payable to the lessor on approximately 800 acres of the Newmont Leased properties under the 1994 Mining Lease and a 3.5% net smelter returns royalty payable to the lessor on approximately 495 acres of the Newmont Leased properties under the 1999 Mining Lease; these royalties would offset the Newmont royalty down to 2%.

General

The Company has posted a statewide bond with the United States Department of the Interior Bureau of Land Management (“BLM”) as required by the State of Nevada in an amount of approximately $5.0 million, which is currently approximately $300,000 in excess of the current coverage requirement, to reclaim land disturbed in its exploration and mining operations. Previously the Company posted a reclamation bond deposit in the amount equal to the bond requirement with the BLM. In November 2013 the Company replaced the bond deposit by issuing a surface management surety bond in the amount of approximately $5.0 million through a third-party insurance underwriter. In order to issue the surface management surety bond the Company was required to place 45% of the $5.0 million bond ($2,250,000) in a collateral account. The funds deposited in the collateral account have been classified as restricted cash on the Company’s balance sheet as of June 30, 2014.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

As of June 30, 2014, based on management’s review of the carrying value of mineral rights, management determined that there is no evidence that the cost of these acquired mineral rights will not be fully recovered and accordingly, the Company has determined that no adjustment to the carrying value of mineral rights was required.

As of the date of these consolidated financial statements, the Company has not established any proven or probable reserves on its mineral properties and has incurred only acquisition and exploration costs.

Mineral properties consisted of the following:

	June 30, 2014	December 31, 2013
Relief Canyon Mine — Gold Acquisition	$8,501,071	$8,501,071
Relief Canyon Mine — Newmont Leased Properties	7,709,441	7,709,441
Pershing Pass Property	576,400	576,400

	$16,786,912	$16,786,912

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated Life	June 30, 2014	December 31, 2013
Furniture and fixtures	5 years	$56,995	$56,995
Office and computer equipment	1 - 5 years	313,657	234,518
Land	—	266,977	266,977
Building and improvements	5 - 25 years	738,959	730,068
Site costs	10 years	1,272,732	1,272,732
Crushing system	20 years	2,256,943	2,256,943
Process plant and equipment	10 years	3,169,442	3,169,442
Vehicles and mining equipment	5 - 10 years	695,825	695,825
		8,771,530	8,683,500
Less: accumulated depreciation		(2,720,914)	(2,232,860)

		$6,050,616	$6,450,640

For the six months ended June 30, 2014 and 2013, depreciation expense amounted to $488,054 and $487,905, respectively.

NOTE 6 — NOTES PAYABLE

In August 2012, the Company issued a note payable in the amount of $92,145 in connection with the acquisition of mining equipment. The note payable bears interest at approximately 7% per annum and is secured by a lien on the mining equipment. The note is payable in 48 equal monthly payments of $2,226 beginning in September 2012.

Notes payable — short and long term portion consisted of the following:

	June 30, 2014	December 31, 2013
Total notes payable	$53,289	$59,510
Less: current portion	(23,532)	(23,036)
Long term portion	$29,757	$36,474

NOTE 7 — RELATED PARTY TRANSACTIONS

Continental Resources Group, Inc.

In January 2013, the Company paid $15,066 of Continental Resources Group Inc.’s expenses. The Company recorded such advances to additional paid in capital which represents distributions to the Company’s former parent company for a total of $15,066 for the six months ended June 30, 2013.  Continental was dissolved on February 27, 2013.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 8 — STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation to provide by resolution or resolutions for the issuance of 50,000,000 shares of Preferred Stock, par value $0.0001 per share in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Company’s Board of Directors establish.

Series A Convertible Preferred Stock

As of June 30, 2014, 2,250,000 shares of Series A Preferred Stock, $0.0001 par value were authorized with none issued and outstanding.

Series B Convertible Preferred Stock

As of June 30, 2014, 8,000,000 shares of Series B Preferred Stock, $0.0001 par value were authorized with none issued and outstanding.

Series C Convertible Preferred Stock

As of June 30, 2014, 3,284,396 shares of Series C Preferred Stock, $0.0001 par value were authorized with none issued and outstanding.

9% Series D Cumulative Preferred Stock

As of June 30, 2014, there were 7,500,000 shares of Series D Preferred Stock authorized and none issued and outstanding.

Convertible Series E Preferred Stock

On August 5, 2013, the Company designated 15,151 shares of Series E Stock. Each share of Series E Stock is convertible into shares of the Company’s common stock at a conversion rate of 3,000 shares of common stock for each share of Series E which is equivalent to a conversion price of $0.33 per share of common stock, subject to certain adjustments in the event of stock dividends, stock splits and subsequent equity sales.

The holders of the Series E Stock are entitled to vote on an as-converted basis on all matters on which the holders of the common stock have a right to vote.  The Company may, at any time after February 8, 2014, redeem all the then outstanding Series E Stock for cash in an amount equal to 110% of the purchase price for the Series E Stock, provided that the optional redemption provisions are met as defined in the certificate of designation.  Upon liquidation, dissolution or winding up of the Company, each holder of Series E Stock is entitled to receive the greater of: (i) 110% of the purchase price of the Series E Stock, or (ii) the amount each holder would be entitled to receive if such holder’s shares of Series E Stock were converted into common stock.  Upon a change of control, all outstanding shares of Series E Stock will automatically convert into shares of common stock and the holders will also be entitled to receive a cash payment equal to 10% of the purchase price paid for the Series E Stock. The Company believes that the occurrence of the optional redemption is considered a conditional event and as a result the instrument does not meet the definition of mandatorily redeemable financial instrument based from ASC 480-10-25, “Distinguishing Liabilities from Equity”.

In August 2013, the Company completed private placements to several accredited investors for the purchase of 10,533 shares of the Company’s Series E Stock and warrants to acquire 12,639,600 shares of the Company’s common stock for aggregate net proceeds of approximately $10.2 million. Each purchaser of Series E Stock received a 3-year warrant to acquire a number of shares of the Company’s common stock equal to 40% of the number of shares of common stock issuable upon conversion of the shares of Series E Stock. The warrants are immediately exercisable at an exercise price of $0.40 per share of the Company’s common stock, subject to adjustments in the event of stock dividends, recapitalizations or certain other transactions and expire three years from the date of issuance. The purchase price of one share of Series E Stock and the associated warrant was $990.

Additionally, Mr. Barry Honig, a director of the Company, exchanged the outstanding principal and accrued interest of $645,480 owed by the Company under a Credit Facility Agreement for 652 shares of Series E Stock and warrants to acquire 782,400 shares of the Company’s common stock on equivalent terms to those of investors purchasing in the private placement.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

During February and March 2014 certain holders of the Company’s Series E Stock converted 1,529 shares into 4,587,000 shares of common stock of the Company in accordance with the Series E Stock certificate of designation. The conversion rate applied to these exchanges was 3,000 shares of common stock for each share of Series E Stock which was equivalent to a conversion price of $0.33 per share of common stock.

During April 2014 a certain holder of the Company’s Series E Stock converted 50 shares into 150,000 shares of common stock of the Company in accordance with the Series E Stock certificate of designation. The conversion rate applied to these exchanges was 3,000 shares of common stock for each share of Series E Stock which was equivalent to a conversion price of $0.33 per share of common stock.

As of June 30, 2014, there were 15,151 shares of Series E Stock authorized and 9,606 shares issued and outstanding.

Common Stock

On February 12, 2013, the Company granted an aggregate of 6,700,000 shares of restricted common stock to a director, certain employees and consultants of the Company, which were valued at fair market value on the date of grant at approximately $3,417,000 or $0.51 per share. These restricted shares vest one third at the end of each of the first three years from the date of issuance.

On November 1, 2013, pursuant to an employment agreement, the Company granted 125,000 shares of restricted common stock to an employee of the Company which were valued at fair market value on the date of grant at approximately $0.36 per share. These restricted shares vest one third at the end of each of the first three years from the date of issuance.

On December 16, 2013, the Company granted an aggregate of 2,500,000 shares of restricted common stock to certain employees and consultants of the Company, which were valued at fair market value on the date of grant at approximately $875,000 or $0.35 per share. The shares granted to employees (1,300,000) vest one third on the date of grant and one third at the end of each of the years ending two and three years after the date of issuance. The remaining restricted shares issued to consultants vest one third at the end of each of the first three years from the date of issuance.

On January 1, 2014, pursuant to an employment agreement, the Company granted 250,000 shares of restricted common stock to an employee of the Company which were valued at fair market value on the date of grant at approximately $0.35 per share. These restricted shares vest one third at the end of each of the first three years from the date of issuance.

On June 11, 2014, the Company and Mr. Steve Alfers, the Company’s CEO, entered into the Second Amendment to the Restricted Stock Agreement (the “Alfers Amendment”) to amend that certain Restricted Stock Agreement, dated as of May 13, 2013, and amended by the First Amendment to the Restricted Stock Agreement dated December 23, 2013 by and between the Company and Mr. Alfers.  Pursuant to the Alfers Amendment, the vesting of 1,666,500 restricted shares, of a total of 5,000,000 restricted shares that were granted on June 18, 2012, was extended from June 18, 2014 to March 14, 2015.  1,666,500 shares had previously vested in March 2014 and the vesting schedule for the remaining 1,667,000 shares vesting on June 18, 2015 remains unchanged.

During the six months ended June 30, 2014, the Company recorded stock-based compensation expense in connection with restricted stock awards of $1,484,423.  At June 30, 2014, there was a total of $2,130,538 unrecognized compensation expense in connection with restricted stock awards.

Common Stock Options

A summary of the Company’s outstanding stock options as of June 30, 2014 and changes during the period then ended are presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2013	32,900,000	$0.40	8.18
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Balance at June 30, 2014	32,900,000	0.40	7.68

Options exercisable at end of period	32,000,000	$0.40
Options expected to vest through December 31, 2014	900,000
Weighted average fair value of options granted during the period		$—

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

Stock options outstanding at June 30, 2014 as disclosed in the above table have approximately $237,000 of intrinsic value at the end of the period.

During the six months ended June 30, 2014, the Company recorded stock based compensation expense related to options of $48,423. At June 30, 2014, there was a total of $48,422 of unrecognized compensation expense related to non-vested options.

Common Stock Warrants

A summary of the Company’s outstanding stock warrants as of June 30, 2014 and changes during the period then ended are presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2013	26,244,621	$0.45	2.22
Granted	—	—	—
Cancelled	—	—	—
Forfeited	(5,000,000)	0.60	—
Exercised	—	—	—
Balance at June 30, 2014	21,244,621	$0.42	2.18

Warrants exercisable at June 30, 2014	21,244,621	$0.42	2.18

Weighted average fair value of warrants granted during the period		$—

Treasury Stock

The Company accounts for treasury stock under the cost method. On December 16, 2013, the Company reacquired 127,015 shares of its common stock from certain employees of the Company for $44,455. Additionally, between February 2014 and March 2014, the Company reacquired 492,513 shares of its common stock from certain employees of the Company for $181,421. The reacquisition by the Company of its common stock is the result of certain employees electing to surrender a number of shares in order to satisfy their minimum applicable withholding obligation due to the vesting of restricted stock awards. The value of the treasury stock is reflected separately as a deduction from stockholders’ equity. As of June 30, 2014, there were 619,528 of treasury shares valued at $225,876.

NOTE 9 — NET LOSS PER COMMON SHARE

Net loss per common share is calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic loss per share is computed by dividing net loss available to common stockholder, adjusted for preferred dividends, by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include anti-dilutive common stock equivalents in the weighted average shares outstanding.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

The following table sets forth the computation of basic and diluted loss per share:

	For the Three Months ended June 30, 2014	For the Three Months ended June 30, 2013	For the Six Months ended June 30, 2014	For the Six Months ended June 30, 2013
Numerator:
Net loss	$(3,840,338)	$(1,987,728)	$(6,953,161)	$(5,044,226)
Denominator:
Denominator for basic and diluted loss per share (weighted-average shares)	280,270,650	273,292,023	279,065,711	271,700,310

Net loss per common share, basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.02)

The following were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s loss from continuing operations and loss from discontinued operations. In periods where the Company has a net loss, all dilutive securities are excluded.

	June 30, 2014	June 30, 2013
Common stock equivalents:
Stock options	32,900,000	33,200,000
Stock warrants	21,244,621	12,809,031
Convertible preferred stock	28,818,000	—
	82,962,621	46,009,031

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Operating Lease

In February 2012, the Company signed a three year lease agreement for office space located in Lakewood, Colorado containing approximately 2,390 net rentable square feet with a term commencing in March 2012 and expiring in April 2015. The lease requires the Company to pay an annual base rent of $18.50 per rentable square foot or $44,215 plus a pro rata share of operating expenses. The base rent is subject to annual increases beginning on May 1, 2013 as defined in the lease agreement. Future minimum rental payments required under the lease are as follows:

2014	$23,303
2015	15,535
$38,838

Rent expense was $23,811 and $22,307 for the six months ended June 30, 2014 and 2013, respectively.

Mining Leases

As more fully discussed in Note 4 — Mineral Properties, the Company leases certain mineral properties included in its Pershing Pass Property. The future minimum lease payments under these mining leases are as follows:

2014	$10,000
2015	10,000
2016	20,000
2017	25,000
2018	25,000
Thereafter	117,500
$207,500

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 11 — SUBSEQUENT EVENTS

Private Placements

On July 2, 2014, the Company issued 26,578,854 Units, with each Unit comprised of one share of Common Stock (the “Unit Shares”) and a 30 month warrant (the “Warrant”) to purchase 0.4 of a share of Common Stock (the “Warrant Shares”) at an exercise price of $0.45, for a total of 26,578,854 shares of Common Stock and Warrants to acquire an additional 10,631,522 shares of Common Stock, all pursuant to subscription agreements (each, a “Subscription Agreement”) and a unit purchase agreement (the “Unit Purchase Agreement”) entered into with accredited investors.  The gross proceeds totaled approximately $9.0 million and net proceeds of approximately $8.2 million after commissions and expenses. The Warrants sold as part of the Units are exercisable immediately at an exercise price of $0.45 per share of Common Stock, subject to adjustment in the event of stock dividends, recapitalizations or certain other transactions.  The Warrants will expire on January 2, 2017. Certain FINRA broker-dealers acted on behalf of the Company and were paid aggregate cash commissions of approximately $700,000 and expenses of approximately $120,000 and were issued 30 month warrants to purchase an aggregate of 1,884,139 shares of Common Stock at an exercise price of $0.34.

On July 14, 2014, the Company issued 2,461,760 Units, with each Unit comprised of one share of Common Stock and a 30 month warrant to purchase 0.4 of a share of Common Stock at an exercise price of $0.45, for a total of 2,461,760 shares of Common Stock and Warrants to acquire an additional 984,700 shares of Common Stock, all pursuant to subscription agreements and a unit purchase agreement entered into with accredited investors.  The gross proceeds totaled approximately $0.8 million and the net proceeds totaled approximately $0.7 million after commissions and expenses. In connection with this private placement, certain FINRA broker-dealers acted on behalf of the Company and were paid aggregate cash commissions of approximately $84,000 and expenses of approximately $16,000 and were issued 30 month warrants to purchase an aggregate of 241,252 shares of Common Stock at an exercise price of $0.34.

On July 30, 2014, the Company issued 6,813,645 Units, with each Unit comprised of one share of Common Stock and a 30 month warrant to purchase 0.4 of a share of Common Stock at an exercise price of $0.45, for a total of 6,813,645 shares of Common Stock and Warrants to acquire an additional 2,725,454 shares of Common Stock, all pursuant to subscription agreements and a unit purchase agreement entered into with accredited investors.  The gross proceeds totaled approximately $2.3 million and the net proceeds totaled approximately $2.2 million after commissions and expenses. In connection with this private placement, certain FINRA broker-dealers acted on behalf of the Company and were paid aggregate cash commissions of approximately $100,000 and expenses of approximately $18,000 and were issued 30 month warrants to purchase an aggregate of 342,855 shares of Common Stock at an exercise price of $0.34.

Conversion of Series E shares

During July 2014 certain holders of the Company’s Series E Stock converted 181 shares into 543,000 shares of common stock of the Company in accordance with the Series E Stock certificate of designation. The conversion rate applied to these exchanges was 3,000 shares of common stock for each share of Series E Stock which was equivalent to a conversion price of $0.33 per share of common stock.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pershing Gold Corporation and Subsidiaries

(formerly Sagebrush Gold Ltd.)

(Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of Pershing Gold Corporation and Subsidiaries (the “Company”) (formerly Sagebrush Gold Ltd.) (Exploration Stage Company) as of December 31, 2013 and 2012 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2013 and 2012, and the period from the inception of exploration stage from September 1, 2011 to December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pershing Gold Corporation and Subsidiaries (formerly Sagebrush Gold Ltd.) as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years ended December 31, 2013 and 2012, and the period from the inception of exploration stage from September 1, 2011 to December 31, 2013 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had a net loss and net cash used in operations of $14,103,388 and $7,242,764, respectively, for the year ended December 31, 2013, an accumulated deficit of $100,009,513 at December 31, 2013 and has not yet generated any revenue.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans as to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KBL, LLP
New York, New York
March 24, 2014

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,743,107	$3,218,191
Restricted cash - (see Note 5)	2,250,000	—
Other receivables	17,276	77,364
Prepaid expenses and other current assets	582,278	502,837

Total Current Assets	10,592,661	3,798,392

NON - CURRENT ASSETS:
Property and equipment, net - (see Note 6)	6,450,640	7,386,776
Mineral rights - (see Note 5)	16,786,912	16,786,912
Reclamation bond deposit - (see Note 5)	25,000	4,645,533
Deposits	3,884	3,884

Total Non - Current Assets	23,266,436	28,823,105

Total Assets	$33,859,097	$32,621,497

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$624,753	$778,314
Note payable - current portion (see Note 7)	23,036	23,036
Note payable - related party - (see Note 10)	—	486,250

Total Current Liabilities	647,789	1,287,600

LONG-TERM LIABILITIES:
Note payable - long term portion (see Note 7)	36,474	59,510

Total Liabilities	684,263	1,347,110

Commitments and Contingencies

STOCKHOLDERS’ EQUITY :
Preferred stock, $0.0001 par value; 50,000,000 authorized - (see Note 11)
Convertible Series A Preferred stock ($.0001 Par Value; 2,250,000 Shares Authorized; none issued and outstanding as of December 31, 2013 and 2012)	—	—
Convertible Series B Preferred stock ($.0001 Par Value; 8,000,000 Shares Authorized; none issued and outstanding as of December 31, 2013 and 2012)	—	—
Convertible Series C Preferred stock ($.0001 Par Value; 3,284,396 Shares Authorized; none issued and outstanding as of December 31, 2013 and 2012)	—	—
Convertible Series D Preferred stock ($.0001 Par Value; 7,500,000 Shares Authorized; none issued and outstanding as of December 31, 2013 and 2012)	—	—
Convertible Series E Preferred stock ($.0001 Par Value; 15,151 Shares Authorized; 11,185 and none issued and outstanding as of December 31, 2013 and 2012, respectively) - (see Note 9)	1	—
Common stock ($.0001 Par Value; 500,000,000 Shares Authorized; 275,917,023 and 266,592,023 shares issued and 275,790,008 and 266,592,023 outstanding as of December 31, 2013 and 2012, respectively) - (see Note 9)	27,592	26,659
Additional paid-in capital	133,201,209	113,052,194
Treasury stock, at cost, (127,015 and no shares as of December 31, 2013 and 2012, respectively)	(44,455)	—
Accumulated deficit	(14,901,794)	(14,901,794)
Accumulated deficit since inception of exploration stage (September 1, 2011)	(85,107,719)	(66,902,672)

Total Stockholders’ Equity	33,174,834	31,274,387

Total Liabilities and Stockholders’ Equity	$33,859,097	$32,621,497

See accompanying notes to consolidated financial statements.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

			For the Period from
			Inception of
			Exploration stage
	For the Years Ended December 31,		(September 1, 2011) through
	2013	2012	December 31, 2013

Net revenues	$—	$—	$—

Operating expenses:
Compensation and related taxes	7,076,696	19,726,749	27,885,524
Exploration cost	3,204,629	5,221,001	10,225,652
Consulting fees	1,579,211	2,334,297	9,484,687
General and administrative expenses	3,830,117	4,172,283	9,434,870

Total operating expenses	15,690,653	31,454,330	57,030,733

Operating loss from continuing operations	(15,690,653)	(31,454,330)	(57,030,733)

OTHER INCOME (EXPENSES):
Other income	—	80,000	80,000
Gain from sale of uranium assets pursuant to an option agreement	—	930,000	930,000
Gain from sale of subsidiaries	—	2,500,000	2,500,000
Loss from extinguishment of debts	—	(4,769,776)	(4,769,776)
Change in fair value of derivative liability	—	(1,454,889)	5,447,917
Loss from disposal of assets	—	(18,729)	(192,759)
Warrant settlement expense	(45,484)	(4,883,196)	(9,727,680)
Realized gain - trading securities	—	19,702	19,702
Realized gain - available for sale securities - (see Note 4)	1,656,333	1,490,600	3,146,933
Share of loss of equity method investee	—	(83,333)	(83,333)
Interest expense and other finance costs, net of interest income	(23,584)	(11,408,798)	(15,947,858)

Total other income (expenses) - net	1,587,265	(17,598,419)	(18,596,854)

Loss from continuing operations before provision for income taxes	(14,103,388)	(49,052,749)	(75,627,587)

Provision for income taxes	—	—	—

Loss from continuing operations	(14,103,388)	(49,052,749)	(75,627,587)

Discontinued operations:
(Loss) gain from discontinued operations, net of tax	—	(50,298)	802,367

Net loss	(14,103,388)	(49,103,047)	(74,825,220)

Less: Net loss attributable to non-controlling interest	—	(1,164)	(172,517)

Net loss attributable to Pershing Gold Corporation	(14,103,388)	(49,104,211)	(74,997,737)

Preferred deemed dividend	(4,101,659)	(2,702,777)	(10,088,832)

Preferred stock dividend	—	(21,150)	(21,150)

Net loss available to common stockholders	$(18,205,047)	$(51,828,138)	$(85,107,719)

Loss per common share, basic and diluted:
Loss from continuing operations	$(0.07)	$(0.24)	$(0.37)
Loss from discontinued operations	0.00	0.00	0.00
	$(0.07)	$(0.24)	$(0.37)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and Diluted	272,620,776	219,530,283	229,376,312

See accompanying notes to consolidated financial statements.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM INCEPTION OF EXPLORATION STAGE (SEPTEMBER 1, 2011) TO THE YEAR ENDED DECEMBER 31, 2013

	Preferred Stock - Series A		Preferred Stock - Series B		Preferred Stock - Series C		Preferred Stock - Series D		Preferred Stock - Series E		Common Stock						Total
	$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value		Additional	Treasury	Accumulated	Non-Controlling	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Stock	Deficit	Interest	Equity

Balance from inception of exploration stage (September 1, 2011)	750,000	$75	8,000,000	$800	—	—	—	—	—	—	113,191,020	11,318	$25,952,038	$—	$(14,901,794)	$—	$11,062,437

Issuance of common stock for cash	—	—	—	—	—	—	—	—	—	—	8,011,000	801	3,176,615	—	—	—	3,177,416

Issuance of common stock in connection with the conversion of a promissory note into a current private placement	—	—	—	—	—	—	—	—	—	—	1,529,375	153	611,597	—	—	—	611,750

Issuance of common stock for services	—	—	—	—	—	—	—	—	—	—	1,150,000	115	837,385	—	—	—	837,500

Issuance of common stock in connection with the conversion of promissory notes	—	—	—	—	—	—	—	—	—	—	1,196,238	120	1,007,627	—	—	—	1,007,747

Issuance of common stock in connection with the conversion of preferred stock	(750,000)	(75)	(7,500,000)	(750)	—	—	—	—	—	—	8,250,000	825	—	—	—	—	—

Issuance of preferred stock with warrants for cash	—	—	—	—	3,284,396	328	—	—	—	—	—	—	3,284,068	—	—	—	3,284,396

Issuance of common stock in connection with the exercise of warrants	—	—	—	—	—	—	—	—	—	—	5,295,480	530	(530)	—	—	—	—

Beneficial conversion feature in connection with a convertible promissory note	—	—	—	—	—	—	—	—	—	—	—	—	1,715,604	—	—	—	1,715,604

Preferred stock deemed dividend	—	—	—	—	—	—	—	—	—	—	—	—	3,284,396	—	$(3,284,396)	—	—

Issuance of common stock in connection with a put right and release settlement agreement	—	—	—	—	—	—	—	—	—	—	5,350,000	535	4,760,965	—	—	—	4,761,500

Stock-based compensation in connection with options granted	—	—	—	—	—	—	—	—	—	—	—	—	249,027	—	—	—	249,027

Stock-based compensation in connection with the assumed options and warrants attributable to post-combination services	—	—	—	—	—	—	—	—	—	—	—	—	2,235,439	—	—	—	2,235,439

Cancellation of common stock in connection with the separation agreement	—	—	—	—	—	—	—	—	—	—	(750,000)	(75)	75	—	—	—	—

Cancellation of common stock issued to a founder	—	—	—	—	—	—	—	—	—	—	(450,000)	(45)	45	—	—	—	—

Net loss for the period from September 2, 2011 to December 31, 2011	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(11,790,138)	(1,164)	(11,791,302)

Balance, December 31, 2011	—	—	500,000	50	3,284,396	328	—	—	—	—	142,773,113	14,277	47,114,351	—	(29,976,328)	(1,164)	17,151,514

Issuance of preferred stock for cash	—	—	—	—	—	—	1,000,000	100	—	—	—	—	999,900	—	—	—	1,000,000

Issuance of common stock for cash	—	—	—	—	—	—	—	—	—	—	28,827,139	2,883	9,429,567	—	—	—	9,432,450

Issuance of common stock to placement agent in connection with sale of common stock	—	—	—	—	—	—	—	—	—	—	303,030	30	(30)	—	—	—	—

Issuance of restricted common stock in connection with an employment agreement	—	—	—	—	—	—	—	—	—	—	12,000,000	1,200	3,816,717	—	—	—	3,817,917

Issuance of common stock in connection with the note modification agreement	—	—	—	—	—	—	—	—	—	—	2,000,000	200	977,800	—	—	—	978,000

Issuance of warrants in connection with the note modification agreement	—	—	—	—	—	—	—	—	—	—	—	—	2,044,186	—	—	—	2,044,186

Issuance of common and preferred stock for conversion of notes payable	—	—	—	—	—	—	5,486,968	549	—	—	12,841,082	1,284	13,494,579	—	(537,499)	—	12,958,913

Issuance of common stock for conversion of preferred stock	—	—	(500,000)	(50)	(3,284,396)	(328)	(6,486,968)	(649)	—	—	30,938,656	3,093	80,813	—	(79,278)	—	3,601

Issuance of common stock as consideration for the conversion of preferred stock	—	—	—	—	—	—	—	—	—	—	3,000,000	300	1,085,700	—	(1,086,000)	—	—

Issuance of common stock for exercise of warrants	—	—	—	—	—	—	—	—	—	—	6,229,718	624	(624)	—	—	—	—

Issuance of common stock in connection with the acquisition of mineral rights	—	—	—	—	—	—	—	—	—	—	10,000,000	1,000	4,599,000	—	—	—	4,600,000

Issuance of warrants in connection with the acquisition of mineral rights	—	—	—	—	—	—	—	—	—	—	—	—	1,109,441	—	—	—	1,109,441

Issuance of restricted common stock to various officers	—	—	—	—	—	—	—	—	—	—	9,200,000	920	1,229,210	—	—	—	1,230,130

Issuance of common stock in connection with the cancellation of warrants	—	—	—	—	—	—	—	—	—	—	9,729,285	973	4,882,223	—	—	—	4,883,196

Cancellation of common stock in connection with the Agreement and Plan of Merger with Valor Gold	—	—	—	—	—	—	—	—	—	—	(1,750,000)	(175)	175	—	—	—	—

Issuance of common stock for services	—	—	—	—	—	—	—	—	—	—	500,000	50	454,592	—	—	—	454,642

Stock-based compensation in connection with options granted to employees and consultants	—	—	—	—	—	—	—	—	—	—	—	—	11,903,087	—	—	—	11,903,087

Stock-based compensation in connection with the assumed options and warrants attributable to post-combination services	—	—	—	—	—	—	—	—	—	—	—	—	1,426,152	—	—	—	1,426,152

Stock-based compensation in connection with warrants granted to consultants	—	—	—	—	—	—	—	—	—	—	—	—	163,155	—	—	—	163,155

Reclassification of derivatives to equity	—	—	—	—	—	—	—	—	—	—	—	—	7,750,289	—	—	—	7,750,289

Preferred stock deemed dividend in connection with the sale of preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	1,000,000	—	(1,000,000)	—	—

Assignment of common stock in connection with cancellation of debt and assignment of shares agreement	—	—	—	—	—	—	—	—	—	—	—	—	103,500	—	—	—	103,500

Distributions to former parent company	—	—	—	—	—	—	—	—	—	—	—	—	(611,589)	—	—	—	(611,589)

Preferred Stock dividends	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(21,150)	—	(21,150)

Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(49,104,211)	1,164	(49,103,047)

Balance, December 31, 2012	—	—	—	—	—	—	—	—	—	—	266,592,023	26,659	113,052,194	—	(81,804,466)	—	31,274,387

Distributions to former parent company	—	—	—	—	—	—	—	—	—	—	—	—	(15,066)	—	—	—	(15,066)

Issuance of preferred stock for cash	—	—	—	—	—	—	—	—	10,466	1	—	—	10,227,078	—	—	—	10,227,079

Issuance of preferred stock to placement agent in connection with sale of preferred stock	—	—	—	—	—	—	—	—	67	—	—	—	—	—	—	—	—

Repurchase of common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	(44,455)	—	—	(44,455)

Issuance of preferred stock in connection with the conversion of a promissory note into a current private placement	—	—	—	—	—	—	—	—	652	—	—	—	645,480	—	—	—	645,480

Stock-based compensation in connection with restricted common stock grants in 2012	—	—	—	—	—	—	—	—	—	—	—	—	2,685,815	—	—	—	2,685,815

Issuance of restricted common stock to various officers and employees	—	—	—	—	—	—	—	—	—	—	5,725,000	573	1,389,413	—	—	—	1,389,986

Issuance of restricted common stock to various consultants	—	—	—	—	—	—	—	—	—	—	3,600,000	360	696,002	—	—	—	696,362

Stock-based compensation in connection with options granted to employees and consultants	—	—	—	—	—	—	—	—	—	—	—	—	355,694	—	—	—	355,694

Stock-based compensation in connection with the assumed options and warrants attributable to post-combination services	—	—	—	—	—	—	—	—	—	—	—	—	27,861	—	—	—	27,861

Stock-based compensation in connection with modification of terms of stock options	—	—	—	—	—	—	—	—	—	—	—	—	35,079	—	—	—	35,079

Preferred stock deemed dividend in connection with the sale of preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	4,101,659	—	(4,101,659)	—	—

Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(14,103,388)	—	(14,103,388)

Balance, December 31, 2013	—	$—	—	$—	—	$—	—	$—	11,185	$1	275,917,023	27,592	$133,201,209	$(44,455)	$(100,009,513)	$—	$33,174,834

See accompanying notes to consolidated financial statements.

PERSHING GOLD CORPORATION  AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the Period from
			Inception of
			Exploration stage
	For the Years Ended December 31,		(September 1, 2011) through
	2013	2012	December 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss attributable to Pershing Gold Corporation	$(14,103,388)	$(49,104,211)	(74,997,737)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	969,311	992,648	2,287,887
Bad debts	—	13,333	513,333
Bad debts in connection with discontinued operations	—	27,550	65,300
Amortization of debt discounts and deferred financing cost	—	8,100,450	12,049,972
Amortization of prepaid expense in connection with the issuance of common stock issued for prepaid services	—	—	116,669
Loss from extinguishment of debts	—	4,769,776	4,769,776
Change in fair value of derivative liability	—	1,454,889	(5,447,917)
Interest expense in connection with the note modification	—	3,022,186	3,022,186
Interest expense in connection with the conversion of notes payable	—	—	230,192
Interest expense in connection with the cancellation of debt and assignment of shares agreement	—	61,500	61,500
Gain from disposal of discontinued operations	—	—	(1,134,448)
Loss from disposal of assets	—	18,729	192,759
Non-controlling interest	—	1,164	172,348
Realized gain - available for sale securities	(1,656,333)	(1,490,600)	(3,146,933)
Realized gain - trading securities	—	(19,702)	(19,702)
Gain from sale of subsidiary	—	(500,000)	(500,000)
Share of loss of equity method investee	—	83,333	83,333
Common stock issued and included in settlement expense	—	4,883,196	9,644,696
Stock-based compensation	5,190,797	18,824,469	27,337,233
Gain from sale of uranium assets pursuant to an option agreement	—	(930,000)	(930,000)

Changes in operating assets and liabilities:
Restricted cash - current portion	(2,250,000)	—	(929,183)
Other receivables	60,088	22,544	69,299
Prepaid expenses - current portion and other current assets	(79,441)	(110,591)	1,679,290
Assets of discontinued operations - current portion	—	—	141,378
Prepaid expenses - long-term portion	—	37,759	41,912
Restricted cash - long-term portion	—	—	500,000
Reclamation bond deposit	4,620,533	(95,788)	4,524,745
Assets of discontinued operations - long term portion	—	—	40,556
Accounts payable and accrued expenses	5,669	15,681	384,296
Liabilities of discontinued operation	—	(21,622)	28,730

NET CASH USED IN OPERATING ACTIVITIES	(7,242,764)	(9,943,307)	(19,148,530)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of mining rights	—	(2,576,400)	(2,576,400)
Payments received on notes receivable	—	1,430,000	1,430,000
Increase in reclamation bond deposits	—	—	(1,715,629)
Net proceeds received from the sale of marketable securities	1,656,333	1,610,302	3,266,635
Proceeds from disposal of assets	—	74,074	207,505
Purchase of property and equipment	(33,175)	(336,485)	(435,908)

NET CASH PROVIDED BY INVESTING ACTIVITIES	1,623,158	201,491	176,203

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	—	9,432,450	12,609,866
Proceeds from sale of preferred stock, net of issuance costs	10,227,079	1,000,000	14,511,475
Proceeds from note payable	—	500,000	500,000
Proceeds from convertible promissory notes	—	—	1,715,604
Purchase of treasury stock	(44,455)	—	(44,455)
Payments on notes payable	(23,036)	(1,549,370)	(3,439,128)
Advances to former parent company	—	—	48,745
Distribution to former parent company	(15,066)	(93,640)	(108,706)

NET CASH PROVIDED BY FINANCING ACTIVITIES	10,144,522	9,289,440	25,793,401

EFFECT OF EXCHANGE RATE ON CASH	—	—	1,649

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,524,916	(452,376)	6,822,723

CASH AND CASH EQUIVALENTS- beginning of year	3,218,191	3,670,567	920,384

CASH AND CASH EQUIVALENTS- end of year	$7,743,107	$3,218,191	$7,743,107

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$4,968	$197,633	$535,092
Income taxes	$—	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of common stock for payment of notes payable and accrued interest	$—	$8,315,258	$9,323,005
Issuance of common stock in connection with the conversion of a promissory note into a current private placement	$—	$—	$611,750
Issuance of preferred stock in connection with the conversion of a promissory note and accrued interest into a current private placement	$645,480	$—	$—
Issuance of additional notes payable upon assignment of debt	$—	$294,285	$294,285
Beneficial conversion feature and debt discount in connection with the issuance of convertible promissory notes	$—	$168,163	$1,883,767
Preferred stock deemed dividend	$4,101,659	$2,702,777	$10,088,832
Issuance of common stock for payment of Continental’s accrued legal fees	$—	$170,614	$170,614
Issuance of common stock for payment of accrued dividend	$—	$3,601	$3,601
Reclassification of derivative liability to equity	$—	$7,750,289	$7,750,289
Issuance of a note receivable upon sale of subsidiary	$—	$500,000	$500,000
Issuance of a note receivable in connection with sale of uranium assets pursuant to an option agreement	$—	$930,000	$930,000
Common stock and warrants issued for acquisition of mining rights	$—	$5,709,441	$5,709,441
Distribution to former parent company	$—	$517,949	$517,949
Cancellation of debt in connection with the assignment of shares	$—	$42,000	$42,000
Issuance of a note payable for purchase of mining equipment	$—	$92,145	$92,145
Cancellation of debt in connection with an assignment agreement	$—	$33,500	$33,500

See accompanying notes to consolidated financial statements.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Pershing Gold Corporation (the “Company”), formerly named Sagebrush Gold Ltd., formerly named The Empire Sports & Entertainment Holdings Co. (“Empire”), formerly named Excel Global, Inc., was incorporated under the laws of the State of Nevada on August 2, 2007. On February 27, 2012, the Company changed its name to Pershing Gold Corporation. The Company is a gold and precious metals exploration company pursuing exploration and development opportunities primarily in Nevada. The Company is currently focused on exploration of its Relief Canyon properties in Pershing County in northwestern Nevada. None of the Company’s properties contain proven and probable reserves, and all of the Company’s activities on all of its properties are exploratory in nature.

On September 1, 2011, the Company exited the sports and entertainment business and disposed of its Empire subsidiary pursuant to a Stock Purchase Agreement by and between the Company, Empire and Concert International Inc. (“CII”). Pursuant to the stock purchase agreement, the Company agreed to sell to CII its Empire subsidiary, including the 66.67% equity ownership interest in Capital Hoedown Inc. (“Capital Hoedown”), for $500,000. As a result, on September 1, 2011, Empire and Capital Hoedown were no longer subsidiaries of the Company.

A wholly-owned subsidiary, EXCX Funding Corp., a Nevada corporation was formed in January 2011 and held the note payable - related party (see Note 10), which was exchanged for the Company’s Series E Convertible Preferred Stock and warrants in August 2013 and was cancelled (see Note 11).

On August 30, 2011, the Company, through its wholly-owned subsidiary, Gold Acquisition Corp. (“Gold Acquisition”) acquired the Relief Canyon Mine property (“Relief Canyon”) located in Pershing County, near Lovelock, Nevada, for an aggregate purchase price consisting of: (i) $12,000,000 cash and (ii) $8,000,000 in senior secured convertible promissory notes.

A wholly-owned subsidiary, Pershing Royalty Company, a Delaware corporation, was formed on May 17, 2012 to hold royalty interests in two gold exploration properties (see Note 3).

Going Concern

The Company is in the exploration stage and does not generate revenues to meet its operating expenses.

These consolidated financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable period of time. The Company has incurred a net loss of approximately $14.0 million for the year ended December 31, 2013, approximately $7.2 million of net cash was used in operations for the year ended December 31, 2013 and has incurred a total accumulated deficit of approximately $100.0 million since its inception and requires capital for its contemplated operational and continued exploration activities. The Company plans to raise additional capital to carry out its business plan. The Company’s ability to raise additional capital through future equity and debt securities issuances is unknown. Obtaining additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raises substantial doubt about the Company’s ability to continue as a going concern. The audited consolidated financial statements of the Company do not include any adjustments that may result from the outcome of the uncertainties.

In August 2013, the Company completed a private placement to several accredited investors for the purchase of 10,533 shares of its Series E Convertible Preferred Stock (“Series E”) and 12,639,600 warrants to purchase shares of common stock for aggregate net proceeds of approximately $10.2  million (see Note 11).

In addition, in August 2013, the Company issued 652 shares of its Series E stock and 782,400 warrants to purchase shares of common stock in exchange for the cancellation of a note payable — related party and accrued interest totaling approximately $646,000 (see Note 10).

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principle of Consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its majority-owned subsidiaries as of December 31, 2013. In the preparation of the consolidated financial statements of the Company, intercompany transactions and balances are eliminated and net earnings are reduced by the portion of the net earnings of subsidiaries applicable to non-controlling interests.

Exploration Stage Company

The Company is a gold and precious metals exploration company pursuing exploration and development opportunities primarily in Nevada. The Company has been in the exploration stage since September 1, 2011 and has not yet realized any revenues from its planned operations. The Company is an exploration stage company as defined in Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) ASC 915 “Development Stage Entities”.

Use of Estimates and Assumptions

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, allowance for bad debts, the useful life of property and equipment, the assumptions used to calculate fair value of options and warrants granted and derivative liability, beneficial conversion on convertible notes payable and preferred stock, capitalized mineral rights, asset valuations, common stock issued for services, common stock issued for conversion of notes and common stock issued in connection with an acquisition.

Non-Controlling Interests in Consolidated Financial Statements

Issued in December 2007, ASC 810-10-65, “Non-controlling Interests in Consolidated Financial Statements” clarifies that a non-controlling (minority) interest in a subsidiary is an ownership interest in the entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and non-controlling interest, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the non-controlling interest. In accordance with ASC 810-10-45-21, those losses attributable to the parent and the non-controlling interest in subsidiary may exceed their interests in the subsidiary’s equity. The excess and any further losses attributable to the parent and the non-controlling interest shall be attributed to those interests even if that attribution results in a deficit non-controlling interest balance.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with a high credit quality financial institution. The Company’s accounts at this institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2013, the Company had bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Restricted Cash

Restricted cash consists of cash and investments which are held as collateral under a surface management surety bond issued on the Company’s behalf.

Marketable Securities

Marketable securities consist of the Company’s investment in publicly traded equity securities and are generally restricted for sale under Federal securities laws. The Company’s policy is to liquidate securities received when market conditions are favorable for sale. Since these securities are often restricted, the Company is unable to liquidate them until the restriction is removed. Marketable securities that are bought and held principally for the purpose of selling them in the near term are to be classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Pursuant to ASC Topic 320, “Investments — Debt and Equity Securities,” the Company’s marketable securities have a readily determinable and active quoted price, such as from NASDAQ, NYSE Euronext, the Over the Counter Bulletin Board, and the OTC Markets Group.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income and classified within interest and other income, net, in the accompanying consolidated statements of operations.

Available for sale securities are carried at fair value, with changes in unrealized gains or losses are recognized as an element of comprehensive income based on changes in the fair value of the security. Once liquidated, realized gains or losses on the sale of marketable securities available for sale are reflected in the net income (loss) for the period in which the security was liquidated.

Fair Value of Financial Instruments

The Company adopted ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:                                 Observable inputs such as quoted market prices in active markets for identical assets or Liabilities

Level 2:                                 Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:                                 Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Depending on the product and the terms of the transaction, the fair value of notes payable and derivative liabilities were modeled using a series of techniques, including a closed-form analytic formula, such as the Black-Scholes option-pricing model.

The Company classified the investments in marketable securities available for sale as Level 3, adjusted for the effect of restriction. The securities were restricted and cannot be readily resold by the Company absent a registration of the sale of those securities under the Securities Act of 1933 as amended (the “Securities Act”) or the availability of an exemption from the registration. Unrealized gains or losses on marketable securities available for sale were recognized as an element of comprehensive income based on changes in the fair value of the security. Once liquidated, realized gains or losses on the sale of marketable securities available for sale were reflected in net income for the period in which the security was liquidated. At the end of each period, the Company evaluated the carrying value of the marketable securities for a decrease in value. The Company evaluated the entity underlying these marketable securities to determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in fair value is judged to be “other- than- temporary”, the cost basis of the individual security is written down to fair value as a new cost basis and the amount of the write-down is charged to earnings.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses approximate their estimated fair market value based on the short-term maturity of these instruments. The carrying amount of the notes payable at December 31, 2013 approximate their respective fair value based on the Company’s incremental borrowing rate.

Prepaid Expenses and Other Current Assets

Prepaid expenses of $582,278 and $502,837 at December 31, 2013 and 2012, respectively, consist primarily of costs paid for future services which will occur within a year. Prepaid expenses principally include prepayments for consulting and business advisory services, insurance premiums, surface management surety bond premium, and mineral lease fees which are being amortized over the terms of their respective agreements.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Mineral Property Acquisition and Exploration Costs

Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production method over the estimated life of the proven and probable reserves. If in the future the Company has capitalized mineral properties, these properties will be periodically assessed for impairment. To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all costs are being expensed. During the years ended December 31, 2013 and 2012, the Company incurred exploration cost of $3,204,629 and $5,221,001, respectively.

ASC 930-805, “Extractive Activities-Mining: Business Combinations” (“ASC 930-805”), states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights. Acquired mineral rights are considered tangible assets under ASC 930-805. ASC 930-805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims.

ASC 930-805-30-1 and 30-2 provides that in fair valuing mineral assets, an acquirer should take into account both:

•                       The value beyond proven and probable reserves (“VBPP”) to the extent that a market participant would include VBPP in determining the fair value of the assets.

•                       The effects of anticipated fluctuations in the future market price of minerals in a manner that is consistent with the expectations of market participants.

Property and Equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally one to twenty five years.

Impairment of Long-lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the ASC 360 “Property, Plant and Equipment”. The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of long-lived assets, including mineral rights, may not be recoverable. Long-lived assets in the exploration stage are monitored for impairment based on factors such as the Company’s continued right to explore the area, exploration reports, assays, technical reports, drill results and the Company’s continued plans to fund exploration programs on the property, and whether sufficient work has been performed to indicate that the carrying amount of the mineral property cost carried forward as an asset will not be fully recovered. The tests for long-lived assets in the exploration stage would be monitored for impairment based on factors such as current market value of the long-lived assets and results of exploration, future asset utilization, business climate, mineral prices and future undiscounted cash flows expected to result from the use of the related assets.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows expected to be generated by the asset. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The Company did not consider it necessary to record any impairment charges of its long-lived assets at December 31, 2013 and 2012, respectively.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Position. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed.

Stock-based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation”, (“ASC 718”) which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Treasury Stock

Treasury stock is accounted for using the cost method, with the purchase price of the common stock recorded separately as a deduction from stockholders’ equity.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In January 2014, the FASB issued ASU No. 2014-04, “Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force)”, which clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. The adoption of this amendment is not expected to have a significant impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). ASU 2013-11 provides guidance on the presentation of unrecognized tax benefits related to any disallowed portion of net operating loss carryforwards, similar tax losses, or tax credit carryforwards, if they exist. ASU 2013-11 is effective for fiscal years beginning after December 15, 2013. The adoption of ASU 2013-11 is not expected to have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3 — ACQUISITION, DISPOSITION AND DECONSOLIDATION

Continental Resources Group, Inc.

On July 22, 2011, the Company, Continental Resources Acquisition Sub Inc. (“Acquisition Sub”) and Continental Resources Group Inc. (“Continental”) entered into a Purchase Agreement and, through Acquisition Sub, completed the purchase of substantially all of the assets of Continental.

On February 12, 2013 the Securities and Exchange Commission (“SEC”) declared the Company’s registration statement on Form S-1 effective. The registration statement satisfied a condition of the liquidation of Continental. As a result of the effectiveness of the Form S-1 registration statement, Continental completed its plan of liquidation, including the distribution of 76,095,215 of the Company’s shares on a pro rata basis to Continental shareholders of record as of March 1, 2013.

Sale of Uranium Exploration Properties

On January 26, 2012, the Company and American Strategic Minerals Corp. (“Amicor”) entered into an Option Agreement whereby Amicor acquired the option to purchase all uranium properties and claims (the “Option”) from the Company for a purchase price of $10.00 in consideration for the issuance of (i) 10,000,000 shares of Amicor’s common stock and (ii) a six month promissory note in the principal amount of $1,000,000. Pursuant to the Option, the consideration received by the Company for the option was non-refundable.

In 2012, $930,000 of the principal amount of note was paid. Under the terms of the note, Amicor was required to pay the balance of the note upon completion of a private placement totaling $1,000,000 or more on or before July 26, 2012. The $1,000,000 private placement was not completed by that date and thus Amicor was not required to pay the final $70,000 due under the note. Accordingly, no amounts under the note receivable from Amicor are currently outstanding.

The Company accounted for such transaction pursuant to ASC 845-10, “Nonmonetary Transactions” and related subtopics for an exchange of a nonmonetary asset for a non-controlling ownership interest in a second entity. Since the Company received cash in the

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 3 — ACQUISITION, DISPOSITION AND DECONSOLIDATION (continued)

exchange of its nonmonetary assets and the cash received was greater than 25% of the fair value of the assets exchanged, the transaction was considered a monetary exchange and full or partial gain recognition is required. The fair value of the uranium mining claims exchanged approximates the Company’s carrying value which amounted to $0. In accordance with ASC 845-10, the Company recognized a gain from the sale of uranium assets of $930,000 which represents the cash collected on the note as of December 31, 2012. The Company has no actual or implied commitment, financial or otherwise, to support the operations of the new entity in any manner and the Company planned to liquidate its investment in Amicor. Consequently, the Company treated its investment in Amicor as marketable securities - available for sale with an initial basis of $0. Between February 2012 and January 2013, the Company sold all 10,000,000 shares of Amicor common stock it owned in private transactions and generated net proceeds of $1,641,933. In October 2012, Amicor changed its name to Marathon Patent Group, Inc.

Sale of Gold Exploration Properties

A wholly-owned subsidiary of the Company, Red Battle Corp. (“Red Battle”), a Delaware corporation, was formed on April 30, 2012 to hold all of the outstanding membership interests of Arttor Gold and Noble Effort, then subsidiaries of the Company which owned the Red Battle and North Battle Mountain gold exploration properties. The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) on May 24, 2012 with Valor Gold Corp. and Valor Gold Acquisition Corp., a wholly-owned subsidiary of Valor Gold Corp., for the purpose of divesting its Red Rocks and North Battle Mountain gold properties. As a result of this transaction, Red Battle, together with Arttor Gold and Noble Effort were sold to Valor Gold.

The Merger effectively resulted in the sale of the Company’s two Lander County, Nevada exploration properties, Red Rock Mineral Prospect (including the Centerra Prospect), and North Battle Mountain Mineral Prospect, to Valor Gold for (i) $2,000,000 in cash (the “Cash Consideration”), (ii) a 5% promissory note in the principal amount of $500,000 due 18 months following the issuance date and (iii) 25,000,000 shares of Valor Gold’s common stock.

In November 2012, the Company collected the full balance of the note receivable $500,000 plus accrued interest from Valor Gold.

The Company accounted for the 25,000,000 shares of Valor Gold’s common stock under ASC 845-10-S99, “Transfer of Nonmonetary Assets by Promoters or Shareholders” whereby the transfer of nonmonetary assets to a company by its promoters or shareholders in exchange for stock prior to or at the time of the company’s initial public offering normally should be recorded at the transferors’ historical cost basis determined under US GAAP. The Company recorded the 25,000,000 shares of Valor Gold at the historical cost basis of the nonmonetary assets transferred which amounted to $83,333. As a result of this transaction, during the year ended December 31, 2012, the Company recognized a gain from the sale of its subsidiaries of $2,500,000 as described above which represents the cash and note consideration to the Company pursuant to the Merger Agreement.

The issuance of 25,000,000 shares of Valor Gold’s common stock to the Company accounted for approximately 38.6% of the total issued and outstanding common stock of Valor Gold as of May 24, 2012. Between February 2013 and May 2013, the Company sold all 25,000,000 shares it owned of Valor Gold common stock in private transactions which generated net proceeds of $1,505,000. As of December 31, 2013, the Company no longer owns any shares in Valor Gold.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 4 — MARKETABLE SECURITIES

Marketable securities at December 31, 2013 and 2012 consisted of the following:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Realized Gain from Sale of Securities	Fair Value

Marketable securities — available for sale	—	—	—	1,656,333	—

For the year ended December 31, 2013	$—	$—	$—	$1,656,333	$—

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Realized Gain from Sale of Securities	Fair Value

Marketable securities — available for sale	—	—	—	1,490,600	—

For the year ended December 31, 2012	$—	$—	$—	$1,490,600	$—

Marketable securities - trading are carried at fair value, with changes in unrealized holding gains and losses included in income and classified within interest and other income, net, in the accompanying consolidated statements of operations. Unrealized gains or losses on marketable securities - available for sale are recognized on a periodic basis as an element of comprehensive income based on changes in the fair value of the security. Realized gains or losses on the sale of marketable securities - available for sale will be reflected in the Company’s net loss for the period in which the securities are liquidated.

In April 2012, the Company sold its marketable securities — trading with a cost basis of $100,000 and generated proceeds of $119,702. The increase in fair value of $19,702 was recorded as realized gain in the statement of operations for the year ended December 31, 2012.

In January 2012, the Company received 10,000,000 restricted shares of Amicor’s common stock pursuant to the Option with Amicor (see Note 3). At the time of issuance, the Company recorded the cost of investment in accordance with ASC 845-10 and was valued at $0. Between February 2012 and December 2012, the Company sold 8,486,667 shares of Amicor’s common stock under a private transaction and generated net proceeds of $1,490,600 and has recorded a realized gain — available for sale securities of $1,490,600 during the year ended December 31, 2012.

In January 2013, the Company sold the remaining 1,513,333 shares of Amicor common stock it owned in a private transaction and generated net proceeds of $151,333. Between February 2013 and May 2013, the Company sold all 25,000,000 shares of Valor Gold common stock it owned in private transactions and generated net proceeds of $1,505,000. Consequently, the Company recorded a realized gain — available for sale securities of $1,656,333 during the year ended December 31, 2013.

NOTE 5 — MINERAL PROPERTIES

Relief Canyon Properties

The Relief Canyon properties are located in Pershing County about 100 miles northeast of Reno, Nevada and at the southern end of the Humboldt Range. The Relief Canyon properties do not currently have any mineral reserves and all activities undertaken and currently proposed are exploratory in nature.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 5 — MINERAL PROPERTIES (continued)

Relief Canyon Mine

Through the Company’s wholly-owned subsidiary, Gold Acquisition, the Company owns 164 unpatented lode mining claims and 120 unpatented millsites at the Relief Canyon Mine property. The property includes the Relief Canyon Mine and gold processing facilities, currently in a care and maintenance status. The Relief Canyon Mine includes three open pit mines, heap leach pads comprised of six cells, two solution ponds and a cement block constructed adsorption desorption-recovery (ADR) solution processing circuit. The ADR type process plant consists of four carbon columns, acid wash system, stripping vessel, and electrolytic cells. The process facility was completed in 2008 by Firstgold Corp and produced gold until 2009 and is currently in care and maintenance status. The facilities are generally in good condition. Most of the Relief Canyon Mine property is burdened by a production royalty equal to 2% of net smelter returns payable to Battle Mountain Gold Exploration LLC (now owned by Royal Gold).

Pershing Pass Property

The Pershing Pass property consists of over 700 unpatented mining claims covering approximately 12,000 acres and a mining lease covering approximately 600 acres.  The Pershing Pass property also includes approximately 490 unpatented lode mining claims covering approximately 9,700 acres that the Company acquired from Silver Scott Mines in March 2012 and approximately 283 unpatented lode mining claims covering about 5,660 acres owned directly by a Victoria Gold Corp. subsidiary prior to our purchase. Victoria Gold has reserved a 2% net smelter return production royalty on the 221 claims that are located outside the area of interest related to the Newmont Leased property, discussed above.  The Pershing Pass property also includes 17 unpatented mining claims acquired from a third party in April 2012 subject to a 2% net smelter return royalty, 17 unpatented mining claims that the Company located in mid-2012, and approximately 635 acres of private lands that the Company leased in January 2013.  The primary term of the lease is ten years, which may be extended as long as mineral development work continues on the property. Production from the lease is subject to a 2% net smelter return royalty on all metals produced other than gold, and to a royalty on gold indexed to the gold price, ranging from 2% at gold prices of less than $500 per ounce to 3.5% at gold prices over $1,500 per ounce. Prior to one year after commercial production, the Company can repurchase up to 3% of the royalty on gold production at the rate of $600,000 for each 1%.

In September 2013, the Company entered into a lease agreement and purchase option with Wolf Pack Gold (Nevada) Corp for 19 unpatented mining claims (approximately 400 acres) in the Pershing Pass Property.  The lease grants the Company exclusive rights to conduct mineral exploration, development and mining and an exclusive option to purchase the claims. The primary term of the lease is ten years, which may be extended as long as mineral exportation, development, or mining work continues on the property. Production from the lease is subject to a 1% net smelter return royalty on precious metals and a one-half percent net smelter royalty on all other metals produced from the lease. Prior to production, and starting in September 2016, the Company is required to pay a $10,000 per year advance minimum royalty payment to Wolf Pack Gold. The advance minimum royalty remains at $10,000 per year until September 2023 then the advance royalty payment increases to $12,500 per year.  The advance royalty payment increases to $15,000 per year in September 2028 and then $20,000 per year in September 2033.  The advance minimum royalty payments are due on or before the anniversary dates of the lease agreement. If the Company decides to exercise the purchase option, which is exercisable at any time, it can acquire the 19 unpatented mining claims from Wolf Pack Gold for $250,000.

Newmont Leased Properties

On April 5, 2012, the Company purchased from Victoria Gold Corp. and Victoria Resources (US) Inc. (“VRI”) their interest in approximately 13,300 acres of mining claims and private lands adjacent to the Company’s landholdings at the Relief Canyon Mine in Pershing County, Nevada. Approximately 8,900 acres of these properties are held under leases and subleases with Newmont USA Ltd., which the Company refers to as the Newmont Leased properties. Victoria Gold has reserved a 2% net smelter return royalty from the production on 221 of the 283 unpatented mining claims that it owned directly.

Approximately 8,900 acres of the lands that the Company acquired from Victoria Gold Corporation are a leasehold interest comprised of unpatented mining claims and private lands subject to a 2006 Mineral Lease and Sublease with Newmont USA Ltd., which the Company refers to as the Newmont Leased property. The Newmont Leased property consists of 155 unpatented lode mining claims owned by Newmont comprising approximately 2,800 acres, approximately 4,900 acres of privately-owned fee minerals leased by Newmont from the owners, and 62 unpatented mining claims that were owned by Victoria within the Newmont Leased property and area of interest.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 5 — MINERAL PROPERTIES (continued)

In order to maintain the 2006 Minerals Lease and Sublease with Newmont, the Company was required to spend approximately $1.0 million in exploration expenses in 2013. The Company has satisfied this 2013 direct drilling work commitment. Starting in 2014, the Company is required to spend $0.5 million per year on exploration expenditures or pay Newmont rental payments of $10 per acre per year. The rental payments will escalate by 5% per year. The Company has also satisfied the 2014, 2015 and 2016 direct drilling work commitments. Under the current terms of the 2006 Minerals Lease and Sublease and commencing in 2014, the annual rent, if the Company elects not to or fails to incur at least $0.5 million in exploration expenditures, would be approximately $0.1 million. Because the Company has satisfied the direct drilling work commitment for 2014, 2015 and 2016, it will not incur annual rental payments in 2014, 2015 or 2016. The Company will be required to expend $0.5 million in additional direct drilling expenditures in 2017 in order to avoid the annual rental payment requirement.

Pursuant to the 2006 Minerals Lease and Sublease, the Company is subject to a 3% to 5% net smelter royalty tied to the gold price in the event Newmont elects not to pursue the Venture Option and quitclaims the claims and leased lands to the Company. The 5% net smelter royalty would apply if the monthly average gold price is equal to or greater than $400 per ounce. In addition, the Company is subject to a 2.5% net smelter returns royalty payable to the lessor on approximately 800 acres of the Newmont Leased properties under the 1994 Mining Lease and a 3.5% net smelter returns royalty payable to the lessor on approximately 495 acres of the Newmont Leased properties under the 1999 Mining Lease; these royalties would offset the Newmont royalty down to 2%.

General

The Company has posted a statewide bond with the United States Department of the Interior Bureau of Land Management (“BLM”) as required by the State of Nevada in an amount of approximately $5.0 million, which is currently approximately $300,000 in excess of the current coverage requirement to reclaim land disturbed in its exploration and mining operations. Previously the Company posted a reclamation bond deposit in the amount equal to the bond requirement with the BLM. In November 2013 the Company replaced the bond deposit by issuing a surface management surety bond in the amount of approximately $5.0 million through a third-party insurance underwriter. In order to issue the surface management surety bond the Company was required to place 45% of the $5.0 million bond ($2,250,000) in a collateral account. The funds deposited in the collateral account have been classified as restricted cash on the Company’s balance sheet as of December 31, 2013.

As of December 31, 2013, based on management’s review of the carrying value of mineral rights, management determined that there is no evidence that the cost of these acquired mineral rights will not be fully recovered and accordingly, the Company has determined that no adjustment to the carrying value of mineral rights was required.

As of the date of these consolidated financial statements, the Company has not established any proven or probable reserves on its mineral properties and has incurred only acquisition and exploration costs.

Mineral properties consisted of the following:

	December 31, 2013	December 31, 2012
Relief Canyon Mine — Gold Acquisition	$8,501,071	$8,501,071
Relief Canyon Mine — Newmont Leased Properties	7,709,441	7,709,441
Pershing Pass Property	576,400	576,400

	$16,786,912	$16,786,912

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated Life	December 31, 2013	December 31, 2012
Furniture and fixtures	5 years	$56,995	$56,995
Office and computer equipment	1 - 5 years	234,518	220,060
Land	—	266,977	266,977
Building and improvements	5 - 25 years	730,068	727,965
Site costs	10 years	1,272,732	1,272,732
Crushing system	20 years	2,256,943	2,256,943
Process plant and equipment	10 years	3,169,442	3,166,280
Vehicles and mining equipment	5 - 10 years	695,825	682,373
		8,683,500	8,650,325
Less: accumulated depreciation		(2,232,860)	(1,263,549)

		$6,450,640	$7,386,776

For the years ended December 31, 2013 and 2012, depreciation expense amounted to $969,311 and $992,648 respectively.

NOTE 7 — NOTES PAYABLE

In March 2012, the Company received $500,000 in connection with a 5% secured promissory note (the “Bridge Note”), which was secured by certain assets of the Company’s wholly-owned subsidiaries, Arttor Gold and Noble Effort. The Company administratively issued such Bridge Note on April 10, 2012. The full amount of principal and accrued interest under the Bridge Note was due and payable on the earlier of: (x) the sale of Noble Effort and Arttor Gold, (or the sale of all or substantially all of the assets of Arttor Gold and Noble Effort) to a third party purchaser or (y) October 10, 2012. The Bridge Note was fully paid on May 29, 2012 and all obligations under the Bridge Note were fully satisfied during fiscal 2012.

In August 2012, the Company issued a note payable in the amount of $92,145 in connection with the acquisition of mining equipment. The note payable bears interest at approximately 7% per annum and is secured by a lien on the mining equipment. The note is payable in 48 equal monthly payments of $2,226 beginning in September 2012.

Notes payable — short and long term portion consisted of the following:

	December 31, 2013	December 31, 2012
Total notes payable	$59,510	$82,546
Less: current portion	(23,036)	(23,036)
Long term portion	$36,474	$59,510

NOTE 8 —CONVERTIBLE PROMISSORY NOTES

Extinguishment of the Senior Secured Convertible Promissory Notes

On August 30, 2011, the Company issued $8,000,000 of senior secured convertible promissory notes to Platinum Long Term Growth LLC (“Platinum”) and Lakewood Group LLC (“Lakewood”). All obligations under these senior secured convertible promissory notes were fully satisfied during fiscal 2012. The notes were joint and several obligations of the Company and Gold Acquisition and bore interest at a rate of 9% per annum with principal and interest payable on the first business day of each month commencing on the earlier of:

(i) 3 months after the Company or Gold Acquisition begins producing or extracting gold from the Relief Canyon Mine or (ii) 18 months after the original date of issuance of the note (the “Commencement Date”). The principal amount shall be paid in 12 equal monthly installments, with the initial payment due on the Commencement Date.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 8 —CONVERTIBLE PROMISSORY NOTES (continued)

The notes were convertible into shares of the Company’s common stock, at a price per share equal to $0.55, subject to adjustment in the event of mergers, recapitalizations, dividends and distributions applicable to shareholders generally and are further subject to anti-dilution protection. In October 2011, the conversion price of the senior convertible promissory notes had been adjusted to $0.40 per share as a result of certain anti-dilution provisions contained therein due to the sale of common stock at $0.40 per share.

Between January 5, 2012 and February 23, 2012, the Company prepaid a total of $1,039,771 of the senior secured convertible promissory note to Platinum and Lakewood.

The Assignment and Assumption Agreement dated February 23, 2012

On February 23, 2012, pursuant to a certain assignment and assumption agreement (the “Assignment and Assumption Agreement”), certain assignees (collectively, the “Assignees”) acquired an aggregate of $4.0 million of the outstanding principal amount of the notes (the “Acquired Notes”) from Platinum and Lakewood (collectively, the “Assignors”). After giving effect to the transactions contemplated under the Assignment and Assumption Agreement and the prepayment of the notes, Platinum retained $2,368,183 and Lakewood retained $592,046 of the Original Notes. The principal amount of Acquired Notes issued to one of the assignees was $2,400,000 and the principal amount of the Acquired Note issued to the other assignee was $1,600,000 and bore interest at 9% per annum. The note holders waived any prepayment penalty in connection with the prepayment and assignment.

On February 23, 2012, the Company entered into Note Modification Agreements, (the “Note Modification Agreements”) with the Assignees and Assignors, respectively, to extend the Maturity Date to February 23, 2014, the definition of Commencement Date to February 23, 2013 and to eliminate the prepayment penalty. The notes were convertible into shares of the Company’s common stock, at a price per share equal to $0.40, subject to adjustment in the event of mergers, recapitalizations, dividends and distributions applicable to shareholders generally and are further subject to full-ratchet anti-dilution protection.

The Assignors entered into their Note Modification Agreement in exchange for (i) the issuance to Platinum of warrants to purchase an aggregate of 4,144,320 shares of common stock, (ii) the issuance to Lakewood of warrants to purchase an aggregate of 1,036,080 shares of common stock, (iii) the issuance of 1,600,000 shares of common stock to Platinum, and (iv) the issuance of 400,000 shares of common stock to Lakewood. The warrants may be exercised at any time, in whole or in part, at an exercise price of $0.40 per share. The warrants may be exercised until the fifth anniversary of their issuance and can be exercised on a cashless basis at any time. On March 29, 2012, such warrants were exercised on a cashless basis into 2,967,143 shares of common stock (see Note 12).

Accordingly, the Company valued the 2 million common shares at the fair market value on the date of grant at $0.489 per share or $978,000. The 5,180,400 warrants were valued on the grant date at approximately $0.394 per warrant or a total of $2,044,186 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.489 per share, volatility of 110%, expected term of 5 years, and a risk free interest rate of 0.88%. The Company recognized a total interest expense of $3,022,186 during the year ended December 31, 2012 in connection with the Note Modification Agreement.

The Note Assignment and Assumption Agreement dated March 30, 2012

On March 30, 2012, the Company, Platinum and Lakewood entered into agreements to amend the notes (which had a then current principal balance of $2,960,229) (the “Note Amendments”). Under the Note Amendments, the notes were amended to provide for a $0.35 conversion price. The original holders of the notes agreed to convert $262,500 of the notes in exchange for an aggregate of 750,000 shares of the Company’s common stock. The Company accounted for the reduction of the conversion price from $0.40 to $0.35 per share and such conversion under ASC 470-20-40 “Debt with Conversion and Other Options” and accordingly recorded a loss from extinguishment of debts of $51,563 which is equal to the fair value of the shares issued in excess of the fair value issuable pursuant to the original conversion terms.

The Company also entered into a Note Assignment and Assumption Agreement on March 30, 2012 (the “March Note Assignment and Assumption Agreement”) pursuant to which the original holders assigned the remaining principal amount $2,697,729 (after such conversion discussed above) of the notes to various assignees and such assignees agreed to fully convert the acquired notes into the Company’s common stock in consideration for an aggregate purchase price of $3,256,252. A total of $2,992,014 was assigned to various assignees and the original holders waived $264,238 of the aggregate purchase price payable by the assignees for the notes under the Note Assignment and Assumption Agreement at an amended conversion price of $0.35 per share. The Company recorded a loss from extinguishment of debt of $294,285 for the year ended December 31, 2012 which represents the excess of the purchase price over the remaining principal. Such additional principal of $294,285 was considered to have an embedded beneficial conversion feature

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 8 —CONVERTIBLE PROMISSORY NOTES (continued)

because the effective conversion price was less than the fair value of the Company’s common stock and as such were treated as a discount and were valued at $168,163 which was fully amortized upon the conversion of the notes and was included in interest expense.

In connection with the March Note Assignment and Assumption Agreement, the Company accounted for the reduction of the conversion price from $0.40 to $0.35 per share and such conversion discussed below under ASC 470-20-40 “Debt with Conversion and Other Options” and accordingly recorded a loss from extinguishment of debts of $529,911 which was equal to the fair value of shares issued in excess of the fair value issuable pursuant to the original conversion terms.

These various assignees agreed to convert an aggregate principal amount of $1,892,014 into 5,405,754 shares of the Company’s common stock at a conversion price of $0.35 per share. Such various assignees received an additional 1,118,432 shares of the Company’s common stock as consideration for the note conversion and were valued at the fair market value on the date of grant at $0.55 per share or $615,138 and have been included in loss from extinguishment of debts.

The remaining assigned amount of $1,100,000 was amended to allow for its conversion into the Company’s Series D Preferred Stock equivalent to the stated value of the Series D Preferred Stock which is $1.00 per share. Each share of Series D Preferred Stock is convertible into shares of the Company’s common stock at an effective conversion price of $0.35 per share subject to anti-dilution provisions. As such, the Company issued a total of 1,100,000 shares of Series D Preferred Stock and an additional 227,586 shares of Series D Preferred Stock in consideration for the conversion of this convertible promissory note into shares of Series D Preferred Stock. For the year ended December 31, 2012, the Company recorded a loss from extinguishment of debts of $357,635 and a preferred deemed dividend of $130,049 in connection with the issuance of the additional 227,586 shares of Series D Preferred Stock. Such shares of Series D Preferred Stock were converted into the Company’s common stock in June 2012 (see Note 11).

On March 30, 2012, the Company also amended the $2.4 million note assigned to Frost Gamma Investments Trust (“FGIT”) to allow for the conversion of this note into the Company’s Series D Preferred Stock at $1.00 per share. FGIT agreed to fully convert this note (together with accrued and unpaid interest of $21,600) into 2,421,600 shares of Series D Preferred Stock and an additional 501,021 shares of Series D Preferred Stock in consideration for the conversion of this note into shares of Series D Preferred Stock. The Company accounted for the reduction of the conversion price from $0.40 to $0.35 per share and such conversion under ASC 470-20-40 “Debt with Conversion and Other Options” and accordingly recorded loss from extinguishment of debts of $475,671 which was equal to the fair value of shares issued in excess of the fair value issuable pursuant to the original conversion terms. For the year ended December 31, 2012, the Company recorded a loss from extinguishment of debts of $787,319 and a preferred deemed dividend of $286,298 in connection with the issuance of the additional 501,021 shares of Series D Preferred Stock. Such shares of Series D Preferred Stock were converted into the Company’s common stock in June 2012 (see Note 11).

On March 30, 2012, one of the assignees agreed to convert the assigned $1.6 million note (together with accrued and unpaid interest of $14,400) into 4,612,571 shares of common stock at a conversion price of $0.35 per share and an additional 954,325 shares of the Company’s Common Stock as consideration for the note conversion. The Company accounted for the reduction of the conversion price from $0.40 to $0.35 per share and such conversion under ASC 470-20-40 “Debt with Conversion and Other Options” and accordingly recorded loss from extinguishment of debts of $317,114 which is equal to the fair value of shares issued in excess of the fair value issuable pursuant to the original conversion terms. The additional 954,325 shares of common stock were valued at the fair market value on the date of grant at $0.55 per share or $524,878 and have been included in loss from extinguishment of debts for the year ended December 31, 2012.

As a result of the conversion of the senior secured convertible promissory notes, the Company fully amortized the remaining unamortized debt discount of $6,933,333 and has included that amount in interest expense for the year ended December 31, 2012.

Extinguishment of the 9% Secured Promissory Note

On September 14, 2011, the Company sold $1,715,604 of 9% secured promissory notes. All obligations under the 9% secured convertible promissory note was fully satisfied during fiscal 2012. The note was a joint and several obligation of the Company and its wholly-owned subsidiary, Gold Acquisition. Principal and interest under the note was payable on the first business day of each month commencing on the later of (i) thirty (30) months from the original date of issuance and (ii) ten (10) days following the payment and/or conversion in full of the senior secured promissory notes dated as of August 30, 2011, issued to Platinum and Lakewood. The note may be pre-paid, in full or in part at a price equal to 105% of the aggregate principal amount of the note plus all accrued and unpaid interest thereon at the election of the Company. The note was convertible into shares of the Company’s common stock at a

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 8 —CONVERTIBLE PROMISSORY NOTES (continued)

price equal to $0.50 per share, subject to adjustment in the event of mergers, recapitalizations, dividends and distributions applicable to shareholders generally.

On March 30, 2012, the Company amended its 9% secured promissory note to allow for the conversion into the Company’s Series D Cumulative Convertible Preferred Stock at $1.00 per share. The holder of this note agreed to fully convert the remaining note of $1,015,604 (together with accrued and unpaid interest $9,140) into 1,024,744 shares of Series D Preferred Stock and an additional 212,017 shares of Series D Preferred Stock in consideration for the conversion of this note into shares of Series D Preferred Stock. The Company accounted the reduction of the conversion price from $0.40 to $0.35 per share and such conversion under ASC 470-20-40 “Debt with Conversion and Other Options” and accordingly recorded a loss from extinguishment of debts of $483,094 which was equal to the fair value of shares issued in excess of the fair value issuable pursuant to the original conversion terms. For the year ended December 31, 2012, the Company recorded a loss from extinguishment of debts of $333,168 and a preferred deemed dividend of $121,152 in connection with the issuance of the additional 212,017 shares of Series D Preferred Stock. Such shares of Series D Preferred Stock were converted into the Company’s common stock in June 2012 (see Note 11).

As a result of the conversion of this note, the Company fully amortized the remaining unamortized debt discount of $897,117 for the year ended December 31, 2012 and included that amount in interest expense.

NOTE 9 — DERIVATIVE LIABILITY

In connection with the issuance of the 9% senior convertible promissory notes dated August 30, 2011, the Company determined that the terms of the convertible notes include a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company. Accordingly, under the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging — Contracts in an Entity’s Own Stock”, the convertible instrument was accounted for as a derivative liability at the date of issuance and adjusted to fair value through earnings at each reporting date. The gain (loss) resulting from the decrease (increase) in fair value of this convertible instrument was $0 and $(1,454,889) for the years ended December 31, 2013 and 2012, respectively. During the year ended December 31, 2012, the Company reclassified $7,750,289, the full amount of the derivative liability, to paid-in capital due to the conversion of the senior convertible promissory notes into common stock on March 30, 2012 (see Note 8).

The Company used the following assumptions for determining the fair value of the convertible instruments under the Black-Scholes option pricing model:

2012

Dividend rate	0%
Term (in years)	2.00 - 2.17 Years
Volatility	103% - 110%
Risk-free interest rate	0.27% - 0.33%

NOTE 10 — RELATED PARTY TRANSACTIONS

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

Note payable - related party

In February 2011, Mr. Honig, a Director of the Company advanced $2,250,000 to the Company under a Credit Facility Agreement. Between August 2011 and December 2011, the Company paid a total of $1,688,250 to Mr. Honig on the advance. Additionally, between July 2012 and October 2012, a total of $75,500 was extinguished on a non-cash basis reducing the principal balance of the note to $486,250.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 10 — RELATED PARTY TRANSACTIONS (continued)

Subsequently, in August 2013, Mr. Honig exchanged the note including accrued interest of $159,230 for Company’s Series E Convertible Preferred Stock and warrants and the Credit Facility was terminated (see Note 11).

As of December 31, 2013 and 2012, the principal balance of the note was $0 and $486,250, respectively. As of December 31, 2013 and 2012, accrued interest on this note payable — related party was $0 and $142,164, respectively.

Continental Resources Group, Inc.

In January 2013, the Company paid $15,066 of Continental’s expenses. The Company recorded such advances to additional paid in capital which represents distributions to the Company’s former parent company for a total of $15,066 and $611,589 at December 31, 2013 and 2012, respectively.  Continental was dissolved on February 27, 2013 (see Note 3).

NOTE 11 — STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation to provide by resolution or resolutions for the issuance of up to 50,000,000 shares of Preferred Stock, par value $0.0001 per share in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Company’s Board of Directors establish.

Convertible Series A Preferred Stock

As of December 31, 2013 and 2012, 2,250,000 shares of Series A Preferred Stock, $0.0001 par value were authorized with none issued and outstanding.

Convertible Series B Preferred Stock

As of December 31, 2013 and 2012, 8,000,000 shares of Series B Preferred Stock, $0.0001 par value were authorized with none issued and outstanding.

Convertible Series C Preferred Stock

As of December 31, 2013 and 2012, 3,284,396 shares of Series C Preferred Stock, $0.0001 par value were authorized with none issued and outstanding.

Convertible Series D Preferred Stock

On February 21, 2012, the Company designated 1,000,000 shares of 9.0% Series D Cumulative Convertible Preferred Stock. Each share of Series D Preferred Stock is convertible (together with accrued and unpaid dividends thereon) into shares of the Company’s common stock at a conversion price of $0.40 per share, subject to equitable adjustments after such events as stock dividends, stock splits or fundamental corporate transactions, and subject to anti-dilution provisions. The holders of the Company’s Series D Convertible Preferred Stock do not have voting rights. Upon liquidation, dissolution or winding up of the Company’s business, each holder of Series D Preferred Stock shall be entitled to receive, for each share thereof a preferential amount in cash equal to $1.00.

All preferential amounts to be paid to the holders of Series D Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or distribution of any assets to the holders of (i) any other class or series of capital stock and (ii) of the Company’s common stock. The Company is required to redeem in cash all or portion of the Series D Preferred Stock upon the occurrence of a major transactions such as a consolidation, merger or other business combination, sale and transfer of more than 50% of any of the Company’s assets, or the closing of a purchase with more than 50% of the outstanding shares of stock tendered and the inability of the Company to convert any portion of the Series D Preferred stock due to insufficient authorized number of shares of common stock as defined in the certificate of designation. The redemption price is equivalent to the sum of (i) the greater of (A) 110% of the aggregate stated value of the outstanding shares of the Series D Preferred Stock plus all accrued dividends and (B) the aggregate stated value of the outstanding shares of the Series D Preferred Stock plus all accrued dividends divided by the conversion

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 11 — STOCKHOLDERS’ EQUITY (continued)

price on the date of the major transaction redemption price is demanded or the date the major transaction redemption price is paid in full whichever is less multiplied by the volume weighted average price on (x) the date of the major transaction redemption price is demanded and (y) the date the major transaction redemption price is paid in full, whichever is greater and (ii) all other amounts, costs, expenses and liquidated damages. The Company believes that the occurrence of the major transactions as defined in the certificate of designations are considered conditional events and as a result the instrument does not meet the definition of mandatorily redeemable financial instrument based from ASC 480-10-25, “Distinguishing Liabilities from Equity”.

This financial instrument was assessed at each reporting period to determine whether circumstances have changed such that the instrument met the definition of a mandatorily redeemable instrument (that is, the event is no longer conditional). If the event has occurred, the condition is resolved, or the event has become certain to occur, the financial instrument will be reclassified as a liability. On April 11, 2012, the Company filed an amendment to the Certificate of Designation for the Series D Preferred Stock with the Secretary of State of the State of Nevada to increase the number of authorized shares of Series D Preferred Stock that could be issued by the Company to 7,500,000. In June 2012, the conversion price of the Company’s Series D Convertible Preferred Stock was adjusted to $0.32 per share as a result of certain anti-dilution provisions contained therein due to the sale of the Company’s common stock at $0.32 per share.

On February 23, 2012, the Company entered into a Stock Purchase Agreement with two subscribers and sold 1,000,000 shares of the Series D Preferred Stock and an aggregate of 8,750,000 warrants to acquire shares of Common Stock for an aggregate purchase price of $1,000,000 (the “Series D Preferred Stock Purchase Price”).

All of the proceeds from the Series D Preferred Stock Purchase Price were used to prepay (i) $800,000 of that certain senior secured convertible promissory note to Platinum and (ii) $200,000 of that certain senior secured convertible promissory note to Lakewood (see Note 8).

In accordance with ASC 505, “Equity - Dividends and Stock Splits”, the Series D Preferred Stock was considered to have an embedded beneficial conversion feature (the “ECF”) because the conversion price was less than the fair value of the Company’s common stock. This Series D Preferred Stock was fully convertible at the issuance date, therefore a portion of proceeds allocated to the Series D Preferred Stock of $1,000,000 was determined to be the value of the beneficial conversion feature and was recorded as a preferred deemed dividend. In connection with the initial sales of the Series D Preferred Stock, the initial estimated fair values allocated to the ECF were $226,629 and the fair value allocated to the warrants of $773,371 was recorded as a preferred deemed dividend on February 23, 2012.

The assumptions used valuing the warrants include:

Risk free interest rate (annual)	0.88%
Expected volatility	110%
Expected life	5 Years
Assumed dividends	none

The Company recorded a loss from extinguishment of debts for a total of $2,436,888 in connection with the note conversions and a preferred deemed dividend of $537,499 for the year ended December 31, 2012 in connection with the issuance of the additional shares of Series D Preferred Stock discussed above.

On March 30, 2012, the holder of the 400,000 shares of the Company’s Series D Preferred Stock converted his shares of Series D Preferred Stock into 1,153,143 shares of the Company’s Common Stock (which included accrued and unpaid dividends thereon). The Company recorded a preferred deemed dividend of $79,278 in connection with the conversion of the Series D Preferred Stock into the Company’s common stock at an adjusted conversion price of $0.35 per share.

In June 2012, 6,086,968 shares of Series D Preferred Stock were converted into 19,021,775 shares of the Company’s common stock. Additionally, as consideration for agreeing to convert its Series C Preferred Stock and Series D Preferred Stock, the Company issued an additional 3,000,000 shares of common stock to the preferred shareholder and such shares were valued at the fair market value on the date of grant at $0.36 per share or $1,086,000 and have been included in preferred stock deemed dividend.

The Company recognized preferred stock dividends of $21,150 related to the Series D Preferred Stock during the year ended December 31, 2012. Accrued dividends amounted to $0 and $17,550 as of December 31, 2013 and 2012, respectively. As of

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 11 — STOCKHOLDERS’ EQUITY (continued)

December 31, 2013 and 2012, there were 7,500,000 shares of Series D Preferred Stock authorized and none issued and outstanding.

Convertible Series E Preferred Stock

On August 5, 2013, the Company designated 15,151 shares of Series E Convertible Preferred Stock. Each share of Series E is convertible into shares of the Company’s common stock at a conversion rate of 3,000 shares of common stock for each share of Series E which is equivalent to a conversion price of $0.33 per share of common stock, subject to certain adjustments in the event of stock dividends, stock splits and subsequent equity sales.

The holders of the Series E Preferred Stock will vote on an as-converted basis on all matters on which the holders of the common stock have a right to vote.  The Company may, at any time after February 8, 2014, redeem all then outstanding Series E Preferred Stock for cash in an amount equal to 110% of the purchase price for the Series E Preferred Stock, provided that the optional redemption provisions are met as defined in the certificate of designation.  Upon liquidation, dissolution or winding up of the Company, each holder of Series E Preferred Stock is entitled to receive the greater of: (i) 110% of the purchase price of the Series E Preferred Stock, and (ii) the amount each holder would be entitled to receive if such holder’s shares of Series E Preferred Stock were converted into common stock.  Upon a change of control, all outstanding shares of Series E Preferred Stock will automatically convert into shares of common stock and the holders will also be entitled to receive a cash payment equal to 10% of the purchase price paid for the Series E Preferred Stock. The Company believes that the occurrence of the optional redemption is considered a conditional event and as a result the instrument does not meet the definition of mandatorily redeemable financial instrument based from ASC 480-10-25, “Distinguishing Liabilities from Equity”.

In August 2013, the Company completed private placements to several accredited investors for the purchase of 10,533 shares of the Company’s Series E Convertible Preferred Stock and warrants to acquire 12,639,600 shares of the Company’s common stock for aggregate net proceeds of approximately $10.2 million. Each purchaser of Series E received a 3-year warrant to acquire a number of shares of the Company’s common stock equal to 40% of the number of shares of common stock issuable upon conversion of the Series E shares. The warrants are immediately exercisable at an exercise price of $0.40 per share of the Company’s common stock, subject to adjustments in the event of stock dividends, recapitalizations or certain other transactions and expire three years from the date of issuance. The purchase price of one share of Series E Preferred Stock and the associated warrant was $990.

In accordance with ASC 505, “Equity - Dividends and Stock Splits”, the Series E Preferred Stock was considered to have an embedded beneficial conversion feature because the conversion price was less than the fair value of the Company’s common stock. The Series E Preferred Stock was fully convertible at the issuance date, therefore a portion of proceeds allocated to the Series E Preferred Stock was determined to be the value of the beneficial conversion feature and was recorded as a preferred deemed dividend. In connection with the initial sales of the Series E Preferred Stock, the initial estimated fair value allocated to the ECF was $2,188,792 and the fair value allocated to the warrants of $1,912,867 was recorded as a preferred deemed dividend in August 2013.

The assumptions used in valuing the warrants include:

Risk free interest rate (annual)	0.61% to 0.82%
Expected volatility	86%
Expected life	3 Years
Assumed dividends	none

In connection with these private placements, the Company paid legal fees of approximately $124,000 and commissions of approximately $76,000 in cash and the issuance of warrants to purchase 13,590 shares of the Company’s common stock.

Additionally, Mr. Honig exchanged the outstanding principal and accrued interest of $645,480 owed by the Company under a Credit Facility Agreement (see Note 10) for 652 shares of Series E Convertible Preferred Stock and warrants to acquire 782,400 shares of the Company’s common stock on equivalent terms to those of investors purchasing in the private placement.

As of December 31, 2013, there were 15,151 shares of Series E Preferred Stock authorized and 11,185 shares issued and outstanding.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 11 — STOCKHOLDERS’ EQUITY (continued)

Common Stock

On September 2, 2011, the Company, Empire, EXCX, Capital Hoedown, Inc. and Sheldon Finkel, the Company’s former Chief Executive Officer and former Co-Chairman of the Board of Directors (“Executive”), entered into a Separation Agreement (the “Agreement”) under which Executive resigned from all positions with the Company and each of its subsidiaries and affiliates. Pursuant to the Agreement, Executive agreed to the following:

i.	Cancellation of 750,000 shares of common stock, par value $0.001 per share, of the Company’s Common Stock owned by Executive; and
ii.

All unvested shares and options of the Company shall be cancelled and returned to the Company, other than outstanding options awarded to Executive to purchase 400,000 shares of Common Stock and additionally, Executive shall be entitled to retain 600,000 shares of Common Stock presently owned (the options to purchase 400,000 shares of Common Stock and 600,000 shares of Common Stock, the “Executive Retained Securities”). The Executive Retained Securities shall secure for collection of certain outstanding receivables of approximately $112,500, and thereafter be pledged to Lenders as collateral security for the payment by the Executive of $150,000 of indebtedness to Lenders in accordance with a payment schedule set forth in the Agreement; and

iii.	1,950,000 shares of Executive’s Common Stock shall be sold to one of the lenders of the Company; and
iv.

That certain Letter of Credit issued by Signature Bank, NA, (the “Letter of Credit”) pledged to Lenders as collateral security for the Loan Agreement, shall be assigned by Executive to the Lenders to repay the obligations under the Credit facility agreement.

Additionally, the employment agreement of Executive was terminated upon execution of the Separation Agreement. The Executive and the Companies agreed to release each other from any and all claims and further obligations. The Company valued and recorded the cancelled shares at par value or $75 against additional paid in capital.

On September 29, 2011, the Company sold 3,284,396 shares of Series C Convertible Preferred Stock and two-year warrants (the “Series C Preferred Warrants”) to purchase 9,853,188 shares of Common Stock at an exercise price of $0.60 per share for an aggregate purchase price of $3,284,396. In accordance with ASC 505, “Equity - Dividends and Stock Splits”, the Series C Convertible Preferred Stock was considered to have an embedded beneficial conversion feature (ECF) because the conversion price was less than the fair value of the Company’s common stock. This Series C Convertible Preferred Stock was fully convertible at the issuance date, therefore a portion of proceeds allocated to the Series C Convertible Preferred Stock of $3,284,396 was determined to be the value of the beneficial conversion feature and was recorded as a deemed dividend.

Between September 2011 and October 2011, the Company sold $1,718,000 of units pursuant to subscription agreements for an aggregate sale of 3,436,000 units, at a purchase price of $0.50 per unit. Each unit consists of: (i) one share of common stock and (ii) a two year warrant to purchase 50% percent of the number of shares of common stock (1,718,000 warrants) at an exercise price of $0.60 per share. The warrants may be exercised until the second anniversary of their issuance at a cash exercise price of $0.60 per share, subject to adjustment. The warrants may be exercised on a cashless basis at any time at 100% of the closing price for the common stock on the business day immediately prior to the exercise.

Between October 2011 and December 2011, the Company sold $1,830,000 of units pursuant to subscription agreements for an aggregate sale of 4,575,000 units. Additionally, on November 29, 2011, the holder of the Company’s 6% note payable converted $611,750 principal balance of the note into an aggregate of 1,529,375 of units. Each unit was sold for a purchase price of $0.40 per unit and consists of: (i) one share of common stock and (ii) a two-year warrant to purchase fifty percent of the number of shares of common stock (3,052,188 warrants) purchased at an exercise price of $0.60 per share, subject to adjustment upon the occurrence of certain events. The warrants may be exercised at any time on a cashless basis at 100% of the closing price for the common stock on the business day immediately prior to the date of exercise. During the year ended December 31, 2011, the Company paid placement agent fees of $370,583 in cash to broker-dealers in connection with the sale of the above units.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 11 — STOCKHOLDERS’ EQUITY (continued)

On September 29, 2011, the Company issued 4,429,415 shares of common stock in connection with the exercise of the 9,853,188 Series C Preferred Warrants on a cashless basis. Additionally, in September 2011, the Company issued 866,065 shares of common stock in connection with the exercise of these 1,678,000 warrants on a cashless basis.

In October 2011, the Company issued 500,000 shares of the Company’s common stock in connection with a public and investor relations agreement. The Company valued these common shares at the fair market value on the date of grant at $0.971 per share or $485,500. Accordingly, the Company recognized stock based consulting expense of $485,500 during the year ended December 31, 2011.

In November 2011, the Company and a consultant agreed to terminate public relations and consulting agreement in consideration for (i) a cash payment of $50,000 and (iii) the issuance of 50,000 shares of the Corporation’s common stock.  The Company valued the 50,000 common shares at the fair market value on the date of grant at $0.68 per share or $34,000.

In December 2011, the Company issued 600,000 shares of the Company’s common stock in connection with an advisory and consulting agreement. The consultant previously acted as a placement agent of Continental whereby the consultant received warrants to purchase Continental’s common stock. Such warrants were assumed by the Company pursuant to the asset purchase agreement entered into with Continental. Additionally, the consultant agreed to cancel 1,056,046 assumed warrants and waive any right to receive the Company’s warrants. The Company valued these common shares at the fair market value on the date of grant at $0.53 per share or $318,000. Accordingly, the Company recognized stock based consulting expense of $318,000 during the year ended December 31, 2011.

On October 31, 2011, the Company entered into amendment agreements with holders of the Company’s 5% convertible promissory notes dated as of February 1, 2011 in the aggregate principal amount of $750,000. Pursuant to the amendment agreements, the fixed conversion price was adjusted from $1.00 to $0.65. The note holders, including Company Board Member Barry Honig, converted their outstanding notes to the Company’s common stock at a conversion price of $0.65 per share. In total, $750,000 of notes was converted, plus accrued interest of $27,555, with the Company issuing 1,196,238 shares in exchange. The Company accounted the reduction of the original conversion price from $1.00 to $0.65 per share and such conversion under ASC 470-20-40 “Debt with Conversion and Other Options” and accordingly recorded interest expense of $230,192 which is equal to the fair value of shares issued in excess of the fair value issuable pursuant to the original conversion terms. As of December 31, 2011, principal and accrued interest on these convertible promissory notes amounted to $0.

Following the consummation of the asset purchase agreement with Continental, certain holders of Continental’s warrants that were received in connection with the private placement of Continental securities (the “Continental Offering”) asserted certain rights against the Company under Section 5(f) of the Continental Warrants (the “Put Right”), which the Company disputed. On October 3, 2011, the Company, Continental and each of the holders of the Continental Warrants that exercised their Put Right, entered into an Agreement and Release (the “Release”) in which the Company agreed to issue to such holder 2 shares of the Company’s common stock (the “Additional Stock”) for every $1.00 invested in the Continental Offering in exchange for cancellation of the Continental Warrants and waiver of ratchet anti-dilution protection from future offerings.  A total of 5,350,000 shares were issued and a total of 4,280,000 stock warrants to purchase shares of the Company’s common stock (equivalent to 5,350,000 Continental warrants) were cancelled in connection with the settlement of the Put Rights. The Company valued these common shares at the fair market value on the date of grant at $0.89 per share or $4,761,500. Accordingly, the Company recognized settlement expense of $4,761,500 during the year ended December 31, 2011.

On November 18, 2011, the Company received an acknowledgment letter pursuant to which the beneficial owner of 500,000 shares of the common stock and a stock option agreement to purchase 600,000 shares of the Company’s common stock agreed, regardless of vesting, to cancel 450,000 shares of common stock and the termination of the 600,000 options. The Company valued and recorded the cancelled shares at par value or $45 against additional paid in capital.

Between October 2011 and December 2011, 7,500,000 shares of Series B Preferred Stock were converted into 7,500,000 shares of common stock.

In December 2011, 750,000 Series A Preferred Stock were converted into 750,000 shares of common stock.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 11 — STOCKHOLDERS’ EQUITY (continued)

Between January 2012 and February 2012, the Company sold an aggregate of 2,237,500 units with net proceeds to the Company of $847,500. Each unit was sold for a purchase price of $0.40 per unit and consisted of: (i) one share of common stock and (ii) a two-year warrant to purchase 50% (1,118,750 warrants) of the number of shares of common stock purchased at an exercise price of $0.60 per share, subject to adjustment upon the occurrence of certain events. The warrants may be exercised at any time on a cashless basis at 100% of the closing price for the common stock on the business day immediately prior to the date of exercise. The Company agreed to file a “resale” registration statement with the SEC covering all shares of common stock and shares of common stock underlying the warrants (including as issued to placement agents) within 60 days of the final closing date of the sale of any units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. The Company agreed to use its reasonable best efforts to have the registration statement declared effective within 120 days of the final closing on the sale of units.

The Company was obligated to pay to investors a fee of one (1%) per month in cash for every thirty day period up to a maximum of six (6%) percent, (i) that the registration statement has not been filed after the filing date, and (ii) following the effectiveness date that the registration statement has not been declared effective; provided, however, that the Company shall not be obligated to pay any such liquidated damages if the Company is unable to fulfill its registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415”, provided the Company registers at such time the maximum number of shares of common stock permissible upon consultation with the staff of the SEC.

In August 2012, the Company entered into waiver agreements with majority of the investors who purchased units pursuant to subscription agreements dated between September 2011 and February 2012 whereby the Company agreed to register the shares of common stock underlying the units with the SEC. The waiver agreement irrevocably and unconditionally waives the liquidated damages in cash or kind related to any failure by the Company to cause the registration statement to be filed on or before a designated filing date or declared effective by the SEC on or before the effectiveness date. Furthermore, the shares of common stock that would be covered by the above discussed registration statement are no longer considered “Registrable Securities” as such term is defined in the governing Registration Rights Agreement and therefore the Company believes it no longer has any obligation under such Registration Rights Agreement to register such shares.

In April 2012, the Company sold an aggregate 4,385,716 shares of common stock to certain investors for an aggregate purchase price of $1,535,000 or a purchase price of $0.35 per share.

On June 19, 2012, the Company issued 12,500,000 shares of its common stock to certain investors in a private placement for an aggregate purchase price of $4,000,000 or a purchase price of $0.32 per share. In connection with the private placement, the Company paid fees of $75,000 and issued 234,375 shares of its common stock to a placement agent as consideration for certain placement agent services. In connection with the private placement, the Company and the purchasers entered into a registration rights agreement dated June 19, 2012 which provides the purchasers certain rights relating to the registration of the common stock under the Securities Act. Pursuant to the registration rights agreement, at any time after December 19, 2012, the purchasers have the right to require the Company to file a registration statement under the Securities Act to register the common stock. In addition, if the Company registers any of its equity securities under the Securities Act, the Company is required to give the purchasers prompt notice of its intention to do so, and the purchasers may request the common stock to be included in the registration statement.

On February 9, 2012, the Company issued 12,000,000 shares of restricted common stock to Stephen Alfers, the Company’s Chief Executive Officer, pursuant to his employment agreement. On February 8, 2013, the Company and Mr. Alfers amended his employment agreement, at the Company’s request, to extend the vesting of 6,000,000 shares of restricted stock until March 14, 2014. These shares originally would have vested on February 9, 2013. On December 23, 2013, the Company and Mr. Alfers entered into the second amendment to his employment agreement dated as of February 9, 2012 whereby the vesting of 6,000,000 restricted shares, of a total of 12,000,000 restricted shares, was accelerated from March 14, 2014 to December 26, 2013.  The vesting schedule for the remaining shares, 3,000,000 shares vesting on February 9, 2014 and 3,000,000 shares vesting on February 9, 2015, remains unchanged.

On March 20, 2012, the Company issued 250,000 shares of common stock to a third party in consideration for payment of legal services rendered of $129,028 and Continental’s accrued legal fees of $170,614 for a total amount of $299,642. The Company valued these common shares for $299,642.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 11 — STOCKHOLDERS’ EQUITY (continued)

In March 2012, the Company issued 200,000 shares of common stock to a consultant in consideration for payment of public relations services rendered. The Company recorded stock based consulting expense and valued these common shares at the fair market value on the date of grants at approximately $0.55 per share or $110,000 for the year ended December 31, 2012.

In March 2012, the Company issued an aggregate of 6,229,718 shares of common stock in connection with the exercise of the 11,399,150 stock warrants on a cashless basis. The Company valued these common shares at par value.

On April 27, 2012, the Company issued 50,000 shares of common stock to a consultant in consideration for certain consulting services rendered. The Company had accrued such consulting expense prior to issuance amounting to $45,000. The Company valued these common shares at the fair market value on the date of grants at approximately $0.90 per share or $45,000.

On April 5, 2012, the Company issued to Victoria Gold. and Victoria Resources (US) Inc. 10 million shares of the Company’s common stock, and a 2 year warrant to purchase 5 million shares of Common Stock at a purchase price of $0.60 per share in connection with the acquisition of rights to approximately 13,300 acres of mining claims and private lands adjacent to the Company’s landholdings at the Relief Canyon Mine in Pershing County, Nevada (see Note 5). The Company valued the 10 million common shares at the fair market value on the date of grants at approximately $0.46 per share or $4,600,000. For the year ended December 31, 2012, the Company recorded the value of such shares and warrants into mineral rights as reflected in the accompanying consolidated balance sheets.

On July 22, 2011, the Company purchased substantially all of the assets of Continental in consideration for (i) 8 shares of the Company’s common stock for every 10 shares of common stock of Continental outstanding; (ii) the assumption by the Company of the outstanding warrants to purchase shares of Continental’s common stock at a ratio of one warrant (the “Company Warrants”) to purchase 8 shares of the Company’s common stock for every Continental Warrant to purchase 10 shares of Continental’s common stock; and (iii) the assumption of Continental’s 2010 Equity Incentive Plan and all options granted and issued thereunder at a ratio of one option to purchase 8 shares of the Company Common Stock for every option to purchase 10 shares of Continental’s common stock outstanding. Between April 2012 and June 2012, the Company issued an aggregate of 9,729,285 shares of its common stock to holders of Company Warrants in consideration for the cancellation of such Company Warrants. Additionally, such holders agreed to the elimination of certain most favored nations provisions or price protection associated with the shares of Continental’s common stock issued in connection with the Continental Warrants (the “Warrant Cancellation Transaction”). The Company issued 9,729,285 shares of the Company’s common stock at a ratio of 300 shares for every 1,000 Company Warrants held. An aggregate of 32,430,954 Company Warrants were cancelled as a result of the Warrant Cancellation Transaction. Accordingly, the Company valued the 9,729,285 common shares at the fair market value on the date of grants ranging between $0.29 to $0.505 per share or $4,883,196. This was reflected as a settlement expense in the Company’s Statement of Operations during the year ended December 31, 2012.

On May 24, 2012, in connection with the Merger Agreement between the Company, Red Battle, and Valor Gold, the Company cancelled 1,750,000 shares of the Company’s common stock. The Company valued these cancelled common shares at par value.

On June 18, 2012, the Company granted 3,000,000 shares of restricted common stock to a director of the Company that were valued at fair market value on the date of grant at approximately $0.34 per share. These restricted shares vest one third at the end of each of the first three years following the date of issuance.

On June 18, 2012, the Company issued 5,000,000 shares of restricted common stock to Mr. Alfers that were valued at fair market value on the date of grant at approximately $0.34 per share. These restricted shares shall vest one third at the end of each of the first three years following the date of issuance. On February 8, 2013, the Company and Mr. Alfers amended, at the Company’s request, the related restricted stock agreement to extend the vesting schedule of the first one third of the shares until March 14, 2014.  These shares originally would have vested on June 18, 2013. On December 23, 2013, the Company and Mr. Alfers entered into the first amendment to the restricted stock agreement to amend that certain restricted stock agreement by and between the Company and Mr. Alfers whereby the vesting of 1,666,667 restricted shares, of a total of 5,000,000 restricted shares, was accelerated from March 14, 2014 to December 26, 2013.  The vesting schedule for the remaining shares, with approximately half of the remaining shares vesting on June 18, 2014 and approximately half the remaining shares vesting on June 18, 2015, remains unchanged.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 11 — STOCKHOLDERS’ EQUITY (continued)

On November 21, 2012, the Company issued 200,000 shares of restricted common stock to Eric Alexander, the Company’s Vice President of Finance and Controller and which were valued at fair market value on the date of grant at approximately $0.35 per share. On February 8, 2013, the Company and Mr. Alexander amended, at the Company’s request, his restricted stock agreement to extend vesting of the first one third of his grant until March 14, 2014. These shares originally would have vested on November 30, 2013.

On December 3, 2012, the Company completed a private placement to several accredited investors for 9,469,548 shares of its common stock and 3,787,819 warrants for aggregate gross proceeds of $3,124,950. The purchase price for one share of common stock and a warrant to acquire 0.40 of a share of common stock was $0.33. The warrants are exercisable immediately at an exercise price of $0.50 per share and will expire on December 7, 2015.  The warrant contains customary adjustment provisions in the event of dividends or recapitalizations. In addition, the Company paid aggregate consideration of 303,030 shares of the Company’s common stock and 121,212 warrants, in lieu of $100,000 as consideration for certain placement agent services in connection with the private placement. In connection with the issuance of the 303,030 shares to the placement agent, the Company valued these common shares at par value.

On February 12, 2013, the Company granted an aggregate of 6,700,000 shares of restricted common stock to a director of the Company and certain employees and consultants of the Company, which were valued at fair market value on the date of grant at approximately $3,417,000 or $0.51 per share. These restricted shares vest one third at the end of each of the first three years from the date of issuance.

On November 1, 2013, pursuant to an employment agreement, the Company granted 125,000 shares of restricted common stock to an employee of the Company which was valued at fair market value on the date of grant at approximately $0.36 per share. These restricted shares vest one third at the end of each of the first three years from the date of issuance.

On December 16, 2013, the Company granted an aggregate of 2,500,000 shares of restricted common stock to certain employees and consultants of the Company, which were valued at fair market value on the date of grant at approximately $875,000 or $0.35 per share. The shares granted to employees (1,300,000) vest one third on the date of grant and one third at the end of each of the years ending two and three years after the date of issuance. These remaining restricted shares issued to consultants vest one third at the end of each of the first three years from the date of issuance.

During the years ended December 31, 2013 and 2012, the Company recorded stock-based compensation expense in connection with restricted stock awards of $4,772,162 and $5,048,047, respectively.  At December 31, 2013, there was a total of $3,527,461 unrecognized compensation expense in connection with restricted stock awards.

Common Stock Options

A summary of the Company’s stock options as of December 31, 2013 and 2012 and changes during the period are presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2011	3,548,000	$1.11	8.45
Granted	32,250,000	0.39	10.0
Exercised	—	—	—
Forfeited	(500,000)	0.81	8.59
Cancelled	—	—	—
Balance at December 31, 2012	35,298,000	0.42	9.11
Granted	350,000	0.42	4.14
Exercised	—	—	—
Forfeited	(2,748,000)	1.17	7.00
Cancelled	—	—	—
Balance outstanding at December 31, 2013	32,900,000	$0.40	8.18
Options exercisable at end of year	32,000,000	$0.40
Options expected to vest	900,000
Weighted average fair value of options granted during the period		$0.24

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 11 — STOCKHOLDERS’ EQUITY (continued)

Stock options outstanding at December 31, 2013 as disclosed in the above table have approximately $26,000 intrinsic value at the end of the year.

On September 29, 2010, the Company’s Board of Directors and stockholders adopted the 2010 Stock Incentive Plan (the “2010 Plan”). Under the 2010 Plan, options may be granted which are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986 (the “Code”) or which are not intended to qualify as Incentive Stock Options thereunder. In addition, direct grants of stock or restricted stock may be awarded.  The 2010 Plan has reserved 2,800,000 shares of common stock for issuance, and there are currently outstanding stock-based awards to purchase 2,150,000 shares of the Company’s common stock under the 2010 Plan.

On February 9, 2012, the holders of approximately 53% of the outstanding shares of the Company’s common stock voted in favor of the adoption of the Company’s 2012 Equity Incentive Plan (the “2012 Plan”).  The Board approved the 2012 Plan on February 9, 2012, which reserves 40,000,000 shares of common stock for issuance thereunder in the form of qualified incentive stock options, non-qualified stock options and restricted stock grants, issuable to the Company’s officers, directors, employees and consultants. As of December 31, 2013, there are 500,000 shares remaining available for future issuances of stock-based awards under the 2012 Plan.

On February 9, 2012, the Company granted 10,000,000 10-year options to purchase shares of common stock at $0.45 to the Company’s CEO. The options were valued at approximately $0.45 per option or a total of $4,537,000 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.49 per share, volatility of 110%, expected term of 10 years, and a risk free interest rate of 2.04%.

On March 6, 2012, the Company granted an aggregate of 1,100,000 10-year options to purchase shares of common stock at $0.45 per share, the market price on the date of issuance, which vests 25% on date of issuance; 25% on each of December 31, 2012; December 31, 2013 and December 31, 2014 to two employees and a consultant of the Company. The 1,100,000 options were valued on the grant date at approximately $0.41 per option or a total of $448,690 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.45 per share, volatility of 103%, expected term of 10 years, and a risk free interest rate of 1.98%.

On April 6, 2012, pursuant to a consulting agreement, the Company agreed to pay Mr. Honig, a director of the Company, a ten-year option to purchase 12,000,000 shares of the Company’s common stock, exercisable at $0.35 per share which vested in full on the date of issuance. The 12,000,000 options were valued on the grant date at approximately $0.39 per option or a total of $4,633,200 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.46 per share, volatility of 105%, expected term of 6 years, and a risk free interest rate of 0.89%.  Additionally, in April 2012, the Company paid a one-time payment of $200,000 to Mr. Honig pursuant to the consulting agreement.

On June 18, 2012, the Company granted an aggregate of 6,000,000 10-year options to purchase shares of common stock exercisable at $0.34 per share to the Company’s CEO and Mr. Honig, a director of the Company. The 6,000,000 options were valued on the grant date at approximately $0.28 per option or a total of $1,660,200 using a Black-Scholes option pricing model with the following assumptions: stock price of 0.34 per share, volatility of 107%, expected term of 6 years, and a risk free interest rate of 0.69%.

On June 18, 2012, the Company granted an aggregate of 2,700,000 10-year options to purchase shares of common stock at $0.34 per share which vests 25% on date of issuance; 25% on each of December 31, 2012; December 31, 2013 and December 31, 2014 to a former director of the Company, three employees and three consultants of the Company. The 2,700,000 options were valued on the grant date at approximately $0.28 per option or a total of $747,090 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.34 per share, volatility of 107%, expected term of 6 years, and a risk free interest rate of 0.69%.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 11 — STOCKHOLDERS’ EQUITY (continued)

Between July 2012 and September 2012, the Company granted 150,000, 4 year options to purchase shares of common stock to a consultant and 300,000, 10 year options to purchase shares of common stock to an employee at exercise prices ranging between $0.31 to $0.36 per share pursuant to an employment and consulting agreement. These options were subject to vesting periods per the terms of their agreement. The 450,000 options were valued on the grant date ranging from approximately $0.24 to $0.28 per option or a total of $119,895 using a Black-Scholes option pricing model with the following assumptions: stock price ranging from $0.31 to $0.36 per share, volatility ranging from $99% to 103%, expected term of 4 to 6 years, and a risk free interest rate of 0.62% to 0.67%.

On February 12, 2013, the Board approved the adoption of a 2013 Equity Incentive Plan (the “2013 Plan”). The 2013 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights and other types of stock-based awards to the Company’s employees, officers, directors and consultants.  Pursuant to the terms of the 2013 Plan, either the Board or a board committee is authorized to administer the plan, including by determining which eligible participants will receive awards, the number of shares of common stock subject to the awards and the terms and conditions of such awards. Up to 40 million shares of common stock are issuable pursuant to awards under the 2013 Plan. As of December 31, 2013, there were 29,375,000 shares remaining available for future issuances of stock-based awards under the 2013 Plan.

In March 2013, the Company granted 150,000 3-year options to purchase shares of common stock exercisable at $0.44 per share to consultants of the Company pursuant to a consulting agreement for business advisory services. The stock options fully vested by May 31, 2013. The 150,000 options were valued on the grant date at approximately $0.25 per option or a total of $38,058 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.44 per share, volatility of 92%, expected term of 3 years, no dividend yield and a risk free interest rate of 0.35%.

In March 2013, the Company extended the exercise period of stock options to purchase 500,000 shares of common stock previously granted to the Company’s former Vice President of Finance and Administration and director on June 18, 2012. The exercise period was extended to December 31, 2013 from March 31, 2013. The Company valued the extension of the option period utilizing the Black-Scholes option pricing model using the following assumptions: estimated volatility of 92%, risk-free interest rate of 0.14%, no dividend yield, and an expected life of 0.75 years, and recorded $35,079 as stock based compensation during the year ended December 31, 2013. Such options were forfeited on December 31, 2013.

In August 2013, the Company granted 200,000 5-year options to purchase shares of common stock exercisable at $0.40 per share to consultants of the Company pursuant to a consulting agreement for investor relations services. The stock options vest immediately and were valued on the grant date at approximately $0.23 per option or a total of $45,080 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.35 per share, volatility of 86%, expected term of 5 years, no dividend yield and a risk free interest rate of 1.57%.

During the years ended December 31, 2013 and 2012, the Company recorded stock based compensation expense related to options of $383,555 and $13,163,509, respectively. At December 31, 2013, there was a total of $96,845 of unrecognized compensation expense related to non-vested options.

Common Stock Warrants

A summary of the Company’s outstanding stock warrants as of December 31, 2013 and 2012 and changes during the period then ended is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2011	35,603,142	$2.64	3.94
Granted	24,482,741	0.56	4.59
Cancelled	(32,430,954)	2.83	3.86
Forfeited	—	—	—
Exercised	(11,399,150)	0.42	4.64
Balance at December 31, 2012	16,255,779	$0.54	2.42
Granted	13,435,590	0.40	3.00
Cancelled	(3,446,748)	0.65	0.60
Forfeited	—	—	—
Exercised	—	—	—
Balance at December 31, 2013	26,244,621	$0.45	2.22
Warrants exercisable at December 31, 2013	26,244,621	$0.45	2.22

Weighted average fair value of options granted during the year ended December 31, 2013		$0.17

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

For the years ended December 31, 2013 and 2012, the Company recognized stock based compensation of $0 and $165,730, respectively, which represents the portion of the vested replacement warrants awards attributable to post-combination services due to the assumption of the stock warrants of Continental during fiscal 2011 and was accounted for under ASC 805-30-30-9 (“Acquirer Share-Based Payment Awards Exchanged for Awards Held by the Acquiree’s Employees).

Between January and February 2012, the Company sold an aggregate of 2,237,500 units with net proceeds to the Company of $847,500. Each unit was sold for a purchase price of $0.40 per unit and consisted of: (i) one share of common stock and (ii) a two-year warrant to purchase 50% (1,118,750 warrants) of the number of shares of common stock purchased at an exercise price of $0.60 per share, subject to adjustment upon the occurrence of certain events. The warrants may be exercised at any time on a cashless basis at 100% of the closing price for the common stock on the business day immediately prior to the date of exercise. In March 2012, the Company issued 336,974 shares of common stock in connection with the exercise of these 968,750 stock warrants on a cashless basis.

On February 23, 2012, the Company entered into a Stock Purchase Agreement with two subscribers and sold 1,000,000 shares of the Series D Preferred Stock and an aggregate of 8,750,000 warrants to acquire shares of Common Stock for an aggregate purchase price of $1,000,000. On March 29, 2012, the Company issued 2,967,143 shares of common stock in connection with the exercise of 5,250,000 stock warrants on a cashless basis.

On February 23, 2012, as previously discussed, in connection with a Note Modification Agreement, the Company issued warrants to purchase an aggregate of 4,144,320 shares of common stock to Platinum and warrants to purchase an aggregate of 1,036,080 shares of common stock to Lakewood (see Note 8). The warrants may be exercised at any time, in whole or in part, at an exercise price of $0.40 per share until the fifth anniversary of their issuance. The warrants may be exercised on a cashless basis at any time. In February 2012, the Company issued 2,925,601 shares of common stock in connection with the exercise of these 5,180,400 stock warrants on a cashless basis.

On March 6, 2012, the Company issued a warrant to purchase 400,000 shares of the Company’s common stock at an exercise price equal to the market price of the Company’s common stock on the date of issuance or at $0.45 per share to a consultant in consideration for services rendered. The 400,000 warrants were valued on the grant date at approximately $0.41 per option or a total of $163,155 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.45 per share, volatility of 110%, expected term of 10 years, and a risk free interest rate of 1.98%. For the year ended December 31, 2012, the Company recognized stock based consulting of $163,155.

On April 5, 2012, the Company issued to Victoria Gold and Victoria Resources (US) Inc. 10 million shares of the Company’s common stock, and a 2 year warrant to purchase 5 million shares of common stock at a purchase price of $0.60 per share in connection with the acquisition of rights to approximately 13,300 acres of mining claims and private lands adjacent to the Company’s landholdings at the Relief Canyon Mine in Pershing County, Nevada (see Note 5). The 5 million warrants were valued on the grant date at approximately $0.22 per warrant or a total of $1,109,441 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.46 per share, volatility of 105%, expected term of 2 years, and a risk free interest rate of 0.35%. For the year ended December 31, 2012, the Company recorded the value of such shares and warrants into mineral rights as reflected in the accompanying consolidated balance sheets.

On December 3, 2012, the Company completed a private placement to several accredited investors for 9,469,548 shares of its common stock and 3,787,819 warrants for aggregate gross proceeds of $3,124,950. The warrants are exercisable immediately at an exercise price of $0.50 per share and will expire on December 7, 2015.  The warrant contains customary adjustment provisions in the event of dividends or recapitalizations. In addition, the Company paid aggregate consideration of 303,030 shares of the Company’s common stock and 121,212 warrants, in lieu of $100,000 as consideration for certain placement agent services in connection with the private placement.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 11 — STOCKHOLDERS’ EQUITY (continued)

In May 2013, the Company paid a total of $45,484 in connection with the cancellation of 3,446,748 warrants to acquire the Company’s common stock. This was reflected as warrant settlement expense in the Company’s Statement of Operations during the year ended December 31, 2013.

In August 2013, as part of the Series E Preferred Stock private placement, the Company issued a total of 13,435,590 3-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.40 per share.

Treasury Stock

The Company accounts for treasury stock under the cost method. On December 16, 2013, the Company repurchased 127,015 shares of its common stock from certain employees of the Company for $44,455. Such purchase price of the treasury stock is reflected separately as a deduction from stockholders’ equity.

NOTE 12 — NET LOSS PER COMMON SHARE

Net loss per common share is calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic loss per share is computed by dividing net loss available to common stockholders, adjusted for preferred dividends, by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include anti-dilutive common stock equivalents in the weighted average shares outstanding. The following table sets forth the computation of basic and diluted loss per share:

	For the year ended December 31, 2013	For the year ended December 31, 2012

Numerator:
Loss from continuing operations available to common stockholders	$(18,205,047)	$(51,776,676)
Loss from discontinued operations	$—	$(50,298)

Denominator:
Denominator for basic and diluted loss per share (weighted-average shares)	272,620,776	219,530,283

Loss per common share, basic and diluted:
Loss from continuing operations	$(0.07)	$(0.24)
Loss from discontinued operations	$(0.00)	$(0.00)

The following were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s loss from continuing operations and loss from discontinued operations. In periods where the Company has a net loss, all dilutive securities are excluded.

	December 31, 2013	December 31, 2012
Common stock equivalents:
Stock options	32,900,000	35,298,000
Stock warrants	26,244,621	16,255,779
Convertible preferred stock	33,555,000	—

	92,699,621	51,553,779

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 13 — DISCONTINUED OPERATIONS

In September 2011, the Company decided to discontinue its sports and entertainment business and prior periods have been restated in the Company’s consolidated financial statements and related footnotes to conform to this presentation. On September 1, 2011, the Company disposed of its Empire subsidiary pursuant to a stock purchase agreement by and between the Company, Empire and CII. Prior to the purchase, CII was the owner of a 33 1/3% minority interest with Empire in Capital Hoedown, Inc., an Ontario corporation, formed to undertake an event held during August 2011. Pursuant to the stock purchase agreement, the Company agreed to sell Empire to CII, including the 66.67% equity ownership interest in Capital Hoedown, for $500,000 which was payable on March 31, 2012 pursuant to a Senior Promissory Note issued by CII to the Company which bears interest at 8% per annum. During 2012 the outstanding note balance was fully written off as a bad debt.

The following table sets forth for the years ended December 31, 2013 and 2012 indicated selected financial data of the Company’s discontinued operations of its sports and entertainment business.

	December 31, 2013	December 31, 2012
Revenues	$—	$—
Cost of sales	—	—
Gross profit (loss)	—	—
Operating and other non-operating expenses	—	(50,298)

Loss from discontinued operations	—	(50,298)
Gain from sale of sports and entertainment business	—	—
Loss from discontinued operations	$—	$(50,298)

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Operating Lease

In February 2012, the Company signed a three year lease agreement for office space located in Lakewood, Colorado containing approximately 2,390 net rentable square feet with a term commencing in March 2012 and expiring in April 2015. The lease requires the Company to pay an annual base rent of $18.50 per rentable square foot or $44,215 plus a pro rata share of operating expenses. The base rent is subject to annual increases beginning on May 1, 2013 as defined in the lease agreement. Future minimum rental payments required under the lease are as follows:

2014	$46,207
2015 and thereafter	15,535
$61,742

Rent expense was $45,012 and $28,050 for the years ended December 31, 2013 and 2012, respectively.

Mining Leases

As more fully discussed in Note 5 — Mineral Properties the Company leases certain mineral properties on its Pershing Pass Property. The future minimum lease payments under these mining leases are as follows:

2014	$10,000
2015	10,000
2016	20,000
2017	25,000
2018	25,000
Thereafter	117,500
$207,500

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 14 — COMMITMENTS AND CONTINGENCIES (continued)

The Company incurred mining lease payments of $25,000 and $10,000 for the years ended December 31, 2013 and 2012, respectively.

Litigation

Relief Gold

Relief Gold Group, Inc., v Sagebrush Gold Ltd, Gold Acquisition Corp., Barry C. Honig, and David S. Rector (12 civ 0952)

On February 7, 2012, the Company obtained a copy of a complaint filed in the United States District Court for the Southern District of New York (the “Complaint”) entitled Relief Gold Group, Inc., v Sagebrush Gold Ltd, Gold Acquisition Corp., Barry C. Honig, and David S. Rector (12 civ 0952). Relief Gold alleged various causes of action including breach of contract, intentional interference with contract, intentional interference with prospective business relationship/economic relations, misappropriation of trade secrets and unjust enrichment, related to the Company’s acquisition on August 30, 2011 of the assets of the Relief Canyon Mine pursuant to Chapter 11 of the Bankruptcy Code. Relief Gold sought money damages and to enjoin Sagebrush, Honig, Rector and GAC from exercising its rights and privileges gained or acquired as a result of any alleged unlawful conduct, including any management rights over GAC or the assets acquired by GAC as a result of the alleged wrongful conduct of the other defendants. Relief Gold further sought to disgorge the profits, benefits and any other advantages gained by reason of the alleged unlawful conduct. The Company served and filed its answer to the Complaint on May 24, 2012, in which it denied the material allegations and asserted a number of affirmative defenses. On September 18, 2012, a stipulation and order to transfer the case to the Northern District of Nevada was filed and the case was transferred to said court.

The Company disputed the allegations in the Complaint and defended the claims. On or about February 29, 2012, Gold Acquisition Corp. commenced an adversary proceeding in the United States Bankruptcy Court for the District of Nevada against FirstGold, Terence Lynch and Relief Gold Group, and moved, by order to show cause, for a preliminary injunction and temporary restraining order staying the prosecution of the above-referenced action pending in the Southern District. The motion for a preliminary injunction was denied on or about March 15, 2012. Relief Gold and Lynch filed a motion to dismiss and a hearing was set for May 2013.

Pursuant to the stipulation of all parties, this proceeding was dismissed with prejudice on April 17, 2013.

Gold Acquisition Corp., v FirstGold Corp. et al (Case No. 12-05013-GWZ)

On or about February 29, 2012, Gold Acquisition Corp. (“GAC”) commenced an adversary proceeding in the United States Bankruptcy Court for the District of Nevada against FirstGold, Terence Lynch and Relief Gold Group, and moved, by order to show cause, for a preliminary injunction and temporary restraining order staying the prosecution of the above-referenced action pending in the Southern District. The motion for a preliminary injunction was denied on or about March 15, 2012. Firstgold filed a motion to dismiss the complaint on April 23, 2012. On June 27, 2012, the Court ordered a “stand still” of this litigation, effectively staying any further action, until December 12, 2012, extended until the hearing on the Adversary Complaint Defendants’ Motion to Dismiss scheduled for May 2013.

GAC also filed a Motion for Order to Show Cause in Firstgold’s main bankruptcy action Case No. 10-50215-GWZ requesting that the court require Firstgold to complete documentation for conveyance of property. That motion was granted on or about February 28, 2012.

Pursuant to the stipulation of all parties, this proceeding was dismissed with prejudice on April 30, 2013.

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 15 - INCOME TAXES

The Company accounts for income taxes under ASC Topic 740: Income Taxes which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company has a net operating loss carryforward for tax purposes totaling approximately $28.9 million at December 31, 2013, expiring through the year 2033. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after certain ownership shifts.

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the year ended December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012
Tax benefit computed at “expected” statutory rate	$(4,795,151)	$(16,695,036)
State income taxes, net of benefit	—	—
Permanent differences :
Stock based compensation and consulting	866,305	240,786
Prior year true-ups	(439,456)	—
Loss (gain) from change in fair value of derivative liability	—	494,700
Amortization of debt discount, deferred financing cost, and other non-cash interest	—	3,768,000
Stock based settlement expense	—	1,660,300
Loss on extinguishment of debts	—	1,621,700
Other	(17,014)	55,334
Increase in valuation allowance	4,385,316	8,854,216
Net income tax benefit	$—	$—

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the year ended December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012

Computed “expected” tax expense (benefit)	(34.0)%	(34.0)%
State income taxes	0%	0%
Permanent differences	2.91%	15.5%
Change in valuation allowance	31.09%	18.5%

Effective tax rate	0.0%	0.0%

PERSHING GOLD CORPORATION AND SUBSIDIARIES

(FORMERLY SAGEBRUSH GOLD LTD.)

(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 15 - INCOME TAXES (continued)

The Company has a deferred tax asset which is summarized as follows at December 31, 2013 and 2012:

Deferred tax assets:

	December 31, 2013	December 31, 2012
Net operating loss carryover	$9,812,057	$6,694,996
Stock based compensation	7,461,894	6,940,860
Stock held for sale	—	(1,131,290)
Depreciable and depletable assets	(469,134)	1,145,470
Mining explorations	620,492	836,910
Capital loss carryforward	1,482,863	271,490
Other	6,800	(228,780)
Less: valuation allowance	(18,914,972)	(14,529,656)
Net deferred tax asset	$—	$—

After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2013, due to the uncertainty of realizing the deferred income tax assets. The valuation allowance was increased by approximately $4.4 million.

NOTE 16 — SUBSEQUENT EVENTS

During February and March 2014 certain holders of the Company’s Series E Convertible Preferred Stock converted 1,473 shares into 4,419,000 shares of common stock of the Company in accordance with the Series E certificate of designation. The conversion rate applied to these exchanges was 3,000 shares of common stock for each share of Series E which was equivalent to a conversion price of $0.33 per share of common stock.

40,656,836 Shares

PERSHING GOLD CORPORATION

Common Stock

PROSPECTUS

September 24, 2014